    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1999.


                                                      REGISTRATION NO. 333-71173
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                         INTERLINQ SOFTWARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          WASHINGTON                         7372                         91-1187540
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                             11980 N.E. 24TH STREET
                           BELLEVUE, WASHINGTON 98005
                                 (425) 827-1112
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           -------------------------

                                JIRI M. NECHLEBA
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         INTERLINQ SOFTWARE CORPORATION
                             11980 N.E. 24TH STREET
                           BELLEVUE, WASHINGTON 98005
                                 (425) 827-1112
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                           -------------------------

                                   COPIES TO:

             LINDA A. SCHOEMAKER                            KENNETH L. GUERNSEY
              ALEXANDER T. ALLEN                               JAMES R. JONES
               PERKINS COIE LLP                              COOLEY GODWARD LLP
        1201 THIRD AVENUE, 40TH FLOOR                  ONE MARITIME PLAZA, 20TH FLOOR
        SEATTLE, WASHINGTON 98101-3099              SAN FRANCISCO, CALIFORNIA 94111-3580
                (206) 583-8888                                 (415) 693-2000

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                           -------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     PRELIMINARY PROXY MATERIALS

                         INTERLINQ SOFTWARE CORPORATION
                             11980 N.E. 24TH STREET
                           BELLEVUE, WASHINGTON 98005

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY    , 1999


     On May   , 1999, we will hold a special meeting of shareholders at our headquarters, 11980 N.E. 24th Street, Bellevue, Washington 98005. The special meeting will begin at 10 a.m. local time.



     Only shareholders who owned Interlinq common stock at the close of business on March 31, 1999 can vote at this special meeting or any adjournments or postponements that may take place. On that date there were 5,129,148 shares outstanding. At the special meeting you will be asked to:



          1. Vote upon a proposal to approve the merger agreement, dated December 29, 1998, that we have entered into with Terlin, Inc.



          2. Vote upon proposals to amend our articles of incorporation as follows:



            - an amendment eliminating the classification of directors in staggered terms;



            - an amendment eliminating our ability to issue preferred stock in the future;



            - an amendment providing for shareholder action to be taken by less than unanimous written consent if we are no longer a public company; and



            - an amendment reducing, from two-thirds to a simple majority, the number of outstanding shares required to approve future amendments to our articles.



          3. Vote upon proposals to amend our bylaws as follows:



            - an amendment reducing to not less than 10 days the amount of time required to provide you with advance notice of a stockholder meeting;



            - amendments relating to our board that would eliminate the classification of directors in staggered terms, reduce a director's term to one year, allow vacancies on the board to be filled by the board or a majority vote of our shareholders and allow a director to be removed by a majority vote of our shareholders; and



            - an amendment providing for future amendments of our bylaws to be authorized by the board or a majority vote of our shareholders.



          4. Vote upon a proposal authorizing a reverse split of our common stock following the merger.



          5. Transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.



     The affirmative vote of a majority of our outstanding shares is required to approve each of the proposals described in paragraphs 1 through 4 above. You are entitled to exercise dissenters' rights in connection with the merger and the reverse stock split.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR STOCK WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU GIVE IN YOUR PROXY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTE IS TAKEN AT THE SPECIAL MEETING BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH OUR CORPORATE SECRETARY A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING.


                                          By Order of the Board of Directors

                                          Stephen A. Yount
                                          Corporate Secretary

Bellevue, Washington
April      , 1999

                                               PRELIMINARY PROXY MATERIALS


                         INTERLINQ SOFTWARE CORPORATION

                             11980 N.E. 24TH STREET

                           BELLEVUE, WASHINGTON 98005

                           -------------------------


                           PROXY STATEMENT/PROSPECTUS

                           -------------------------


                        SPECIAL MEETING OF SHAREHOLDERS

                                 TO BE HELD ON
                            MAY    , 1999 AT 10 A.M.


     We have entered into a merger agreement with Terlin, Inc., which is controlled by W.R. Hambrecht + Co. Terlin and its affiliates and associates own approximately 7.3% of our shares. You may tell us whether you prefer to retain your shares following the merger or receive cash of $9.25 per share. However, because the number of Interlinq shares retained by our existing shareholders in the merger must total exactly 1,250,000 shares, you may not receive all of the cash or shares you would like to receive.



     As shown in the following table, if our shareholders collectively elect to retain less than 1,250,000 shares, then shares will be allocated proportionally to all shareholders who otherwise would receive cash. If, on the other hand, shareholders elect to retain more than 1,250,000 shares, then a pro rata portion of shares that would otherwise be retained will instead be exchanged for $9.25 per share. Because our shareholders are not required to submit their elections until the day prior to the special meeting, at the time of the special meeting the number of retained shares and the amount of cash each shareholder will receive will not be known.





                   SHAREHOLDER ELECTS CASH FOR          SHAREHOLDER ELECTS TO RETAIN
                           1,000 SHARES                         1,000 SHARES
 PERCENT OF     ----------------------------------   -----------------------------------
TOTAL SHARES                         NUMBER OF          NUMBER OF
THAT ELECT TO      NUMBER OF      SHARES EXCHANGED   SHARES EXCHANGED      NUMBER OF
RECEIVE CASH    RETAINED SHARES       FOR CASH           FOR CASH       RETAINED SHARES
-------------   ---------------   ----------------   ----------------   ----------------
    100%              244                756                 0               1,000
     50%                0              1,000               256                 744
      0%                0              1,000               756                 244



     THE MERGER CANNOT BE COMPLETED UNLESS OUR SHAREHOLDERS APPROVE THE MERGER AGREEMENT AND AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND BYLAWS. Our board is soliciting proxies for use at the special meeting to vote on the merger agreement, the proposals to amend our articles of incorporation and bylaws and the proposal regarding a reverse split of our common stock. If effected, the reverse split would result in some shareholders being cashed out at $9.25 per share, and information about our business and financial condition may no longer be publicly available.



     In addition to the 1,250,000 Interlinq shares that will remain outstanding following the merger, each of the approximately 2,150,000 shares of Terlin stock that will be outstanding immediately before the merger will be converted into one Interlinq share in the merger. Accordingly, we will have approximately 3,400,000 shares of common stock outstanding after the merger. Affiliates of Terlin, including W.R. Hambrecht/INLQ, expect to own beneficially at least 63.3% of our common stock immediately following the merger.



     SHAREHOLDERS WHO WISH TO RETAIN SOME OR ALL OF THEIR SHARES AND CONTINUE TO OWN THEM FOLLOWING THE MERGER MUST SUBMIT THOSE SHARES AND A COMPLETED ELECTION FORM NO LATER THAN THE CLOSE OF BUSINESS ON THE DAY PRIOR TO THE SPECIAL MEETING. SHAREHOLDERS WHO WISH TO RECEIVE THE CASH PAYMENT OF $9.25 PER SHARE IN EXCHANGE FOR SOME OR ALL OF THEIR SHARES DO NOT NEED TO SUBMIT THOSE SHARES UNTIL AFTER THE SPECIAL MEETING.



     Our common stock trades on the Nasdaq National Market under the symbol "INLQ." As a result of the transactions contemplated by the merger agreement, we may become a private company and our common stock potentially would no longer trade publicly on the Nasdaq National Market.

                           -------------------------


     PLEASE READ THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROXY STATEMENT/ PROSPECTUS.


     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THESE SECURITIES, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                           -------------------------

     This proxy statement/prospectus is dated April   , 1999.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE
  MERGER AND REVERSE STOCK SPLIT.....    1
SUMMARY..............................    2
  The Companies......................    2
  The Merger.........................    2
  Reasons for the Merger.............    4
  Amendments to Article of
     Incorporation and Bylaws........    5
  Reverse Stock Split................    5
  Recommendation to Shareholders.....    5
  Tax Consequences...................    6
  Debt Financing.....................    6
  Risk Factors.......................    6
RISK FACTORS.........................    8
  Risks Associated With the Merger...    8
  Risks Associated With Our
     Business........................   11
SPECIAL FACTORS......................   15
  Recommendation of the Interlinq
     Board...........................   15
  Background of the Merger...........   15
  Fairness of the Merger.............   21
  Purpose and Structure of the
     Merger..........................   27
  Merger Consideration; Stock
     Election........................   27
  Broadview's Fairness Opinion.......   28
  KPMG LLP's Purchase Price
     Allocation Report...............   37
  Plans for Interlinq After the
     Merger..........................   38
  Management Following the Merger....   38
  Risk That Merger Will Not Be
     Consummated.....................   39
  Anticipated Accounting Treatment...   39
  Nasdaq Delisting...................   39
  Dissenters' Rights.................   39
  Some Effects of the Merger.........   39
  Interests of Persons in the Merger;
     Conflicts of Interest...........   40
  Sources and Uses of Funds..........   43
STOCK PRICE AND DIVIDEND
  INFORMATION........................   45
SELECTED FINANCIAL INFORMATION.......   46
UNAUDITED PRO FORMA FINANCIAL
  INFORMATION........................   47
THE COMPANIES........................   56
  Interlinq..........................   56
  Terlin.............................   56
THE SPECIAL MEETING..................   57
  General............................   57
  Matters to Be Considered at the
     Special Meeting; Dissenter's
     Rights..........................   57
  Recommendation of Interlinq
     Board...........................   58
  Record Date; Shares Entitled to
     Vote; Vote Required.............   58
  Proxies; Adjournments; Proxy
     Solicitation....................   58
ELECTION PROCEDURES..................   59
  Form of Election...................   59
  Exchange of Certificates...........   60
THE MERGER AGREEMENT.................   61
  The Merger.........................   61
  Closing and Effective Time.........   61
  Conversion of Shares...............   62
  Exchange of Common Stock
     Certificates....................   63
  Effect of the Merger on Stock
     Options.........................   65
  Operation of Interlinq's Business
     Prior to the Merger.............   65
  No Solicitation....................   67
  Financing..........................   68
  Representations and Warranties.....   69
  Conditions to Closing..............   69
  Termination........................   71
  Fees and Expenses..................   72
  Amendment of the Merger
     Agreement.......................   74
  Indemnification of Directors and
     Officers Under the Merger
     Agreement.......................   74
DEBT FINANCING.......................   74
  Senior Secured Credit Facilities...   74
  Structure..........................   75
  Availability.......................   75
  Security...........................   76
  Guaranty...........................   76
  Interest...........................   76
  Fees...............................   77
  Covenants..........................   77
  Events of Default..................   78
EQUITY FINANCING OF TERLIN...........   78
  W.R. Hambrecht/INLQ, LLC Operating
     Agreement.......................   79
  W.R. Hambrecht/INLQ Guarantors, LLC
     Operating Agreement.............   79
  W.R. Hambrecht/INLQ Management, LLC
     Operating Agreement.............   80
GOING PRIVATE TRANSACTION............   80
REVERSE STOCK SPLIT..................   81
  Vote Needed for Approval...........   81
  Effects of the Reverse Stock
     Split...........................   81
  Reasons for the Reverse Stock
     Split...........................   82

  Exchange of Stock Certificates and Payment for
     Fractional Shares..........................         83
  Dissenter's Rights............................         84
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
  AND THE REVERSE STOCK SPLIT...................         84
  Treatment of the Merger and the Reverse Stock
     Split as Combined Versus Separate
     Transactions...............................         85
  Tax Impact if the Merger and the Reverse Stock
     Split are Treated Separately for Tax
     Purposes...................................         85
     Merger.....................................         85
     Reverse Stock Split........................         87
  Tax Impact if the Merger and the Reverse Stock
     Split Are Aggregated for Tax Purposes......         88
  Alternative Minimum Tax.......................         88
  Withholding...................................         89
DIRECTOR AND EXECUTIVE OFFICER INFORMATION......         89
  Directors.....................................         89
  Committees and Meetings of the Board of
     Directors..................................         90
  Directors' Fees...............................         91
  Executive Officers............................         92
  Compensation of Executive Officers............         92
  Employment Contracts, Termination of
     Employment and Change in Control
     Arrangements...............................         94
  Compensation Committee Report on Executive
     Compensation...............................         95
STOCK OPTION PLANS..............................         97
  Description of the Plans......................         97
  New Plan Benefits.............................         99
  Federal Income Tax Consequences of the Stock
     Option Plans...............................         99
PRINCIPAL HOLDERS OF OUR VOTING SECURITIES......        100
  Security Ownership of Beneficial Owners.......        100
  Security Ownership of Management..............        102
  Transactions by Persons in Interlinq Common
     Stock......................................        103
DESCRIPTION OF INTERLINQ CAPITAL STOCK..........        103
  Interlinq Common Stock........................        104
  Interlinq Preferred Stock.....................        104
  Washington Anti-takeover Statute..............        104
  Capital Stock of Interlinq following the
     Merger and Reverse Stock Split.............        105
AMENDMENTS TO ARTICLES OF INCORPORATION AND
  BYLAWS........................................        105
     General....................................        105
     Amendments to Articles of Incorporation....        105
     Amendments to Bylaws.......................        106
STATUTORY ANTITAKEOVER PROTECTION...............        107
RIGHTS OF DISSENTING INTERLINQ SHAREHOLDERS.....        107
EXPERTS.........................................        110
LEGAL MATTERS...................................        110
INDEPENDENT AUDITORS............................        110
FORWARD-LOOKING STATEMENTS......................        110
WHERE YOU CAN FIND MORE INFORMATION.............        111
INCORPORATION OF DOCUMENTS BY REFERENCE.........        111
OTHER INFORMATION AND SHAREHOLDER PROPOSALS.....        112


Appendix A Agreement and Plan of Merger
Appendix B Opinion of Broadview International LLC
Appendix C Amendment to Articles of Incorporation for Reverse Stock Split Appendix D Post-Merger Articles of Incorporation
Appendix E Post-Merger Bylaws
Appendix F Chapter 23B.13 of the Washington Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                            AND REVERSE STOCK SPLIT

Q.  WHAT DO I NEED TO DO NOW?


A. After carefully reading and considering the information contained in this document, please fill out, date and sign your proxy card. Then mail your signed proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your shares may be represented at the special meeting. IN ADDITION, IF YOU WISH TO RETAIN ALL OR PART OF YOUR SHARES, YOU MUST SUBMIT YOUR STOCK CERTIFICATES AND FORM OF ELECTION PRIOR TO THE CLOSE OF BUSINESS ON THE DAY BEFORE THE SPECIAL MEETING. See "-- Should I send in my stock certificates now?"



Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?



A. Your broker will vote your shares only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.


Q.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR CONSENT
    FORM?


A. You can change your vote at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to our corporate secretary. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.


Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?


A. If you want to retain all or part of your shares, you must deliver your stock certificates representing the shares you wish to retain, duly endorsed by you on the back, together with your signed form of election, to ChaseMellon Shareholder Services LLC at 520 Pike Street #1220 Seattle, WA
    98101 by 5:00 p.m. Seattle time on May   , 1999. This is the last business
    day before the special meeting. To the extent you receive the cash payment of $9.25 per share in the merger, we will send you written instructions on how to exchange your stock certificates after the merger is completed.


Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A.  We are working toward completing the merger as quickly as possible after the
    special meeting, possibly on or around May   , 1999.


WHO CAN HELP ANSWER MY QUESTIONS?



     If you have more questions about the merger, you should contact:



                        Allen Nelson & Co. Incorporated


                                 P.O. Box 16157


                               Seattle, WA 98116


                              Phone (206) 938-5783


                               Fax (206) 938-2072





     This proxy statement/prospectus incorporates important business and financial information about Interlinq that is not included or delivered with this document. Such information is available without charge to Interlinq shareholders upon written or oral request. Contact Interlinq Investor Relations at 11980 N.E. 24th Street, Bellevue, Washington 98005. Interlinq's telephone number is (425) 827-1112.



     TO OBTAIN TIMELY DELIVERY OF THE REQUESTED DOCUMENTS PRIOR TO THE SPECIAL
MEETING, YOU MUST REQUEST THEM NO LATER THAN MAY   , 1999, WHICH IS FIVE
BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger and the reverse stock split, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information."

THE COMPANIES


     INTERLINQ SOFTWARE CORPORATION. We are a leading provider of personal computer-based business solutions for the residential mortgage and construction lending industry. We have two business divisions. Our Mortgage Technology Division provides business solutions to approximately 2,000 banks, savings institutions, mortgage banks, mortgage brokers and credit unions. Our new Enterprise Technology Division provides process-centered, enterprise application integration solutions both directly and through third-party application developers, original equipment manufacturers and system integrators. We are a Washington corporation founded in 1982.


     TERLIN, INC. Terlin is a Washington corporation that was incorporated on December 16, 1998. It has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. All of the outstanding capital stock of Terlin will be owned by W.R. Hambrecht/ INLQ, which will be controlled by W.R. Hambrecht + Co. All references in this proxy statement/prospectus to W.R. Hambrecht + Co. are references to W.R. Hambrecht + Co., LLC, a limited liability company, and all references to W.R. Hambrecht/INLQ are references to W.R. Hambrecht/INLQ, LLC, a limited liability company.

THE MERGER


     STRUCTURE OF THE MERGER. In the merger, 1,250,000 shares of our currently outstanding common stock will remain outstanding. All other outstanding shares of our common stock will be converted into the right to receive a cash payment of $9.25 per share, except for any shares held by shareholders who have properly exercised dissenters' rights. In addition, each of the approximately 2,150,000 shares of Terlin stock that will be outstanding immediately prior to the merger will be converted into one share of our common stock in the merger.



     You will be able to elect to retain all or a portion of your shares and continue to own them after the merger. However, because the number of shares to be retained by our existing shareholders must total exactly 1,250,000 shares, your right to retain shares or receive the $9.25 per share cash payment is subject to proration. If holders of more than 1,250,000 shares of our common stock elect to retain their shares, shareholders making that election will retain shares pro rata based on the number of shares they requested to retain, and will receive the $9.25 per share cash payment for their remaining shares. If holders of fewer than 1,250,000 shares elect to retain their shares, shareholders who would otherwise receive the $9.25 per share cash payment for all of their shares will instead be required to retain a pro rata portion of their Interlinq shares.


     Since 1,250,000 shares is 24.4% of Interlinq's outstanding shares, if holders of more than 24.4% of Interlinq's shares elect to retain those shares, they will be required to receive the cash payment for a portion of those shares. Conversely, if holders of more than 75.6% of Interlinq's shares want to receive cash, they will be required to retain a portion of their shares. Interlinq shares held by affiliates of Terlin will be treated the same as all other Interlinq shares and will be subject to proration.


     BOARD AND MANAGEMENT FOLLOWING THE MERGER. The current officers and directors of Interlinq will remain officers and directors after the merger, with the addition of John D. Delafield, a partner of W. R. Hambrecht + Co., who will serve as a director on our board of directors after the merger.


     INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER. Our executive officers, who are Jiri M. Nechleba, Stephen A. Yount and Patricia Graham, and our non-employee directors may be deemed to have interests in the merger that are in addition to their interests as our shareholders generally. For example, our executive officers will receive a cash payment in exchange for their agreement to allow their options to terminate unexercised in an amount totaling, in the aggregate, approximately $2,512,000. These options include, in the aggregate, 296,750 options which are currently unvested and whose vesting is being accelerated in connection with the merger, and 301,750 options which are currently vested. In addition, these persons will receive new options to acquire, in the aggregate, approximately 511,600 Interlinq shares after the merger. See "Special Factors -- Interests of Certain Persons in the Merger; Conflicts of Interest."



     SOURCES AND USES OF FUNDS IN THE MERGER. The merger will be funded through approximately $13,850,000 in equity contributed by Terlin, up to $8,100,000 of our cash and approximately $22,500,000 in senior debt. The funds will be used to make the aggregate cash payments to shareholders and option holders as well as to pay expenses resulting from the merger.


     CONDITIONS TO THE MERGER. The completion of the merger depends upon meeting or waiving a number of conditions, including:

- We shall have completed financing arrangements for up to approximately $25 million in senior debt or shall have otherwise received sufficient funds to pay the aggregate cash payments for our shares and to meet our working capital requirements;


- The merger agreement and the amendments to our articles and bylaws shall have been duly approved by the required vote of our shareholders;

- The representations and warranties of the parties shall have been materially accurate as of the date of the merger agreement, and shall be accurate in all respects as of the closing date of the merger as if made at that date, with certain qualifications;

- The covenants and obligations of the parties shall have been complied with and performed in all material respects as of the closing date of the merger; and

- No material adverse change in our business, financial condition, operations or operating results shall have occurred, and no event shall have occurred or circumstance shall exist that could reasonably be expected to have a material adverse effect on our business, operating results, financial condition or operations.


     The approval of the amendments to our articles and bylaws is a condition to completing the merger. However, Terlin may elect to waive this condition at any time. The approval of the reverse stock split is not a condition to completing the merger.



     TERMINATION OF THE MERGER AGREEMENT. We and Terlin can agree to terminate the merger agreement at any time, even if you and the other shareholders have approved the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:


- The merger has not been completed on or before May 31, 1999;

- The other party materially fails to perform under the merger agreement;

- A judgment, injunction, order, decree or action by a governmental entity preventing the merger has become final and nonappealable; or

- Another proposal to merge with us or acquire us is publicly announced that qualifies as an "Acquisition Proposal" under the merger agreement and we take certain actions described in the merger agreement.

See "The Merger Agreement -- Termination."

     TERMINATION FEES. Under certain circumstances, depending on the reason for the termination of the merger agreement, we may be obligated to either reimburse Terlin for all its reasonable out-of-pocket expenses and fees, pay Terlin $625,000 plus reimbursements for all its reasonable out-of-pocket expenses and fees, or pay Terlin $1,250,000 plus reimbursements for all its reasonable out-of-pocket expenses and fees. See "The Merger Agreement -- Fees and Expenses."

     ACCOUNTING TREATMENT. We expect that the merger will be accounted for as a leveraged recapitalization. Accordingly, the historical basis of our assets and liabilities would not be affected by the merger. See "Special Factors -- Anticipated Accounting Treatment."

     OPINION OF INTERLINQ'S FINANCIAL ADVISOR. Broadview International LLC has delivered its written opinion, dated December 29, 1998, to our board of directors to the effect that the merger is fair, from a financial point of view, to the holders of Interlinq common stock, other than Terlin and its affiliates. The full text of the Broadview opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this proxy statement/prospectus.


     DISSENTERS' RIGHTS. You have the right to dissent from the proposed merger and the reverse stock split and to receive payment of the "fair value" of your shares of Interlinq common stock, as provided in Sections 23B.13.101 through 23B.13.310 of the Washington Business Corporation Act. See "Rights of Dissenting Interlinq Shareholders."



REASONS FOR THE MERGER



     In determining that the merger is fair to our shareholders, our board of directors considered, among others, the following factors:


- The $9.25 per share cash payment represents a significant premium to our historical trading prices;

- The structure of the merger enables you to receive the $9.25 per share cash payment or to elect to retain your shares, subject to proration; and

- The opinion, analysis and presentation of our financial advisor, Broadview, as to the fairness of the transaction,

     In deciding to recommend the merger, our board of directors also considered the following potential benefits and detriments of the merger.

     BENEFITS:

- You may elect to receive $9.25 per share in cash or elect to retain your shares, subject to proration;

- We will maintain our current management and strategic focus; and

- We may realize savings of expenses and management time and attention if we become a private company.

     DETRIMENTS:

- We will incur substantial indebtedness;


- It is possible that our common stock will not trade publicly after the merger;



     If you elect to or are required to retain all or some of your shares, you will have less liquidity;



- Information about our business and financial condition may no longer be publicly available; and



- Due to the proration requirements of the merger agreement, you may not receive exactly the type of consideration you specified in your election. If you want to receive all cash, you may be required to retain up to 24.4% of your shares, and if you want to retain all your shares, you may instead be required to receive cash for up to 75.6% of your shares.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS.



     Pursuant to the merger agreement, amendments to our articles of incorporation and bylaws are required to be effected in connection with the merger. Although these matters do not require separate shareholder approval under applicable corporate law, they are being presented for a separate vote by our shareholders in accordance with requirements of the SEC. The proposed amendments to our articles of incorporation would:



     - eliminate the classification of directors in staggered terms;



     - eliminate our ability to issue preferred stock in the future; and



     - provide for shareholder action to be taken by less than unanimous written consent if we are no longer a public company; and



     - reduce from two-thirds to a simple majority, the number of outstanding shares required to approve future amendments to our articles.



     The proposed amendments to our bylaws would:



     - reduce to not less than 10 days the amount of time required to provide you with advance notice of a shareholder meeting;



     - eliminate the classification of directors in staggered terms, reduce a director's term to one year, allow vacancies in the board to be filled by the board or a majority vote of our shareholders, and allow a director to be removed by a majority vote of our shareholders; and



     - provide for future amendments of our bylaws to be authorized by the board or a majority vote of our shareholders.


REVERSE STOCK SPLIT


     HOW THE REVERSE STOCK SPLIT WILL WORK. If approved by our shareholders, and if requested by Terlin before the merger is completed, our board of directors will effect a reverse stock split after the merger. The reverse stock split will cause us to have fewer than 300 but not less than 275 holders of record. The ratio of the reverse stock split will depend on the number of shareholders electing to retain shares after the merger. Fractional shares will not be issued, but rather shareholders entitled to a fractional share as a result of the reverse stock split will receive a cash payment based on the pre-split price of $9.25 per share.



     If the merger is not completed, the reverse stock split will not be effected even if the reverse stock split is approved by our shareholders.


     REASONS FOR THE REVERSE STOCK SPLIT. If Terlin requests the reverse stock split, it will relieve us of the administrative burden, cost, and competitive disadvantages associated with filing reports and otherwise complying with the requirements of Exchange Act registration.


RECOMMENDATION TO SHAREHOLDERS



     OUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, "FOR" THE PROPOSALS TO AMEND OUR ARTICLES OF INCORPORATION, "FOR" THE PROPOSALS TO AMEND OUR BYLAWS AND "FOR" THE PROPOSAL TO APPROVE THE REVERSE STOCK SPLIT.

TAX CONSEQUENCES



     The merger and the reverse stock split will be taxable transactions with respect to any cash received. The merger and the reverse stock split will be tax free to shareholders who do not receive cash in the merger or the reverse stock split. It is unclear whether the merger and the reverse stock split will be treated as separate transactions or parts of a single integrated transaction. If the transactions are viewed together, tax may be imposed on all of the cash received even if it exceeds the gain inherent in the shares exchanged for cash and the income may be ordinary income rather than capital gain with respect to the cash received. To review the tax consequences to Interlinq shareholders in greater detail, see "Federal Income Tax Consequences of the Merger and the Reverse Stock Split."


DEBT FINANCING

     We expect that when the articles of merger are filed, up to approximately $25 million of bank financing will be available to us pursuant to senior secured credit facilities as follows:

     - $12 million under a term loan facility;

     - $5 million under a revolving credit facility; and

     - $8 million under a guaranteed loan facility.

The senior secured credit facilities will be obtained from Silicon Valley Bank and U.S. Bank in accordance with a commitment we have received from them. Approximately $8 million of the senior secured credit facilities will be guaranteed by William R. Hambrecht, related persons and/or other persons and the obligations of the guarantors under such guaranties will be partially secured by a pledge of $2.5 million cash security by Interlinq.

RISK FACTORS


     In connection with your consideration of the merger, you should carefully consider the following factors related to retaining your shares, which are described in more detail beginning on page 8. Some risks that relate to the merger and the reverse stock split include:



- our directors and officers may appear to have a conflict-of-interest in terms of recommending the merger;



- there will be a substantial decrease in the liquidity of our common stock following the merger;



- you may receive consideration that is different from the consideration you specified in your respective elections as a result of the merger agreement's proration procedures;



- as depicted in the following diagrams, W.R. Hambrecht + Co. will control us following the merger and will have the ability to elect all of our directors;



- if you receive cash in the merger or the reverse stock split in exchange for some but not all of your Interlinq common stock, all of the cash you receive may be subject to tax even though the amount of cash exceeds the gain realized with respect to the shares surrendered for cash; and



- we expect the terms of the merger financing to subject us to significant operating and financial restrictions and to increase substantially our indebtedness.



In addition, our business faces risks relating to the intense competition in our markets, mortgage lending regulations governing our industry, the cyclical nature of our product markets, our intellectual property and other proprietary rights, uncertainties surrounding the "Year 2000" computer problem and other factors. See "Risk Factors."

     COMPARISON OF OWNERSHIP STRUCTURE PRIOR TO AND AFTER THE MERGER. The following diagrams show the approximate current ownership of our outstanding shares, and what the approximate ownership of our outstanding shares would be following the merger. Percentages of stock ownership after the merger are presented for W.R. Hambrecht + Co. and affiliates and associates assuming they elect to cash out all their currently outstanding shares. Percentages of stock ownership after the merger are presented for the pre-merger Interlinq directors and executive officers assuming they elect to retain all their currently outstanding shares.



                              PRIOR TO THE MERGER

                                   [CHART 1]


                                AFTER THE MERGER

                                   [CHART 2]


     If the percentages shown in the diagrams above were calculated on a fully diluted basis assuming exercise of all outstanding options and warrants, then W.R. Hambrecht + Co. and its affiliates and associates would own approximately 6.0% of Interlinq before the merger and approximately 53.4% after, while our pre-merger directors and executive officers would own approximately 9.6% of Interlinq before the merger and approximately 10.7% after. The percentage owned by all other shareholders, including our employees other than executive officers, would decline from approximately 84.4% before the merger to approximately 35.7% after.

                                  RISK FACTORS

RISKS ASSOCIATED WITH THE MERGER


     Our Directors and Executive Officers Have the Appearance of a Conflict-of-Interest in Terms of Recommending the Merger and Your Interests May Therefore Differ. By virtue of the fact that some of our directors and executive officers will receive substantial cash payments for their options to acquire shares of Interlinq common stock, and will receive new options after the merger, some of our directors and executive officers have the appearance of a conflict-of-interest in terms of recommending that shareholders approve the merger.



     Our Common Stock May Be Delisted, Resulting in a Loss of Your
Liquidity. Our common stock is listed on Nasdaq. If we are delisted our shares would trade less frequently relative to the trading volume of our shares prior to the merger and you may experience difficulty selling your Interlinq common stock or obtaining prices that reflect its value. In order to be eligible for inclusion on Nasdaq a company must, among other things, have at least 500,000 publicly held shares and 300 shareholders. As a result of the merger, we may no longer meet these or other listing requirements and may be delisted from Nasdaq. Even if we meet the listing requirements following the merger, our board may nonetheless effect the reverse stock split if it is approved by you, which could result in a delisting.



     Our Registration Under the Exchange Act May Be Terminated and Consequently You May Be Entitled to Receive Less Information About Us. The termination of the registration of our common stock under the Exchange Act would substantially reduce the information we are required to furnish to our shareholders and to the SEC. Our common stock is currently registered under the Exchange Act. We could terminate our registration if our common stock is not listed on a national securities exchange or registered national securities association and there are fewer than 300 shareholders of record. The termination of our registration would make certain provisions of the Exchange Act inapplicable to us, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders meetings, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, periodic reporting requirements and beneficial ownership reporting requirements. The termination of our registration likely would also make trading our common stock more difficult than it would be if we were delisted from Nasdaq but maintained our registration.



     Your Election to Receive Cash or to Retain Shares Is Subject to
Proration. Your election to retain shares of our common stock or to receive cash in the amount of $9.25 per share in the merger is subject to the proration procedures of the merger agreement. If you want to receive all cash, you may be required to retain up to 24.4% of your shares, and if you want to retain all your shares, you may instead be required to receive cash for up to 75.6% of your shares. Therefore, if the merger is consummated, you may not necessarily receive the type of consideration you prefer.



     We Will Be Controlled by W.R. Hambrecht + Co. Whose Interests May Differ Significantly From Your Interests. W.R. Hambrecht + Co. will control us following the merger as a result of its control of W.R. Hambrecht/INLQ, which will own approximately 63.3% of the outstanding shares of our common stock following the merger. W.R. Hambrecht + Co. is controlled by William R. Hambrecht. The interests of W.R. Hambrecht + Co. may be different from the interests of other shareholders, including a majority of the other shareholders. Controlling shareholders like W.R. Hambrecht/INLQ can make it more difficult for a third party to acquire, or can discourage a third party from seeking to acquire, a majority of the outstanding shares of our common stock. A third party would be required to negotiate any such transaction with W.R. Hambrecht + Co., and W.R. Hambrecht + Co. would be able to control any future transactions even if all other shareholders were opposed to the transactions. It will have the power to elect all of our directors and approve any action requiring the approval of our shareholders, including the adoption of amendments to our articles of incorporation and approval of mergers or sales of all or substantially all of our assets. Any directors elected by W.R. Hambrecht + Co. will have the authority to effect decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.



     We Will Issue Warrants Which Will Dilute Your Ownership. In connection with the merger, we will issue warrants to purchase Interlinq common stock which will dilute all Interlinq shareholders and holders of options to purchase Interlinq common stock after the merger. Specifically, warrants to purchase 300,000 shares of Interlinq common stock will be issued to the guarantors of a portion of the indebtedness incurred by us in connection with the merger. Additionally, warrants to purchase 47,789 shares of Interlinq common stock will be issued to each of Perkins Coie LLP and Cooley Godward LLP, counsel to us and to W.R. Hambrecht + Co., respectively, in lieu of a portion of their legal fees in connection with the merger and the financing. In addition, a warrant to acquire 95,578 shares of common stock will be issued to W.R. Hambrecht + Co. as a success fee if the merger is consummated.



     You May Be Subject to Tax Risks Resulting From the Merger and the Reverse Stock Split. It is unclear whether for tax purposes the Internal Revenue Service will treat the merger and the reverse stock split as separate transactions or instead aggregate them. If the Internal Revenue Service aggregates the merger and reverse stock split, and if you receive some cash and some stock in the reverse stock split, the Internal Revenue Service will require you to pay tax on the entire amount of cash you receive up to the amount of gain inherent in your stock that you exchange for cash and stock and you may not be entitled to capital gains treatment with respect to the cash received. No shareholder can recognize a loss in connection with the reverse stock split.



     We Will Have Substantial Debt Service That Will Make Our Ability to Continue as an Ongoing Concern Riskier and Therefore Your Investment in Us Will Become Riskier. We will have significant debt service obligations as a result of the substantial indebtedness in connection with the merger. Increased debt service obligations could negatively affect our ability to continue as an ongoing concern. We may also incur additional indebtedness in the future, subject to limitations contained in agreements with our lenders which would further increase our debt service obligations. Our higher debt service obligations could have important consequences to our shareholders, including the following:



     - during certain periods, a substantial portion of our cash flow available from operations will be dedicated to the payment of principal and interest on our indebtedness, reducing the funds that would otherwise be available to us for other business purposes, such as research and development, acquisitions and future business opportunities;



     - our ability to obtain additional financing in the future may be limited;

     - some of our borrowings will be at variable rates of interest, which will cause us to be even more vulnerable to increases in interest rates;



     - our flexibility in planning for, or reacting to, changes in our business and our industry may be limited;



     - higher leverage will make us relatively more vulnerable to economic downturns and competitive pressures; and



     - a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service obligations or force us to modify our operations.



     Our business may not continue to generate sufficient cash flow from operations in the future to service our debt and make necessary capital expenditures after satisfying other liabilities arising in the ordinary course of business. If unable to do so, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. Refinancing may be unavailable to us and sales of assets or additional financing may not be possible.



     On an historical basis, Interlinq did not incur significant interest expense for the fiscal year ended June 30, 1998. Pro forma interest expense for the fiscal year ended June 30, 1998 would have been $2.1 million. However, because we are still in the process of negotiating the final terms and conditions of the indebtedness, the debt service requirements or interests rates assumed in calculating the pro forma financial statements may vary from the final service requirements and interest rates.



     You May Have to Repay Any Cash You Receive in the Merger in the Unlikely Event That a Court Determines the Cash Payment Is a Fraudulent Conveyance. You may have to repay any cash you receive in the merger if a court determines that the payment constituted a fraudulent conveyance. A fraudulent conveyance occurs when a court finds that a cash payment is made to shareholders:



     - with fraudulent intent by the corporation, or



     - for less than a reasonably equivalent value in return when the corporation is insolvent, unable to pay its debts when they become due, or has unreasonably small assets, property or capital in relation to its ongoing business.



     If a court determines, in a suit brought against us by a creditor, that the cash payments in the merger constitute a fraudulent conveyance, the court could:



     - void the distribution of the cash payment to our shareholders and require them to return the payments to us or to a fund for the benefit of our creditors.



     - void the merger and require that our assets be placed in a fund for the benefit of our creditors, or



     - void or modify the rights and obligations with respect to the financing of the merger.

     The measure of insolvency for determining fraudulent conveyance will vary depending upon the law of the jurisdiction which is being applied.


RISKS ASSOCIATED WITH OUR BUSINESS


     Your Investment May Decline in Value If We Fail to Compete Successfully in a Rapidly Changing Industry. The value of your investment may decline if we are unable to compete successfully against our current and future competitors. Our two business divisions -- the Mortgage Technology Division and the Enterprise Technology Division -- each face intense competition at many levels. The competitive pressures we face may materially adversely affect our business, operating results and financial condition.



     Some of our competitors' products cost significantly less than our software, and price-sensitive buyers tend to choose these products. Many competitors market competing products on mainframe, mini-computer and personal computer platforms with a wide array of pricing. In addition, some of our competitors offer complementary financial services products that we do not offer. Many have significantly greater financial, technical, marketing and sales resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to developing, promoting and selling their products than we can. Further, increased competition may force us to reduce our prices, which would in turn reduce our gross margins and materially adversely affect our business, operating results and financial condition.



     A Loss of Current Customers Could Result in Reduced Revenues, Which Could Negatively Impact the Value of Your Investment. We could lose current customers if they fail to comply with governmental regulations relating to our industry and as a result are unable to continue purchasing our products or cease doing business. The residential mortgage lending industry, including our customers, is subject to a variety of governmental regulations and our products must include appropriate regulatory compliance features. A lender's failure to comply with these laws and regulations could lead to its loss of approved status, termination of its servicing contracts without compensation, demands for indemnification or loan repurchase, class action lawsuits and administrative enforcement actions.



     We Could Be Held Liable For Customers' Violations of Governmental Regulations, Which Could Negatively Impact the Value of Your Investment. The value of your investment could be negatively impacted if any loan production processes or documentation using our products results in a customer's violation of any laws or regulations. The customer or the governmental authority might claim that we are responsible, which could materially adversely affect our results of operations and our reputation in the mortgage lending industry.



     Our Internal Systems, Suppliers, Products or Customers May Not Be Year 2000-Ready, Which May Reduce Our Revenues and Negatively Impact the Value of Your Investment. We may not have been successful in making our products and internal systems Year 2000-ready which could materially adversely affect our business, operating results and financial condition and negatively impact the value of your investment. Even if we were successful, the fears and uncertainties in the general public and business community over the Year 2000 issue may result in similar effects. We believe that significant record-keeping and operational deficiencies could occur if our internal products are not made Year 2000 ready. We have no contingency plans in place should this occur. This could have a material adverse effect on our business, operating results and financial condition.

     We have not calculated, separately from our product development costs, the costs of making our products Year 2000-ready. We believe that any incremental Year 2000-related expense has been less than $75,000. Although we believe our products are now Year 2000-ready, undetected errors may remain that could result in material additional costs or liabilities. In addition, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Some may defer purchasing our products because they are diverting resources to address other Year 2000 issues or, having attained Year-2000 readiness, defer system acquisitions or modifications until after January 1, 2000. Others may accelerate their decisions to purchase our products to replace non-Year-2000-ready applications.


     We have identified third-party vendors that we rely upon significantly, and we plan to ascertain their readiness for Year 2000 during the 1999 fiscal year. We cannot accurately predict the impact to us if certain customers or vendors are not Year 2000-ready. Significant disruption in the businesses of our customers and third-party vendors may have material adverse effects on our business, operating results and financial condition.


     The Year 2000 problem arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of "19" and, for instance, would read the year 2014 as 1914. If not corrected, many computer applications could fail or create erroneous results as we enter the next century.



     Our New Enterprise Technology Division May Be Unable to Establish a Significant Customer Base or Product Line, Which Could Negatively Impact Our Future Revenues and Decrease the Value of Your Investment. The value of your investment and our future revenues could decrease if our new Enterprise Technology Division is unsuccessful. As a new entrant into this market, we may fail to attract new customers, and our existing customers may not purchase these products and support services. In addition, we may not be able to release FlowMan 4.0(TM) in a timely fashion or, if and when it is released, FlowMan 4.0(TM) may not be well received by our target market. Each of these events could materially adversely affect our revenues, operating results and financial condition. We recently entered into the enterprise applications integration market in June 1998.



     If Our New Enterprise Technology Division Fails to Adapt to a Rapidly Changing Environment, Our Future Revenues May Be Negatively Impacted and the Value of Your Investment May Be Diminished. The value of your investment and our future revenues will be negatively impacted if we are unable, for technological or other reasons, to develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements. The enterprise applications integration market is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render our products obsolete and unmarketable. To expand our operations in the enterprise applications integration market we will need to spend significant amounts of money and it could strain our management, financial and operational resources. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or our new products and product enhancements may not adequately meet the requirements of the marketplace and achieve market acceptance. Our experience and leadership in the mortgage-related software market may not benefit us as we enter new markets, and gross margins attributable to new business areas may be lower than those associated with our existing business activities. In addition, we may not be able to expand our operations in a cost-effective or timely manner.



     If We Fail to Develop Indirect Sales Channels, Our Future Revenues May Be Negatively Impacted and the Value of Your Investment May Be Diminished. Your investment and our future revenue maybe diminished if we fail to develop relationships with other experts in the field who have either specific software and hardware expertise in the enterprise applications integration market and/or specialized industry knowledge in particular vertical markets. We may be unable to develop partnerships with key software and solution providers to jointly offer enterprise applications integration software or integrated/workflow-enabled products. We may be unable to attract partners that will market our products effectively or who will provide timely and cost-effective customer support and service. Any of these events may materially adversely affect our business, operating results and financial condition.



     Our Relationships With Indirect Sales Partners Will Be Nonexclusive, Which May Negatively Impact Our Revenues and Reduce the Value of Your Investment. Our indirect sales partners may not be dependable in representing our products, and our inability to recruit, or the loss of, important partners could reduce the value of your investment by adversely affecting our operating results and causing lower gross margins. We anticipate that our agreements with original equipment manufacturers, system integrators and third-party application providers will not be exclusive and that many of these partners may carry competing product lines. If we are successful in selling products through these channels, we expect that any material increase in our indirect sales as a percentage of total revenues will adversely affect our average selling prices and gross margins of our enterprise applications integration products due to the lower unit prices that we receive when selling through indirect channels.



     Interest Rate Fluctuations May Negatively Impact Our Revenues and Reduce the Value of Your Investment. The value of your investment may decrease due to any future increase in interest rates which would likely reduce the volume of residential mortgage lending activity, which in turn would materially adversely affect our business, operating results and financial condition The residential mortgage industry is sensitive to interest rate fluctuations. In general, an increase in interest rates leads to reduced activity in the mortgage origination and refinancing markets and reduced revenues for our customers.



     Our Product Markets Are Cyclical and a Downturn May Negatively Impact the Value of Your Investment. The value of your investment may decline due to a downturn in the software and residential mortgage lending market. Due to the nature of software markets in general and the cyclical and volatile nature of the residential mortgage lending market in particular, we cannot accurately estimate unit sales of our loan origination software products, including MortgageWare Loan Management System and MortgageWare TC. We do not anticipate that our loan servicing software products, FlowMan product or enterprise application integration products will be directly affected by the cyclical nature of the residential mortgage lending market.



     Our Intellectual Property and Other Proprietary Rights May Be Disputed Which May Negatively Impact the Value of Your Investment. Disputes involving our software and other intellectual property could materially adversely affect our business, operating results and financial condition and could result in a decline in the value of your investment. This intellectual property is proprietary and essential to our business. We rely primarily on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, license agreements and other methods to protect our proprietary technology. Prosecuting or defending intellectual property claims could be time-consuming, result in costly litigation, cause diversion of management's attention, cause product release delays, require us to redesign our products or require us to enter into royalty or licensing agreements with others. These royalty or licensing agreements, if required, may not be available to us, or may be available only on unacceptable terms.

                                SPECIAL FACTORS

RECOMMENDATION OF THE INTERLINQ BOARD


     At its meeting of December 29, 1998, the Interlinq board, including the special committee, by unanimous vote determined the merger agreement and the merger and, if necessary, the reverse stock split, to be fair to and in the best interests of Interlinq and the Interlinq shareholders. The Interlinq board recommends that Interlinq shareholders vote "FOR" the approval of the merger agreement, "FOR" the proposals to amend the articles of incorporation, "FOR" the proposals to amend the bylaws, and "FOR" the reverse stock split.


BACKGROUND OF THE MERGER


     On October 14, 1998, John D. Delafield, a partner at W.R. Hambrecht + Co., contacted Steve Yount, Interlinq's chief financial officer, by telephone. Mr. Delafield was going to be in the Seattle area on other business the next day and requested an introductory meeting with Mr. Yount at Interlinq's offices in order to describe his role with W.R. Hambrecht + Co. and the general nature of services that it was providing as a relatively new investment bank. Mr. Delafield contacted Mr. Yount at the request of the Director of Research at W.R. Hambrecht + Co.



     On October 15, 1998, Mr. Yount, in his capacity as chief financial officer and as the officer responsible for investor relations, met with Mr. Delafield at Interlinq's offices. During their brief meeting, Mr. Delafield and Mr. Yount discussed generally the challenges that companies with smaller market capitalizations face in the United States equity markets, including lack of analyst research coverage and difficulties in obtaining financing. Mr. Delafield and Mr. Yount also generally discussed forms of financing that can sometimes be made available to companies with smaller market capitalizations and whether Interlinq had any interest in further exploring any particular forms of financing. Mr. Yount asked Mr. Delafield to call him in a few days after Mr. Yount had an opportunity to discuss their conversations further with Jiri Nechleba, Interlinq's chief executive officer.



     Mr. Delafield subsequently had a brief telephone conversation with Mr. Yount. Mr. Delafield asked whether Interlinq would consider a possible recapitalization or purchase transaction. At the time, Mr. Delafield did not have any specific proposal in mind, but was only inquiring as to whether it was a type of transaction that Interlinq might be willing to consider. Mr. Yount said he would discuss the possibility further with Mr. Nechleba.


     At Interlinq's board meeting on October 27, 1998, Mr. Nechleba informed the board that he had been contacted by Mr. Delafield on behalf of W.R. Hambrecht + Co., and that Mr. Delafield was interested in exploring opportunities for Interlinq to increase shareholder value through increased equity research coverage, mergers and acquisitions or other strategic alternatives, including a possible recapitalization or purchase. The Interlinq board authorized Interlinq's officers to proceed with preliminary discussions with W.R. Hambrecht + Co. and to explore and evaluate possible transactions.


     On November 4, 1998, members of Interlinq management, Mr. Delafield and William R. Hambrecht met at Interlinq's offices for another brief meeting. Mr. Hambrecht shared his general observations with Interlinq management regarding the performance of

Interlinq, its progress as a company and the importance of continued retention of its employee and management resources. Mr. Hambrecht also discussed in general terms his analysis of software companies generally and as part of that discussion compared the challenges faced by software companies with small versus large market capitalizations.



     On November 11, 1998, Interlinq and W.R. Hambrecht + Co. entered into a confidentiality agreement, providing for the confidential treatment of information about Interlinq provided to W.R. Hambrecht + Co. The confidentiality agreement also contained an agreement by W.R. Hambrecht + Co. that it would not acquire any additional shares of Interlinq common stock or take certain other actions for a specified period of time. Numerous discussions ensued between Interlinq management and W.R. Hambrecht + Co. regarding the potential structure and terms of a possible transaction that could result in W.R. Hambrecht + Co. substantially increasing its equity position in Interlinq and in Interlinq ceasing to be a public company. The material aspects of those discussions are described below.



     On November 12, 1998, Interlinq's management held discussions with W.R. Hambrecht + Co. regarding Interlinq's products, strategy and plans for the future. These included Interlinq's general expectations that revenues from loan servicing and enterprise application integration products and services will comprise an increasing portion of total revenues in future years. However, Interlinq and W. R. Hambrecht + Co. did not discuss any specific strategies in detail. Additionally, management provided initial feedback to a financial model for Interlinq created by W.R. Hambrecht + Co. The feedback provided by Interlinq management consisted of general guidance regarding the reasonableness of the assumptions reflected in the model. No financial projections were provided by Interlinq management to W.R. Hambrecht + Co. At that time, Interlinq management also brought to W.R. Hambrecht + Co.'s attention that any change of control transaction would result in an acceleration of all options under Interlinq's current stock option plans. Recognizing that the cashout of all options held by management would result in a large cash expense in any potential transaction involving a change of control, Interlinq management indicated they would be willing to consider a cash out of less than 100% of their options in any proposed transaction so long as the equity interest reserved for management subsequent to any proposed transactions would be appropriately adjusted.


     A telephonic board meeting was held on November 14, 1998. All members of the board participated in the meeting, as well as Mr. Yount and a representative of Perkins Coie LLP, Interlinq's legal counsel. At the meeting, Mr. Nechleba briefly summarized for the board the discussions that had taken place with W.R. Hambrecht + Co. on November 11 and 12, which are described above. Mr. Nechleba informed the board that the discussions with W.R. Hambrecht + Co. were preliminary and general in nature, and that no proposal had been made by W.R. Hambrecht + Co. After answering questions from the Interlinq board, Mr. Nechleba and Mr. Yount excused themselves from the meeting. Legal counsel reviewed with the Interlinq board special considerations relating to "going private" transactions, and the Interlinq board's fiduciary duties to Interlinq and the Interlinq shareholders in considering such a transaction if it were proposed to them.

     In the following days, Interlinq's management and W.R. Hambrecht + Co. had numerous discussions regarding Interlinq's financial condition and projected performance.

     On November 30, 1998, at a regular Interlinq board meeting, Interlinq's management advised the Interlinq board of the status of discussions with W.R. Hambrecht + Co. John D. Delafield participated telephonically in a portion of the meeting. He presented to the

Interlinq board the fact that W.R. Hambrecht + Co. was interested in pursuing a transaction with Interlinq, and the reasons why W.R. Hambrecht + Co. believed such a transaction would be in the best interests of Interlinq shareholders. The Interlinq board then formed the special committee, consisting of all three non-employee members of the Interlinq board, Theodore M. Wight, Robert W. O'Rear and Robert J. Gallagher, to consider any proposal that might be made by W.R. Hambrecht + Co. to Interlinq. Mr. Wight was appointed as the chairman of the special committee. Legal counsel discussed with the special committee the desirability of retaining a financial advisor to assist the board in evaluating any proposal, and to provide a fairness opinion if the board ultimately determined to proceed with a transaction.

     Following the November 30 meeting, the special committee commenced its efforts to retain a financial advisor. The special committee identified several financial advisors it believed would be qualified to provide assistance to the special committee in connection with the potential transaction between Interlinq and W.R. Hambrecht + Co. Mr. Wight contacted these financial advisors to discuss their experience and other qualifications, their level of interest in providing services to the special committee, and the fees that the financial advisor would charge for providing these services. After communicating these discussions to the other members of the special committee, the special committee authorized Mr. Wight to proceed with the engagement of Broadview International LLC. The special committee believed Broadview was qualified to act as its financial advisor because of Broadview's reputation and experience in the information technology, communication and media sector and the computer software industry in particular. Interlinq's management did not participate in any way in the special committee's selection or retention of Broadview, and were not informed of which financial advisor the special committee was considering retaining until after an engagement letter with Broadview was signed.

     On December 3, 1998, Interlinq's management, legal counsel to Interlinq, representatives of W.R. Hambrecht + Co. and its legal counsel met to discuss certain considerations that would be important in establishing the structure of any transaction between Interlinq and W.R. Hambrecht + Co. In particular, they discussed the desirability of structuring the transaction so as to qualify for leveraged recapitalization accounting treatment. While neither party viewed qualifying for leveraged recapitalization accounting treatment as a requirement for any transaction, both parties agreed it was desirable to structure the transaction to qualify for leveraged recapitalization accounting treatment if possible to allow Interlinq to avoid establishing a new accounting basis for its assets and liabilities. The financial statements of Interlinq would continue to reflect the historical basis of its assets and liabilities. If leveraged recapitalization accounting treatment was not available, establishing a new accounting basis for its assets and liabilities would likely result in the recognition of a significant amount of goodwill, which would be amortized as a charge to operating results over several years and would reduce Interlinq's earnings. At the December 3 meeting, the parties also discussed ways in which the transaction could be structured so as to minimize or eliminate any tax consequences for Interlinq and its shareholders. They acknowledged that, under any structure, to the extent shareholders received cash in exchange for Interlinq shares, the transaction would be a taxable event to them.

     Also on December 3, 1998, William R. Hambrecht and Ironstone Group, Inc., filed a Schedule 13D with the SEC disclosing that W.R. Hambrecht + Co. had initiated discussions with Interlinq regarding an extraordinary transaction that would result in a substantial majority of Interlinq's outstanding shares being exchanged for cash, and in W.R. Hambrecht + Co. becoming a majority owner of Interlinq. The Schedule 13D stated that W.R. Hambrecht + Co. had been considering a cash price per share of approximately $8.50. Interlinq then issued a press release acknowledging the information contained in the filing made by W.R. Hambrecht + Co.

     In the following days, numerous discussions regarding the structure of a potential transaction and related legal, accounting and tax issues ensued among Interlinq's management, W.R. Hambrecht + Co., and their respective legal counsels. In particular, legal counsel discussed and analyzed the potential applicability of Washington antitakeover law. If applicable, that law would have prevented the merger from taking place for five years. However, because W.R. Hambrecht + Co. did not own in excess of 10% of Interlinq's shares as that ownership is calculated in accordance with the law, the antitakeover law was not applicable and did not affect the parties' negotiation of the merger agreement.


     On December 11, 1998, the special committee signed an engagement letter with Broadview as their financial advisor. Also on that day, W.R. Hambrecht + Co. presented a letter to the Interlinq Board outlining a proposed transaction between W.R. Hambrecht + Co. and Interlinq. This initial proposal contemplated a merger between an affiliate of W.R. Hambrecht + Co. and Interlinq in which the substantial majority of Interlinq shareholders would receive $8.50 cash per share, and from 525,000 to 1,540,000 shares of outstanding Interlinq common stock would remain outstanding. W.R. Hambrecht + Co.'s legal counsel provided a draft merger agreement to Interlinq's management and legal counsel that reflected the terms contained in the proposal. The December 11, 1998 letter and the accompanying draft merger agreement were the first proposal from W.R. Hambrecht + Co. concerning material terms such as the price per share to be paid to Interlinq shareholders, the number of Interlinq shares to be left in the hands of the public, the equity interest to be reserved for management and the potential termination fees of $1,250,000 payable by Interlinq in the event the proposed transaction was never consummated. The initial proposal contemplated a 100% reload of Interlinq management's options subsequent to the consummation of the transaction.



     On December 14, 1998, Interlinq management met with Broadview to discuss Interlinq's financial statements, business strategy, financial projections prepared by Interlinq, and other related matters. The financial projections provided to Broadview were very similar to the projections contained in W.R. Hambrecht + Co.'s financial model.



     Also on December 14, 1998, Interlinq and William R. Hambrecht and Ironstone Group, Inc. filed a Form 8-K and a Form 13D/A, respectively, with the SEC announcing the December 11 proposal and publicly filing a copy of the proposal.


     From December 15 to December 20, 1998, Interlinq management had numerous conversations with Broadview regarding the proposed deal structure, accounting treatment and financial projections.


     On December 16 and 17, 1998 Interlinq's management, the chairman of the special committee, legal counsel to Interlinq, representatives of W.R. Hambrecht + Co. and its legal counsel met to negotiate the proposed merger agreement and related documents. Negotiations focused on structural issues, representations and warranties, conditions to closing, equity interests of management following the merger, provisions containing restrictions on Interlinq's ability to entertain alternative proposals, and fees and expenses that would be payable in the event of a termination of the agreement. The negotiations regarding the structure of the transaction included discussions relating to the Interlinq board's desire to allow all existing Interlinq shareholders to select whether to retain their Interlinq shares or receive the cash out payment in exchange for their shares. While Terlin was willing to accommodate as many retained Interlinq shares as was practical, Terlin was not interested in pursuing a transaction in which it would not be a majority owner of Interlinq following the transaction. In addition, both Interlinq and Terlin were cognizant that:

     - the amount of financing needed to complete the transaction would depend on how many shareholders received the cash out amount,

     - a transaction structure that made it difficult to accurately predict the amount of financing necessary would make it more challenging to obtain that financing, and


     - if the transaction was to qualify for leveraged recapitalization accounting treatment, following the transaction no more than 95% of shares may be held by Terlin and other shareholders who were part of a collaborative group with Terlin for purposes of controlling Interlinq. The 95% threshold follows guidance provided by the SEC in Staff Accounting Bulletin No. 54 and other informal presentations.



     During the negotiations on December 16th and 17th, some of the counter-proposals by the chairman of the special committee to the representatives of W.R. Hambrecht + Co. included:



     - the price to be paid to Interlinq shareholders who receive cash in the transaction should be increased from the initial $8.50 proposed;



     - the termination fees potentially payable to W.R. Hambrecht + Co. should be paid in full only in limited circumstances and reduced to half the amount in others;



     - W.R. Hambrecht + Co. may not be reimbursed for fees and expenses in all instances where the transaction fails to be consummated.



     Mr. Delafield indicated a willingness to consider an increase in the cash price paid to shareholders up to $9.00 per share. The amount of equity to be retained by management was increased from 100% to 125% of the number of options to purchase Interlinq common stock then held by Interlinq management in recognition of management's earlier agreement to accept a cash payment for only 75% of their options rather than 100% of their options, as they would otherwise be entitled to under the terms of the option plan. The parties also agreed in general that the amount and payment of W.R. Hambrecht + Co.'s termination fee would depend upon the reason why the merger agreement was terminated, but detailed agreement on this issue was not reached.



     A draft merger agreement and related materials were circulated to the Interlinq board. The Interlinq board scheduled a special board meeting for December 22, 1998 to consider the merger agreement. However, several unresolved issues remained on December 22. Those issues were structural concerns affecting the ability of the transaction to qualify for leveraged recapitalization accounting treatment, as described in the following paragraphs, the price to be paid to Interlinq shareholders who receive cash in the transaction, and circumstances under which fees and expenses would be payable if the transaction were not consummated. At the time of the December 22 special committee meeting, Terlin had indicated its willingness to consider a cash payment of $9.25 per share instead of $9.00 per share, but had not agreed to that amount. The special committee's position was that the amount of the cash amount should be $9.25. With respect to fees and expenses, the special committee believed that Interlinq should not be required to pay a breakup fee or reimburse Terlin for its expenses if the transaction was not completed due to the inability of Interlinq to obtain financing or if the transaction was not approved by Interlinq's shareholders. Terlin's position was that the merger agreement should provide for a breakup fee and reimbursement of expenses under both of those situations.


     Although the Interlinq board wanted to structure the transaction so that Interlinq shareholders would, to the greatest extent possible, have the ability to elect whether to receive a cash payment or to retain their interest as an Interlinq shareholder, the Interlinq board also felt that qualification for leveraged recapitalization accounting treatment would be an important benefit to Interlinq and the Interlinq shareholders who retained their shares. To qualify for leveraged recapitalization accounting treatment, the potential transaction had to satisfy several conditions. The primary condition is that the shareholders of Terlin, along with any other shareholders who have relationships with Terlin that together constitute a collaborative group for purposes of controlling Interlinq, must own less than 95% of the outstanding common stock of Interlinq after the merger. Other conditions relate to the manner in which Terlin is capitalized and the order of occurrence of the transactions to effect the merger. These conditions require that Terlin be capitalized with a determinate number of shares prior to the merger and that the merger of Terlin into Interlinq occur immediately prior to the buyback of Interlinq common stock.


     The initial proposal made by W.R. Hambrecht + Co. to recapitalize Interlinq involved retention of a varying percentage of Interlinq common stock, depending upon the elections made by Interlinq shareholders. However, the proposal contemplated determining the capitalization of Terlin based on a formula after the elections of Interlinq shareholders had been finalized. In order to qualify for leveraged recapitalization accounting treatment, the proposal had to be altered to fix the percentage of Interlinq common stock that would remain outstanding after the merger and determine the capitalization of Terlin prior to the merger. Accordingly, at the December 22 special committee meeting the Interlinq special committee deferred any vote on the merger agreement until such issues were resolved and the affected portions of the merger agreement were revised.


     At the December 22 meeting, legal counsel reviewed for the special committee the key terms of the proposed merger agreement and summarized the unresolved issues. In addition, representatives of Broadview presented to the special committee their analysis and preliminary conclusions regarding the fairness of the transaction that they had undertaken based on the structure and terms of the transaction that had been contemplated as of that date.


     Negotiation of the remaining open items ensued over the next several days. Through the negotiations Terlin and Interlinq agreed to set the number of shares that would be retained at 1,250,000, approximately 24.4% of the outstanding shares of Interlinq common stock. The number of shares to be retained exceeded 5%, the minimum number required to qualify for leveraged recapitalization accounting treatment, for several reasons. First, since all Interlinq shareholders, including W.R. Hambrecht + Co. and its affiliates and associates, who would be considered proponents of the transaction under the accounting literature, have the right to elect to retain their shares or receive the cash payment of $9.25 per share, it was necessary to provide for the retention of more than 5% of the shares so that at least 5% of non-proponent shares would be retained. In addition, the special committee thought it was likely that holders of more than 5% of Interlinq's shares would want to retain their shares and therefore they wanted to provide for more than the minimum to be retained. Finally, the number was established by the parties in recognition of the maximum amount of financing that they believed Interlinq would be able to obtain to pay the cash out amount and other costs and expenses relating to the transaction.



     A special telephonic meeting of the Interlinq special committee and board was held on December 29, 1998. At that meeting, Interlinq's legal counsel reviewed the resolution of the issues that had been discussed at the December 22 special committee meeting, including the parties' agreement on the cash payment of $9.25 per share for Interlinq shareholders who do not retain their shares and their agreement that 1,250,000 shares would be retained by existing Interlinq shareholders, as described above. With respect to payment of fees and expenses, the parties agreed that Interlinq would be obligated to reimburse Terlin for its fees and expenses if the merger agreement is not approved by Interlinq's shareholders. In that situation, though, no breakup fee would be payable unless there had been an alternative proposal made and the Interlinq board withdrew, amended or modified its support of the merger agreement, in which case a fee of $625,000 would be payable. If the alternative transaction closed within one year, an additional fee of $625,000 would be payable. The parties also agreed that in the event the transaction did not close due to the inability to complete the financing, Terlin would not be entitled to any breakup fee, and it would not be reimbursed for its expenses. Representatives of Broadview reviewed for the Interlinq board their analysis of the fairness of the transaction and presented to the special committee their written opinion as to the fairness of the transaction, from a financial point of view, to the Interlinq shareholders. After discussion, the special committee unanimously voted to recommend to the Interlinq board approval of the merger agreement. The board then unanimously voted to approve the merger agreement and the transactions contemplated by that agreement, and authorized Interlinq's officers to execute and deliver the merger agreement. Following the meeting, Terlin and Interlinq executed the merger agreement.


FAIRNESS OF THE MERGER


     Factors Considered in the Interlinq Board's Fairness Determination


     In light of the Interlinq board's consideration of various strategic alternatives and its review of Interlinq's competitive position and recent operating results, the Interlinq board has determined that the merger is fair to, and in the best interests of, Interlinq and its shareholders. In making this determination and in approving the merger agreement, the Interlinq board considered the factors described below. The Interlinq board believes that these factors operate both individually and in combination to support their determination that the merger is fair to, and in the best interests of, Interlinq and its shareholders. These factors include:

     - The Interlinq board's assessment of Interlinq's prospects based on its historical performance and on the board's knowledge of the mortgage technology and enterprise application integration industries generally. In particular, the board considered the challenges Interlinq would face in pursuing its business strategy. While the Interlinq board believed the prospects for Interlinq's future growth, through both its mortgage software and enterprise application integration software divisions was very good, they also acknowledged achievement of these prospects was subject to significant risks. This combination of potential strong future growth, offset by significant risks, contributed to the board's conclusion that the merger was fair because the Interlinq board believed that the amount of $9.25 per share that would be received by some Interlinq shareholders in the merger appropriately reflected these prospects and risks. Further, if shareholders disagreed with the conclusion, the structure of the merger enabled them to express their preference for retaining their shares or receiving cash in the merger;

     - The history of the negotiations with respect to the amount of cash to be paid to shareholders that, among other things, led to an increase in Terlin's offer from $8.50 per share of Interlinq common stock to $9.25 per share, and the belief of the Interlinq board that $9.25 per share of Interlinq common stock was the highest price that Terlin would agree to pay;

     - The trading price of Interlinq common stock over the past five years;

     - The fact that the amount of $9.25 per share to be paid in the merger represents a premium of approximately 21% over the $7.63 closing sale price per share on Nasdaq on December 3, 1998, the last trading day prior to the announcement that W.R. Hambrecht + Co. was considering making a proposal to Interlinq, and a premium of approximately 64% over the average closing trading price per share of $5.65 during the twelve months preceding that announcement;

     - The fact that since January 1, 1998 and until the announcement of the execution of the merger agreement, the closing price of Interlinq common stock ranged from $3.875 to $8.375 per share compared to the $9.25 per share to paid in the merger;

     - Evaluation analyses prepared by Broadview;

     - The absence of significant volume in the public trading market for the shares since Interlinq's initial public offering in April 1993, and the absence of interest in Interlinq by equity research analysts in light of Interlinq's relatively low trading volume and small market capitalization;

     - The merger's structure, which enables Interlinq shareholders to express their preference to receive $9.25 per share or to retain their equity interest in Interlinq. The Interlinq board recognized that, depending on the preferences expressed by Interlinq's shareholders, those shareholders who wanted cash might be required to retain a portion of their shares, and shareholders who wanted to retain shares might be required to take cash for a portion of their shares. Although shareholder preferences would not be able to be fully satisfied, the Interlinq board nonetheless believed the merger structure contributed to the fairness of the transaction because this structure enabled at least some shareholder choice, as compared to a structure that offered shareholders only cash or only stock, or required all shareholders to receive a fixed proportion of cash and stock. In addition, with respect to those shareholders, if any, who wanted to retain shares but were required to take cash for a portion of their shares, the Interlinq board believed that the price of $9.25 per share was fair. With respect to those shareholders, if any, who wanted only cash but were required to retain a portion of their shares, the board believed that those shareholders would have an opportunity to liquidate those shares following the transaction. The board believed this liquidation opportunity would exist because the merger agreement provides that if shares are allocated to shareholders who wanted only cash, Interlinq cannot voluntarily delist from the Nasdaq National Market for six months following the transaction. And, even if Interlinq is involuntarily delisted, the Interlinq board believed that liquidity would be available to shareholders in the over the counter market;

     - The Interlinq board's conclusion that it was not likely that any party other than Terlin would propose a transaction that was more favorable than the merger to Interlinq and its shareholders. The Interlinq board arrived at this conclusion because Interlinq had not received any acquisition proposal from any other party in recent years, and because W.R. Hambrecht + Co.'s interest in proposing a transaction to Interlinq was publicly known for almost a full month prior to execution of the merger agreement. During that period of time, any potential bidder could have approached Interlinq with an alternative offer with the knowledge that Interlinq had not entered into any agreement with Terlin and that, therefore, there were no restrictions on Interlinq's ability to consider an alternative proposal and terminate discussions with W.R. Hambrecht + Co without incurring any termination fees or other similar costs. In addition, the terms of the merger agreement permit Interlinq to abandon the merger if a superior transaction is proposed:

     - The opinion of Broadview that, as of the date of its opinion, the total consideration to be received by Interlinq shareholders other than W.R. Hambrecht + Co. and affiliated entities in the merger is fair, from a financial point of view, to such shareholders. The full text of Broadview's opinion, which sets forth the assumptions made, the matters considered and limitations on the review undertaken by Broadview, is attached as Appendix B to this proxy statement/prospectus; and

     - The terms and conditions of the merger agreement, including:

        (1) The amount and form of consideration,

        (2) The provision permitting the Interlinq board under some circumstances to furnish information to, and negotiate with, a third party making an unsolicited bona fide acquisition proposal,

        (3) the provision permitting the Interlinq board under some circumstances to terminate the merger agreement in order to accept an acquisition proposal from a third party. Termination for this reason would require prior written notice to Terlin and a payment to Terlin of a fee of up to $1.25 million, which amount would not, in the Interlinq board's view, preclude the possibility of an acquisition proposal from a third party. However, it might deter some potential acquisition proposals and/or reduce the price per share of Interlinq common stock payable by a third party in an acquisition proposal, and

        (4) The limited conditions to completing the merger.


     The foregoing discussion of the information and factors discussed by the board is not meant to be exhaustive, but includes all material factors considered by the board. In making its fairness determination, the board did not consider the KPMG LLP purchase price allocation report relating to Interlinq's acquisition of Logical Software Solutions Corporation because it did not believe it was relevant. The board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. However, particular consideration was placed on:

     - the opinion of Broadview that, as of the date of its opinion, the consideration to be received by Interlinq shareholders other than W. R. Hambrecht + Co. and affiliated entities in the merger was fair to such shareholders from a financial point of view;

     - the active arm's-length bargaining that had occurred between the special committee and Terlin that resulted in the $9.25 per share cash payment price, which the members of the board believed was the highest price that Terlin would agree to pay;

     - the ability of Interlinq shareholders to elect whether to receive $9.25 per share or remain a shareholder, subject to proration; and

     - the fact that the terms of the merger agreement permit Interlinq to terminate it if a superior transaction is proposed.

  Alternatives Considered by Interlinq's Board.

     Interlinq's board considered two alternative strategies for maximizing shareholder value. One strategy considered was raising the trading price of the common stock in the near term by increasing exposure to the public markets through equity analyst coverage. Based on management's ongoing contacts with equity analysts, however, the Interlinq board determined that increased coverage by research analysts was unlikely because Interlinq's relatively small market capitalization, as well as its unique mix of products and services, served as a disincentive to equity analysts to devote time to covering Interlinq's business.

     The board also considered whether it would be possible to increase shareholder value through an acquisition of Interlinq by a third party. Despite the low trading price for Interlinq common stock and ample opportunity for a bidder to appear, Interlinq's board was not approached by a third party other than W.R. Hambrecht + Co. The board did not actively seek out alternate acquirors because the board believed that the proposed structure for the acquisition of Interlinq, which would allow Interlinq to continue as an ongoing concern without changing its management or strategic focus, would result in the most value to the shareholders.


  Other Considerations by the Interlinq Board


     The Interlinq board recognized that, as a result of the proposed merger, shareholders other than those who retain Interlinq common stock would cease to have an interest in an ongoing corporation with the potential for future growth, and the board therefore gave consideration to Interlinq's operating results and current forecasts of future revenues and earnings in reaching its determination to approve the merger agreement. The board also recognized that Interlinq's shareholders following the merger would have an opportunity, subject to the risks of Interlinq's business, to benefit from any increases in the value of Interlinq following the merger. The board recognized that this, together with the acceleration of vesting and cash out of outstanding options to purchase Interlinq common stock, represented a potential conflict between the interests of Interlinq's management and employees, and Interlinq's other shareholders. However, the board recognized that Terlin was willing to enter into the merger agreement only if satisfactory arrangements for the retention of management and employees could be put in place. See "-- Interests of Certain Persons in the Merger; Conflicts of Interest."

     In considering the fairness of the merger to Interlinq and its shareholders, the special committee considered the benefits to Interlinq of being a public company, which would likely be eliminated as a result of the merger, against the advantages of being a private company. The board concluded that the overall benefits of the transaction to Interlinq and its shareholders, including those that would result from being a private company, were not significantly offset by the loss of the benefits of being a public company. Therefore, the likely result of Interlinq becoming a private company as a result of the transaction did not affect the board's determination that the merger is fair to Interlinq's shareholders. The frequently cited benefits of being a public company include having the ability to use the company's stock as consideration in acquisitions of other companies, having a ready market for additional equity offerings, and having access to equity analyst coverage that promotes the company and its stock. The Interlinq board did not believe that any acquisitions of other companies by Interlinq were likely in the foreseeable future, because Interlinq intended to focus on the integration and development of its recently acquired enterprise application integration software division, rather than on identifying and pursuing any new acquisition targets. Further, because of Interlinq's low stock price, any further acquisitions using stock would likely be overly dilutive to existing shareholders. In addition, because of Interlinq's available cash and low trading price, there was no foreseeable reason to sell additional equity in the market.

     In contrast, the ongoing costs of being a public company are relatively high. Interlinq estimates that it costs approximately $240,000 a year to comply with the registration and disclosure requirements imposed by the SEC and the NASD, and Interlinq's board and executive officers devoted a significant number of hours to compliance with these requirements at the expense of focusing on Interlinq's growth and development. In addition, equity analysts focus on public companies' quarterly performance, which encourages the management of these companies to also focus on relatively short-term performance, rather than on long-term performance that may ultimately result in much greater shareholder value.

     The Interlinq board also considered that if Interlinq becomes a private company, its shareholders would no longer have access to information about Interlinq contained in its periodic reports and other filings with the SEC, since those filing requirements would be terminated at the end of Interlinq's current fiscal year. Although Interlinq shareholders who remain as shareholders after Interlinq is no longer public would receive annual audited financial statements from Interlinq upon their request, they would not receive as much quarterly information, or as much narrative information about Interlinq's business and its financial condition and results of operations as is currently available to them through Interlinq's SEC filings. The Interlinq board did not believe that this reduction in information materially detracted from the fairness of the transaction.


  Procedural Fairness Considerations by the Interlinq Board


     The Interlinq board believes that the merger is procedurally fair because:

     - the special committee consisted of independent nonemployee directors appointed to represent the interests of Interlinq shareholders other than
       W. R. Hambrecht + Co. and affiliated entities;

     - the cash payment of $9.25 per share and the other terms and conditions of the merger agreement resulted from active and lengthy arm's-length bargaining between the special committee and Terlin;

     - the special committee retained and was advised by Broadview; and

     - Broadview rendered an opinion concerning the fairness, from a financial point of view, of the consideration to be received by the shareholders, other than W. R. Hambrecht + Co. and affiliated entities, in the merger.

     Because the number of shares held by persons or entities affiliated, as that term is defined in Rule 13e-3 of the Exchange Act, with Interlinq is negligible, the Interlinq board did not require that the merger agreement be approved by a majority of the outstanding unaffiliated shares.


  Factors Considered by Jiri M. Nechleba.



     In addition to considering the fairness of the merger to the independent shareholders in his capacity as a director, Mr. Nechleba also considered the fairness of the merger in his personal capacity as an affiliate. Mr. Nechleba considered the same factors in his personal capacity that were considered by the entire board and adopted the same conclusions with regard to the fairness of the merger as were adopted by the entire board.



  Factors Considered by William R. Hambrecht and W.R. Hambrecht + Co.



     William R. Hambrecht and W.R. Hambrecht + Co. believe that the merger is fair to the unaffiliated shareholders of Interlinq for the following reasons:



     - The merger was approved by the special committee, consisting of three independent members of the Interlinq board of directors.



     - The Interlinq board of directors unanimously found the merger to be fair.



     - Under Delaware law, if another person had made an offer to acquire Interlinq after the signing of the merger agreement, the Interlinq board of directors would have been obligated to consider the offer. The merger agreement provides that the Interlinq board of directors may terminate the merger agreement if an alternative offer is superior to the terms of the merger agreement. To William R. Hambrecht's and W.R. Hambrecht + Co.'s knowledge, since the signing of the merger agreement, Interlinq has not been contacted regarding any alternative offers to acquire Interlinq.



     William R. Hambrecht and W.R. Hambrecht + Co. considered the first two of these factors to be the most important in reaching their determinations of fairness. William R. Hambrecht and W.R. Hambrecht + Co. have not independently evaluated whether the consideration offered unaffiliated shareholders of Interlinq constitutes fair value in relation to the current or historical market prices of Interlinq or its net book value, going concern value, or liquidation value, but instead are relying upon the conclusions of the Interlinq board of directors.

PURPOSE AND STRUCTURE OF THE MERGER


     The purpose of the merger is for Terlin and its affiliates to acquire a majority of Interlinq common stock and thus control of Interlinq and, potentially, for Interlinq to become a private company. Following the merger, the total number of outstanding shares of Interlinq common stock will decrease from approximately 5,130,000 shares to approximately 3,400,000. Shares held by
W. R. Hambrecht + Co. and related entities will increase from approximately 7.3% of Interlinq before the merger to at least 63.3% after the merger, while shares held by all other Interlinq shareholders will decrease from approximately 92.7% before the merger to no more than 36.7% after the merger.


     The Interlinq board believes that Interlinq may be better served by becoming a private company because of cost savings and because it will enable Interlinq's management to focus on long-term growth rather than expend time on compliance with the disclosure requirements and satisfy short-term market performance expectations. In addition, the Interlinq board believes that Interlinq's stock has been undervalued by the public market, largely because Interlinq suffers from a lack of equity analyst coverage and the board and management believe that the equity markets do not fully understand Interlinq's mix of mortgage software and enterprise integration software products. Given Interlinq's relatively small market capitalization and unique mix of products and services the board did not believe that equity analysts would not be inclined to dedicate the time necessary to understand the company or to initiate coverage of the company.

     The merger is structured as a leveraged recapitalization. Interlinq will incur substantial indebtedness to make the $9.25 per share cash payment and the payment of transaction costs and fees. Interlinq will incur approximately $22,500,000 in senior debt, and issue warrants in connection with this debt. Interlinq will also spend from its cash reserves an amount not to exceed $6,900,000, however, if approved by the board this may be increased to $8,100,000. In addition, Terlin is expected to be capitalized with approximately $13,850,000 in equity prior to the merger, and that amount will be used to pay a portion of the aggregate payment to shareholders.

     If the merger is consummated, Interlinq shareholders who only receive cash for their Interlinq common stock and do not retain any shares will no longer have an equity interest in Interlinq and will therefore not share in its future earnings and growth. The merger is not structured so that approval of a majority of the shares of Interlinq common stock held by the Interlinq shareholders unaffiliated with Interlinq or Terlin is required, but instead requires approval of a majority of shares of Interlinq common stock held by all Interlinq shareholders.

MERGER CONSIDERATION; STOCK ELECTION

     In the merger, 1,250,000 shares of Interlinq common stock excluding any shares held by shareholders who have properly exercised dissenters' rights, will remain outstanding. All other outstanding shares of Interlinq common stock will be converted into the right to receive the cash payment of $9.25 per share. An Interlinq shareholder will be able to elect, as to all or a part of his or her shares of Interlinq common stock, to retain such shares and continue to own them after the merger. If holders of more than 1,250,000 shares of Interlinq common stock elect to retain their shares, such holders will retain shares pro rata based on the number of shares they initially requested to retain, and will receive the cash payment of $9.25 per share for their remaining shares. If holders of fewer than 1,250,000 shares elect to retain their shares, shareholders who would otherwise receive the cash payment of $9.25 per share for all their shares will instead retain a pro rata portion of their shares.

  Possible Effects of Proration.


     The following table sets forth the per share cash amount that a holder of 1,000 shares of Interlinq common stock would receive assuming that the holder of the shares elects to either receive cash for all 1,000 shares or to retain all 1,000 shares held and that varying percentages of the total shares of Interlinq common stock elect to receive cash in exchange for those shares. This table is based on approximately 5,130,000 Interlinq shares being outstanding before the merger. This table expands upon information previously presented in summary format on the cover page of this proxy statement/prospectus.



                   SHAREHOLDER ELECTS CASH FOR          SHAREHOLDER ELECTS TO RETAIN
                         ALL 1,000 SHARES                     ALL 1,000 SHARES
 PERCENT OF     ----------------------------------   ----------------------------------
TOTAL SHARES                         NUMBER OF          NUMBER OF
THAT ELECT TO      NUMBER OF      SHARES EXCHANGED   SHARES EXCHANGED      NUMBER OF
RECEIVE CASH    RETAINED SHARES       FOR CASH           FOR CASH       RETAINED SHARES
-------------   ---------------   ----------------   ----------------   ---------------
     100%             244                756                 0               1,000
      90%             160                849                 0               1,000
      80%              55                945                 0               1,000
      70%               0              1,000                56                 944
      60%               0              1,000               156                 844
      50%               0              1,000               256                 744
      40%               0              1,000               356                 644
      30%               0              1,000               456                 544
      20%               0              1,000               556                 444
      10%               0              1,000               656                 344
       0%               0              1,000               756                 244


BROADVIEW'S FAIRNESS OPINION

     Pursuant to a letter agreement dated as of December 11, 1998, Broadview was engaged to render an opinion to Interlinq's board regarding the fairness, from a financial point of view, of the consideration to be received in the merger by the Interlinq shareholders. Broadview was selected by Interlinq's board based on Broadview's reputation and experience in the information technology, communication and media sector and the computer software industry in particular. At the meeting of Interlinq's board on December 29, 1998, Broadview rendered its opinion that, as of December 29, 1998, based upon and subject to the various factors and assumptions described in its opinion, the consideration was fair, from a financial point of view, to Interlinq shareholders other than Terlin and its affiliates. In addition, at the meeting of the special committee on December 22, 1998, Broadview presented its methodology for valuing Interlinq under scenarios assuming (1) consummation of the merger, or (2) that Interlinq remains a stand-alone entity.

     The Broadview opinion, which describes the assumptions made, matters considered, and limitations on the review undertaken by Broadview, is attached as Appendix B to this proxy statement/prospectus. Interlinq shareholders are urged to, and should, read the Broadview opinion carefully and in its entirety. Broadview's opinion is directed to Interlinq's board and addresses only the fairness, from a financial point of view, of the proposed consideration to be received by the holders of Interlinq common stock (other than Terlin and its affiliates) as of the date of the opinion. Broadview's opinion does not address any other aspect of the merger and does not constitute a recommendation to any Interlinq stockholder as to how to vote with respect to the merger or any related transaction or as to whether any stockholder should elect to receive cash or retain shares in the surviving corporation. The summary of Broadview's opinion included in this proxy statement/prospectus, although materially complete, is qualified by reference to the full text of Broadview's opinion.

     In connection with rendering its opinion, Broadview, among other things:

     - reviewed the terms of the draft merger agreement;

     - reviewed Interlinq's Form 10-K for the fiscal year ended June 30, 1998 and Interlinq's Form 10-Q for the fiscal quarter ended September 30, 1998;

     - reviewed internal financial and operating information relating to Interlinq prepared by Interlinq management, including financial projections through June 30, 2004 for Interlinq (which assumed the merger does not occur) as well as certain pro forma effects on Interlinq's capital structure after giving effect to the merger;

     - participated in discussions with Interlinq management concerning the operations, business strategy, current financial performance and prospects for Interlinq;

     - discussed with Interlinq management its view of the strategic rationale for the merger;

     - discussed with Terlin management its view of the strategic rationale for the merger;

     - discussed with Terlin management the pro forma capital structure for Interlinq;

     - analyzed the anticipated effect of the merger on the future financial performance of Interlinq;

     - reviewed the recent reported closing prices and trading activity for Interlinq common stock;

     - reviewed recent equity analyst reports covering Interlinq; and

     - conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of Broadview's opinion.

     In rendering its opinion, Broadview relied, without independent verification, on

     - the accuracy and completeness of all the financial and other information that was publicly available or furnished to Broadview by Interlinq for purposes of the opinion,

     - the assessment by the management of Interlinq and Terlin of the strategic and other benefits expected to result from the merger, and

     - information provided by Terlin management regarding the pro forma capitalization and related terms of the proposed capital structure of Interlinq assuming consummation of the merger. Broadview also assumed that neither Interlinq nor Terlin was involved in any material transaction as of the date of the opinion other than the merger and those activities undertaken in the ordinary course of conducting their respective businesses.


     In conducting its analyses based on the future performance of Interlinq, Broadview utilized financial projections provided by Interlinq management and, in certain analyses, projections based on equity research analyst reports. Among other things, Interlinq management projects revenues derived from loan origination-related products and services to decrease from 86.3% of total revenues for Interlinq's fiscal year ended June 30, 1998 to 49.2% of total revenues for Interlinq's fiscal year ending June 30, 2001. Interlinq management expects revenues from loan servicing and enterprise application integration products and services to comprise an increasing portion of total revenues throughout the periods for which Interlinq management provided projections. With respect to the financial projections provided by Interlinq management, Broadview assumed (1) that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Interlinq as to the future performance of Interlinq, including the pro forma operating financial impact of the merger on Interlinq, and (2) based on representations from Interlinq management and conversations with Terlin management, that they were identical, in all material respects, to the projections provided to Terlin management.



     In reviewing these financial projections, Broadview considered the prospects for FlowMan, Interlinq's enterprise application integration product, and peripheral opportunities attributable to the FlowMan product line. Interlinq's projections included no significant revenues resulting from the FlowMan product line until the year ending June 30, 2001 and, given the nascence of the enterprise application integration market and the early stage of Interlinq's FlowMan product development efforts, Broadview did not consider Interlinq's projections unreasonable. In addition, due to Interlinq's minimal financial history associated with the FlowMan product line and due to the risks inherent in the enterprise application software market, Broadview did not attribute any additional premium value to the FlowMan product line incremental to its other valuation analyses.



     In performing its analyses, Broadview considered the potential relative increase in Interlinq's more stable revenue streams as a percentage of Interlinq's total revenues. The projected relative increases in more stable revenues was considered in the context of selecting the Interlinq Comparable Index described below.


     Broadview did not make or obtain any independent appraisal or valuation of any of Interlinq's assets. Broadview did not review any internal financial projections prepared by Terlin management, as such projections were not made available to Broadview. Broadview's opinion does not address the relative merits of the merger as compared to other potential business strategies which Interlinq could pursue. Broadview's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated at December 29, 1998, and any change in those conditions since that date may impact Broadview's opinion. Broadview's opinion did not express any opinion as to the price at which Interlinq common stock or the common stock of the surviving corporation of the merger will trade at any time.

     The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were presented to the Interlinq board at its meeting on December 29, 1998. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. This summary of financial analyses includes information presented in tabular format. In order fully to understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.


     Interlinq Stock Performance Analysis. Broadview reviewed the stock performance of Interlinq from December 12, 1997 to December 28, 1998 and compared the stock performance of Interlinq to that of the following indices during the same period:


     - The S&P 500; and

     - The Interlinq Comparable Index, consisting of the following companies:

      - Sanchez Computer Associates, Inc;

      - Advent Software, Inc;

      - SS&C Technologies, Inc;

      - FDP Corporation;

      - Carreker-Antinori, Inc; and

      - CFI ProServices, Inc.

     This index is comprised of public companies Broadview deemed comparable to Interlinq. Broadview selected companies competing in the enterprise applications software industry providing software solutions for financial institutions, with the following financial operating characteristics:

     - positive net margins over the last twelve months;

     - revenue between $10 million and $100 million over the last twelve months;

     - revenue growth greater than 10% over the last twelve months; and

     - projected revenue growth between 10% and 50% for the calendar year ending December 31, 1999.


     Broadview compared the aggregate per share consideration to be received by Interlinq shareholders to Interlinq's stock performance, and Interlinq's stock performance to the performances of the Interlinq Comparable Index and the S&P 500 Index. Broadview concluded that the aggregate per share consideration to be received by Interlinq shareholders represented a reasonable premium to Interlinq's current share price, Interlinq's weekly high closing price during this period, and Interlinq's weekly average share price during this period. In addition, based on Interlinq outperforming these indices during the period, Broadview concluded that a premium implied by the aggregate per share consideration could be reasonably assessed in relation to Interlinq's recent trading history.


     Public Company Comparables Analysis. Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when appropriate, to selected historical and projected operating results in order to derive values placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of Interlinq with publicly available information for companies comprising the Interlinq Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports and financial projections prepared by Interlinq management.

     The following table presents, as of December 28, 1998, the median multiples and the range of multiples for the Interlinq Comparable Index of total market capitalization (defined as equity market capitalization plus total debt minus cash and equivalents), equity market capitalization and share price divided by selected operating results:

                                                     MEDIAN       RANGE OF
                                                    MULTIPLE      MULTIPLES
                                                    --------    -------------
Total Market Capitalization to Last Twelve Months
  Revenue.........................................       1.6      0.7 - 6.2
Total Market Capitalization to Last Quarter
  Annualized Revenue..............................       1.4      0.6 - 5.1
Total Market Capitalization to Earnings Before
  Interest and Taxes..............................      18.8     6.3 - 31.9
Price to Last Twelve Months Earnings Per Share....      21.6     11.6 - 46.9
Total Market Capitalization to Projected Calendar
  Year 1999 Revenue...............................       1.1      0.6 - 4.0
Price to Projected Calendar Year 1999 Earnings Per
  Share...........................................      14.8     9.4 - 30.4
Price to Growth Adjusted Projected Calendar Year
  1999 Earnings Per Share.........................       0.52    0.38 - 0.83

     The following table presents, as of December 28, 1998, the median implied value and the range of implied values of Interlinq's stock price assuming the merger does not occur, calculated using the multiples shown above and the appropriate Interlinq operating results:

                                                    MEDIAN          RANGE OF
                                                 IMPLIED VALUE   IMPLIED VALUES
                                                 -------------   --------------
Total Market Capitalization to Last Twelve
  Months Revenue...............................     $ 7.48       $4.45 - $24.04
Total Market Capitalization to Last Quarter
  Annualized Revenue...........................     $ 7.40       $4.46 - $22.61
Total Market Capitalization to Earnings Before
  Interest and Taxes...........................     $11.60       $5.14 - $18.42
Price to Last Twelve Months Earnings Per
  Share........................................     $ 8.73       $4.70 - $19.02
Total Market Capitalization to Projected
  Calendar Year 1999 Revenue...................     $ 7.37       $4.72 - $21.26
Price to Projected Calendar Year 1999 Earnings
  Per Share....................................     $ 9.16       $5.79 - $18.75
Price to Growth Adjusted Projected Calendar
  Year 1999 Earnings Per Share.................     $ 9.04       $6.61 - $14.37

     No company utilized in the public company comparables analysis as a comparison is identical to Interlinq. In evaluating the comparables, Broadview made numerous assumptions with respect to enterprise applications software industry performance and general economic conditions, many of which are beyond Interlinq's control. Mathematical analyses, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

     Transaction Comparables Analysis. Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate values strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions it considered similar to the merger.

Broadview selected these transactions by choosing recent transactions involving sellers in the enterprise applications software industry, providing software solutions for financial institutions, with revenues between $10 million and $100 million in the last reported twelve months before their acquisition. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries. These transactions consisted of the acquisition of:

     - Infinity Financial Technology, Inc by Sungard Data Systems Inc;

     - Servantis Systems Holdings, Inc by Checkfree Corporation;

     - The Frustrum Group, Inc by Misys plc;

     - Checkfree Corporation (Mortgage Products Division) by London Bridge Software Holdings plc;

     - C*ATS Software Inc by Misys plc (pending);

     - National Computer Systems, Inc (NCS Financial Systems, Inc subsidiary) by Sungard Data Systems Inc;

     - CUSA Technologies, Inc by Fiserv, Inc; and

     - Confidential by Confidential.

     The following table presents, as of December 28, 1998, the median multiple and the range of multiples of adjusted price (defined equity price plus total debt minus cash and cash equivalents) divided by the seller's revenue in the last reported twelve months prior to acquisition for the transactions listed above:

                                                       MEDIAN      RANGE OF
                                                      MULTIPLE     MULTIPLES
                                                      --------     ---------
Adjusted Price to Last Reported Twelve Months
  Revenue...........................................    1.9x      0.7x - 5.0x

     The following table presents, as of December 28, 1998, the median implied value and the range of implied values of Interlinq's stock, calculated using the multiples shown above and Interlinq's revenues for the twelve months ended September 30, 1998:

                                                  MEDIAN           RANGE OF
                                               IMPLIED VALUE    IMPLIED VALUES
                                               -------------    --------------
Adjusted Price to Last Reported Twelve
  Months Revenue.............................      $8.47        $4.36 - $19.80

     No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to enterprise applications software industry performance and general economic conditions, many of which are beyond the control of Interlinq or Terlin. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

     Transaction Premiums Paid Analysis. Broadview considered the premiums paid above a seller's share price in order to determine the additional value strategic and financial acquirers, when compared to public shareholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed 25 transactions involving publicly-held software companies. Broadview selected these transactions from its proprietary database by choosing recent transactions with an equity purchase price between $20 million and $100 million.

     The following table presents, as of December 28, 1998, the median premium and the range of premiums for these transactions calculated by dividing

     (1) the offer price per share minus the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

     (2) the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction:

                                                    MEDIAN       RANGE OF
                                                    PREMIUM      PREMIUMS
                                                    -------   ---------------
Premium Paid to Seller's Share Price 20 Trading
  Days Prior to Announcement......................   55.6%    (26.3)% - 326.6%
Premium Paid to Seller's Share Price 1 Trading Day
  Prior to Announcement...........................   21.1%    (31.7)% - 186.7%

     The following table presents the median implied value and the range of implied values of Interlinq's stock, calculated by using the premiums shown above and Interlinq's share price 20 trading days and one trading day prior to December 3, 1998, the date Broadview assumed public announcement of the merger was made:

                                                    MEDIAN          RANGE OF
                                                 IMPLIED VALUE   IMPLIED VALUES
                                                 -------------   --------------
Premium Paid to Seller's Share Price 20 Trading
  Days Prior to Announcement...................     $10.11       $4.79 - $27.73
Premium Paid to Seller's Share Price 1 Trading
  Day Prior to Announcement....................     $ 9.16       $5.17 - $21.68

     No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to enterprise applications software industry performance and general economic conditions, many of which are beyond the control of Interlinq or Terlin. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

     Present Value of Projected Share Price Analysis. Based on selected median trading multiples of companies in the Interlinq Comparable Index and Interlinq's own trading multiples, Broadview calculated the per share present values of Interlinq shares assuming Interlinq were to remain a stand-alone entity. This analysis was performed based on both Interlinq management projections and equity research analyst projections for Interlinq for the year ending December 31, 1999. Broadview calculated the implied share prices at discount rates ranging from 10.0% to 20.0% determined by the Capital Asset Pricing Model with the risk implied by the past stock performance of the Interlinq Comparable Index.

     The following table presents the range of implied values of Interlinq shares based on the median multiples of the Interlinq Comparable Index and using Interlinq management's financial projections:

                                                               RANGE OF
                                                            IMPLIED VALUES
                                                           ----------------
Total Market Capitalization to Last Twelve Months
  Revenue................................................  $ 8.64    $ 9.50
Total Market Capitalization to Earnings Before Interest
  and Taxes..............................................  $17.14    $18.84
Price to Last Twelve Months Earnings Per Share...........  $12.12    $13.32

     The following table presents the implied values of Interlinq shares based on the median multiples of the Interlinq Comparable Index and using equity research analyst projections:

                                                               RANGE OF
                                                            IMPLIED VALUES
                                                           ----------------
Total Market Capitalization to Last Twelve Months
  Revenue................................................  $ 8.36    $ 9.20
Total Market Capitalization to Earnings Before Interest
  and Taxes..............................................  $16.82    $18.49
Price to Last Twelve Months Earnings Per Share...........  $12.64    $13.90

     The following table presents the implied values of Interlinq shares based on Interlinq's own multiples and using Interlinq management's financial projections:

                                                               RANGE OF
                                                            IMPLIED VALUES
                                                           ----------------
Total Market Capitalization to Last Twelve Months
  Revenue................................................  $ 7.73    $ 8.50
Total Market Capitalization to Earnings Before Interest
  and Taxes..............................................  $ 9.45    $10.39
Price to Last Twelve Months Earnings Per Share...........  $10.19    $11.20

     The following table presents the implied values of Interlinq shares based on Interlinq's own multiples and using equity research analyst projections:

                                                               RANGE OF
                                                            IMPLIED VALUES
                                                           ----------------
Total Market Capitalization to Last Twelve Months
  Revenue................................................  $ 7.49    $ 8.23
Total Market Capitalization to Earnings Before Interest
  and Taxes..............................................  $ 9.28    $10.21
Price to Last Twelve Months Earnings Per Share...........  $10.63    $11.68


     Broadview noted that several of the implied values resulting from this analysis exceeded the aggregate implied per share value of the consideration to be received by Interlinq shareholders. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole, including this analysis, and did not attribute any particular weight to this analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Broadview noted that several assumptions which affect the results of the Present Value of Projected Share Price Analysis could result in an overstatement or understatement of the actual present value of Interlinq's future share price, including, but not limited to:
Interlinq's ability to meet its internal projections and those of equity research analysts; metrics implied by Interlinq's public company comparables, which are likely to fluctuate and are not necessarily the multiples that shareholders will attribute to Interlinq; and the weighted average cost of capital used to discount the implied projected Interlinq share prices.



     Consideration of the Discounted Cash Flows Valuation Methodology. Broadview did not employ a discounted cash flows analysis for the purposes of this opinion. For a growing company such as Interlinq, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which represents the value of cash flows in perpetuity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in estimating both the future cash flows and sustainable long-term growth rate for Interlinq, Broadview considered a discounted cash flows analysis inappropriate for valuing Interlinq.


     Evaluation of Consideration. Broadview assumed that all shareholders would make identical elections and that the aggregate cash and shares to be retained would be allocated pro rata in accordance with the merger agreement. Broadview then assessed a range of combined values of cash and shares to be retained in the surviving corporation by Interlinq shareholders after giving effects to Interlinq's pro forma capital structure assuming consummation of the merger. To evaluate the aggregate consideration to be received, Broadview:

     - performed an analysis of cash consideration to be received, for which Broadview calculated $7.22 per share; and

     - performed a leveraged recapitalization analysis for the surviving corporation to value Interlinq shareholders' ownership in the surviving corporation.

     To perform the leveraged recapitalization analysis, Broadview used Interlinq management's financial projections for the fiscal years ending December 31, 1999 through 2002 and Terlin management's proposed capital structure for the surviving corporation, and considered additional dilution to Interlinq shareholders resulting from the merger. Assumptions used in performing the analysis included:

     - $22.5 million in total debt consisting of:

      - $12.5 million of senior debt bearing a 10.0% annual interest rate and due seven years from the merger; and

      - $10.0 million of subordinated debt bearing a rate of 200 basis points in excess of the prime rate (Broadview assumed a rate on subordinated debt of 9.8%) due seven years from the merger; and

     - additional securities that would be issued to Interlinq directors, management, employees, attorneys, and providers of subordinated debt facilities as a result of the merger that would dilute Interlinq shareholders' ownership in the surviving corporation upon consummation of the merger by up to 23.7% (on a fully diluted basis).

     Broadview performed a pre-money valuation on a hypothetical liquidity event occurring between 18 and 30 months from December 31, 1998, based on discussions with Terlin management regarding their intent for the surviving corporation. This analysis was based on (1) the median ratio of total market capitalization to earnings before interest and taxes for the latest twelve months for the Interlinq Comparable Index, (2) Interlinq management's financial projections for the fiscal years ending December 31, 2000 and 2001, and (3) assumptions for the capital structure for the surviving corporation provided by Terlin management. Broadview discounted equity values implied by the analysis by a cost of equity discount rate of 22.2% to December 29, 1998. This discount rate was implied by the proposed capital structure for the surviving corporation and using Capital Asset Pricing Model with risk implied by the past stock performance of the Interlinq Comparable Index. Using this methodology, Broadview calculated a per share range of present values of the surviving corporation of $3.00 to $3.81.

     In connection with the review of the merger by the Interlinq board, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Interlinq or Terlin. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The consideration to be received by Interlinq shareholders pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between Interlinq and Terlin, and were approved by Interlinq's board. Broadview provided advice to Interlinq's board during these negotiations; however, Broadview did not recommend any specific consideration to Interlinq's board or that any specific consideration constituted the only appropriate consideration for the merger. Broadview's opinion and presentation to Interlinq's board was one of many factors taken into consideration by Interlinq's board in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of Interlinq's board with respect to the value of Interlinq or of whether Interlinq's board would have been willing to agree to a different consideration.

     Pursuant to the terms of an engagement letter between Interlinq and Broadview, Broadview was engaged to render an opinion to the Interlinq Board regarding the fairness, from a financial point of view, of the consideration to be received in the merger by the Interlinq shareholders. Interlinq has paid Broadview a fairness opinion fee of $300,000. In addition, Interlinq has agreed to reimburse Broadview for its reasonable expenses, including fees and disbursements of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which Interlinq and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between Interlinq and Broadview, and the Interlinq board was aware of the nature of the fee arrangement.


KPMG LLP'S PURCHASE PRICE ALLOCATION REPORT



     KPMG LLP was retained by Interlinq to assist Interlinq in preparing its purchase price allocation in connection with Interlinq's acquisition of Logical Software Solutions

Corporation on June 30, 1998. Interlinq retained KPMG LLP based on their expertise in accounting and auditing and because of Interlinq's established relationship with KPMG LLP, who has served as Interlinq's independent auditor since 1986. KPMG LLP was engaged to assist with the purchase price allocation after the purchase price had been established by the parties. KPMG LLP's report, therefore, was not used to establish or determine the fairness of the purchase price for the acquisition of Logical Software Solutions Corporation. During the past two years, Interlinq has paid KPMG LLP fees totaling $365,000 for auditing and accounting services provided by KPMG LLP to Interlinq, including the preparation of the purchase price allocation report. A copy of the report has been filed as an exhibit to the registration statement on Form S-4 filed by Interlinq with the SEC relating to this proxy statement/prospectus.



     The purchase price allocation report utilized assumptions provided by Interlinq and analyzed each asset acquired, and applied the valuation methodologies thought to be most appropriate for each asset. Each of three generally accepted approaches to valuation were considered in the analysis. The three generally accepted valuation approaches are the income, the cost and the market approaches. The income approach uses a discounted cash flow analysis, in which the fair value of an asset is equivalent to the present value of all estimated future cash flows it is expected to generate. Additional adjustments may be made to reflect special circumstances that would affect value. The market approach examines publicly traded companies and transactions in the marketplace in order to relate the value of similar companies and assets and recent transactions to the companies and assets being valued. The cost approach is a replacement cost approach, under which the fair value of an asset is equal to the cost to replace the functionality of that asset.



     The total purchase consideration paid by Interlinq in the Logical Software Solutions Corporation transaction was approximately $5.4 million, consisting of $3.6 million in cash, $1.4 million in stock and $0.4 million of direct acquisition costs. Of the total consideration paid, $4.0 million was allocated to goodwill and other intangible assets, $1.3 million was allocated to acquired in-process research and development, and the remainder was allocated to other current and noncurrent long-term assets and liabilities.


PLANS FOR INTERLINQ AFTER THE MERGER

     It is expected that after the merger Interlinq's business and operations will, except as set forth in this proxy statement/prospectus, continue to be conducted substantially as they are now. Except for the merger or as contemplated in the merger agreement, neither Interlinq nor Terlin has any present plans relating to or resulting in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving Interlinq or a sale or other transfer of a material amount of Interlinq's assets or any changes in Interlinq's corporate structure or business. Interlinq and Terlin, however, will continue to evaluate the business and operations of Interlinq after the merger and make such changes as they deem appropriate.

MANAGEMENT FOLLOWING THE MERGER


     Interlinq's current officers and directors will remain its officers and directors after the merger, with the addition of John D. Delafield, who will serve as a director. For more information regarding Interlinq's officers and directors, see "Director and Executive Officer Information."

RISK THAT MERGER WILL NOT BE CONSUMMATED


     Consummation of the merger is subject to a number of conditions, including, without limitation:

     - approval by Interlinq shareholders at the special meeting;

     - the absence of an injunction or other order restraining consummation of the merger;

     - the absence of any material adverse effect on Interlinq's business, operating results and financial condition; and

     - the receipt of the required financing to complete the merger and meet working capital requirements.

     We expect that if the merger agreement and the merger are not approved by Interlinq shareholders, or if the merger is not consummated for any other reason, Interlinq's current management, under the direction of the Interlinq board, will continue to manage Interlinq as an on-going business. We are not considering any other transaction as an alternative to the merger.

ANTICIPATED ACCOUNTING TREATMENT

     For financial reporting purposes, we expect that the merger and all transactions contemplated by the merger agreement will be accounted for as a leveraged recapitalization. This means that the transaction is structured to transfer the controlling interest of an operating entity to a new investor without a change in accounting basis of the assets and liabilities presented in the separate stand-alone financial statements of the operating entity.

NASDAQ DELISTING

     Following the consummation of the merger, we may seek to have our common stock delisted from the Nasdaq. Under the merger agreement, however, if proration is required because holders of our common stock elect to retain less than 1,250,000 shares, we will not voluntarily delist our common stock for at least six months after the merger.


DISSENTERS' RIGHTS


     Our shareholders have the right to dissent from the proposed merger and, subject to some conditions, to receive payment of the "fair value" of their shares of common stock, as provided in Sections 23B.13.101 through 23B.13.310 of the Washington Business Corporation Act. See "Rights of Dissenting Interlinq Shareholders."


SOME EFFECTS OF THE MERGER



     Following the merger, the total number of outstanding shares of Interlinq common stock will decrease from approximately 5,130,000 to approximately 3,400,000. Shares held by W.R. Hambrecht + Co. and related entities will increase from approximately 7.3% of Interlinq before the merger to at least 63.3% after the merger, while shares held by all other Interlinq shareholders will decrease from approximately 92.7% before the merger to no more than 36.7% after the merger.

     If the merger is consummated, Interlinq shareholders who only receive the cash payment of $9.25 per share for their Interlinq common stock and do not retain any shares will no longer have an equity interest in Interlinq and will not share in its future earnings and growth, if any. Interlinq shareholders who retain shares will be subject to dilution upon the grant of options to purchase shares of Interlinq common stock to management, directors and employees following the merger and when warrants in connection with the merger are issued.

     Fewer shares of Interlinq common stock will be outstanding after the merger, than before the merger. For that reason, each retained share of Interlinq common stock will represent a greater equity interest in Interlinq than that share represented prior to the merger. After the merger, however, Interlinq will have greater leverage, and shares of Interlinq common stock may become less liquid.


INTERESTS OF PERSONS IN THE MERGER; CONFLICTS OF INTEREST



     W.R. Hambrecht + Co. As a result of W.R. Hambrecht/INLQ's ownership of a majority of the shares of our outstanding common stock following the merger, W.R. Hambrecht + Co., which controls W.R. Hambrecht/INLQ, will control Interlinq. W.R. Hambrecht + Co. will be able to elect all of Interlinq's directors and approve any action requiring the approval of Interlinq shareholders, including adopting amendments to Interlinq's articles of incorporation and approving mergers or sales of all or substantially all of Interlinq's assets. The directors elected by W.R. Hambrecht + Co. and related entities will have the authority to effect decisions affecting Interlinq's capital structure, including issuing additional capital stock and debt, implementing of stock repurchase programs and declaring dividends. W.R. Hambrecht + Co. is controlled by William R. Hambrecht.


     In addition, pursuant to a letter agreement between Terlin and W.R. Hambrecht + Co., which will become a binding obligation of Interlinq upon consummation of the merger, W.R. Hambrecht + Co. will receive as a success fee a warrant to purchase 95,578 shares of common stock of Interlinq. The warrant will have an exercise price of $6.44 per share.


     William R. Hambrecht. William R. Hambrecht will effectively control Interlinq following the merger. He is the chairman and chief executive officer of W.R. Hambrecht + Co. and controls W.R. Hambrecht + Co. From 1968 until December 1997 when he founded W.R. Hambrecht + Co., William R. Hambrecht was co-founder, president, chief executive officer and director of Hambrecht & Quist Group. Mr. Hambrecht also served as chairman of the board of directors of Hambrecht & Quist Group from July 1995 until December 1997.



     Affiliates' Interest in Net Book Value and Net Earnings. The following tables set forth the interests of Jiri M. Nechleba and the aggregated interests of William R. Hambrecht and W.R. Hambrecht + Co. in the net book value and net earnings of Interlinq, both before and after the merger, by virtue of their status as optionholder and shareholders, respectively. Their interests before the merger are based upon the historical financial statements of Interlinq as of and for the six-months ended December 31, 1998. Their interests after the merger are based upon the pro-forma financial information of

Interlinq as of and for the six months ended December 31, 1998. The tables reflect their interests on both a shares outstanding and fully diluted basis.



                     NET BOOK VALUE AS OF DECEMBER 31, 1998


                                 (IN THOUSANDS)



                                       SHARES OUTSTANDING              FULLY DILUTED
                                    -------------------------    -------------------------
            AFFILIATE               PRE-MERGER    POST-MERGER    PRE-MERGER    POST-MERGER
            ---------               ----------    -----------    ----------    -----------
William R. Hambrecht and
  W. R. Hambrecht + Co. ..........    $1,214        $(5,858)       $  996        $(4,178)
Jiri M. Nechleba..................        --             --         1,070           (662)



                               NET INCOME (LOSS)


                               FOR THE SIX MONTHS


                            ENDED DECEMBER 31, 1998


                                 (IN THOUSANDS)



                                       SHARES OUTSTANDING              FULLY DILUTED
                                    -------------------------    -------------------------
            AFFILIATE               PRE-MERGER    POST-MERGER    PRE-MERGER    POST-MERGER
            ---------               ----------    -----------    ----------    -----------
William R. Hambrecht and
  W.R. Hambrecht + Co.............    $   58        $  (106)        $ 47         $   (75)
Jiri M. Nechleba..................        --             --           51             (12)


     Voting Agreement and Proxies. Each member of the Interlinq board and each executive officer of Interlinq has agreed, among other things, to vote in favor of the merger agreement and the merger and to waive dissenters' rights, and has delivered irrevocable proxies appointing representatives of Terlin to vote their Interlinq common stock at a future meeting of Interlinq shareholders, including the special meeting. As previously stated, each member of the Interlinq board has recommended a vote in favor of the merger agreement and the merger.


     Stock Options. In accordance with Interlinq's 1993 Stock Option Plan, 1985 Restated Stock Option Plan and Stock Option Plan for Non-Employee Directors, the vesting of all outstanding options to purchase Interlinq common stock will accelerate immediately prior to the merger. Options granted under the 1993 Plan vest in annual installments over four years. Options granted under the Non-Employee Directed Plan vest six months from the date of grant. All options granted under the 1985 Plan have vested. The options may then be exercised. If they are not exercised, the options will terminate immediately prior to the filing of the articles of merger. In accordance with the stock option plans, the shares subject to terminated options will be available for issuance upon exercise of additional options generated under the plans.



     Immediately prior to the merger, Interlinq will agree to make a cash payment to all holders of outstanding options. This includes members of the Interlinq board, as well as executive officers and employees who agree not to exercise their options and instead let them terminate in the merger. For all option holders other than Mr. Nechleba, Mr. Yount and Ms. Graham, the cash payment will be equal to the difference between $9.25 per share and the exercise price for each option as granted. As a result of negotiations with W.R. Hambrecht + Co. and in order to reduce the amount of the cash payment to management that would otherwise be payable under the formula for the other options holders, Mr. Nechleba, Mr. Yount and Ms. Graham have agreed that they will receive the cash payment for only the 75% of their options with the lowest exercise prices, and Mr. Nechleba has also agreed to receive the difference between $9.00 per share and the option exercise price for each option, instead of the difference between the exercise price and $9.25 per share.

     The following table sets forth, for each of Interlinq's executive officers and directors, the number of vested and unvested options held, the exercise price of the options, and cash payment to be received for the options. The cash payments to Mr. Nechleba, Mr. Yount and Ms. Graham have been calculated using the 75% of their options with the lowest exercise price as agreed upon by those individuals when they offered to forego 25% of their options.



                         UNEXERCISED
                           OPTIONS     EXERCISE   DATE OF                                   CASH
         NAME             (SHARES)      PRICE      GRANT       VESTED       UNVESTED      PAYMENT
         ----            -----------   --------   --------   -----------   -----------   ----------
Jiri M. Nechleba.......    142,855      $3.50      9/11/95      85,713        57,142     $  785,703
                           107,145       3.50      9/11/95      64,287        42,858        589,298
                             6,250       5.84      1/22/97           0         6,250         19,727
                            12,500       4.53      1/20/98           0        12,500         55,859
                            18,750       5.84      1/22/97      12,500         6,250         59,180
                            12,500       4.53      1/20/98       6,250         6,250         55,859
                            17,441       6.13     11/10/98           0        17,441             --
                            82,559       6.13     11/10/98           0        82,559             --
                           -------                             -------       -------     ----------
                           400,000                             168,750       231,250     $1,565,625
Stephen A. Yount.......     28,500      $0.50       2/3/92      28,500             0     $  249,375
                             6,000       2.50      5/27/92       6,000             0         40,500
                             1,000       7.00       8/5/93       1,000             0             --
                             1,000       4.38      7/21/94       1,000             0          4,875
                            25,000       3.31      4/24/95      18,750         6,250        148,438
                            12,000       3.44      1/19/96       9,000         3,000         69,750
                            15,000       5.84      1/22/97       7,500         7,500             --
                            17,500       4.53      1/20/98       4,375        13,125         33,031
                           -------                             -------       -------     ----------
                            94,500                              76,125        18,375     $  545,969
Patricia Graham........     60,000      $3.31      3/22/96      45,000        15,000     $  356,250
                            15,000       5.84      1/22/97       7,500         7,500             --
                            17,500       4.53      1/20/98      13,125         4,375         44,238
                           -------                             -------       -------     ----------
                            92,500                              56,875        35,625     $  400,488
Robert W. O'Rear.......      3,000      $5.00      11/7/94       3,000             0     $   12,750
                             3,000       3.25      11/6/95       3,000             0         18,000
                            10,000       3.44      1/19/96      10,000             0         58,125
                             3,000       4.03      11/6/96       3,000             0         15,656
                             7,500       3.97      11/5/97       7,500             0         39,609
                             7,500       6.13     11/10/98           0         7,500         23,438
                           -------                             -------       -------     ----------
                            34,000                              26,500         7,500     $  167,578
Robert J. Gallagher....      3,000      $7.00       5/9/94       3,000             0     $    6,750
                             3,000       5.00      11/7/94       3,000             0         12,750
                             3,000       3.28      11/6/95       3,000             0         18,000
                            10,000       3.44      1/19/96      10,000             0         58,125
                             3,000       4.03      11/6/96       3,000             0         15,656
                             7,500       3.97      11/5/97       7,500             0         39,609
                             7,500       6.13     11/10/98           0         7,500         23,438
                           -------                             -------       -------     ----------
                            37,000                              29,500         7,500     $  174,328
Theodore M. Wight......      3,000      $5.00      11/7/94       3,000             0     $   12,750
                             3,000       3.25      11/6/95       3,000             0         18,000
                            10,000       3.44      1/19/96      10,000             0         58,125
                             3,000       4.03      11/6/96       3,000             0         15,656
                             7,500       3.97      11/5/97       7,500             0         39,609
                             7,500       6.13     11/10/98           0         7,500         23,438
                           -------                             -------       -------     ----------
                            34,000                              26,500         7,500     $  167,578

     After the merger, the Interlinq board will grant to former optionholders new options to purchase shares of Interlinq common stock. For option grants to persons other than Mr. Nechleba, Mr. Yount and Ms. Graham, the number of options granted by Interlinq to each optionholder will be at the discretion of the Interlinq board and senior management. It is expected that Interlinq will determine a formula for granting new options based on a director's or employee's position in, and contribution to, Interlinq. Although there will be some flexibility, Interlinq expects that the total new option grants will approximate the aggregate percentage interest in Interlinq represented by the Interlinq common stock subject to the options held by these optionees immediately prior to the merger. In accordance with the merger agreement, after the merger Mr. Nechleba, Mr. Yount and Ms. Graham will be granted options to purchase shares of Interlinq common stock such that his or her percentage interest in Interlinq following the merger represented by Interlinq common stock subject to such options will be 25% greater than it was immediately prior to the merger. The new option grants will have exercise prices per share equal to the fair market value of a share of Interlinq common stock at the time of grant.


     Indemnification. Under the merger agreement, Interlinq has agreed that all rights to indemnification of Interlinq's present directors and officers for acts and omissions occurring prior to the merger will survive for six years after the merger. Interlinq has also agreed that, subject to specified limitations, it will maintain its existing policy of directors' and officers' liability insurance for six years after the articles of merger are filed.

     Severance. Interlinq expects to enter into severance agreements with Mr. Nechleba, Mr. Yount and Ms. Graham to provide for severance payments of one year of such executive officer's salary in the event his or her employment is terminated following the merger, unless it is terminated by Interlinq for cause.

SOURCES AND USES OF FUNDS

     A total of approximately $42,400,000 will be required to pay the shareholders entitled to receive cash payments, to cash out stock options, and to pay the transaction costs and fees. In addition, the terms of the financing require Interlinq to make a pledge of $2,500,000 in cash for security.

     Interlinq will incur approximately $22,500,000 of indebtedness, will pledge $2,500,000 in cash for security, and will spend from its cash reserves an amount not to exceed $6,900,000. However, with the consent of the Interlinq board this amount could be increased up to $8,100,000. In addition, Terlin expects to be capitalized with approximately $13,850,000 in equity prior to the merger. These funds will be invested in Terlin by W.R. Hambrecht/INLQ. The investors in W.R. Hambrecht/INLQ are expected to include individuals and institutional investors, among them William R. Hambrecht and/or related persons. In addition to William
R. Hambrecht, some shareholders of Interlinq or persons related to shareholders may be investors in W.R. Hambrecht/INLQ. In particular, a member of the Walden Group, related to George Sarlo, may be an investor in W.R. Hambrecht/INLQ. None of the current directors or executive officers of Interlinq will be an investor in W.R. Hambrecht/INLQ. W.R. Hambrecht + Co. has received a commitment from Silicon Valley Bank and U.S. Bank relating to the financing. The terms and form of such financing are as provided in the section titled "Debt Financing."

     Fees and Expenses. Interlinq and Terlin estimate they will incur the following cash fees and expenses:

Cash-out of Interlinq Options......................  $5,061,000
Financing Fees.....................................     200,000
Investment Banking and Financial Advising..........     300,000
Legal and Accounting...............................     750,000
Printing and Distributing..........................     120,000
SEC Filings........................................       9,000
Miscellaneous......................................      71,000
                                                     ----------
  Total............................................  $6,511,000
                                                     ==========

     To the extent not paid prior to the filing of articles of merger by Interlinq or Terlin, all such fees and expenses will be paid by Interlinq as the surviving corporation if the merger is consummated. If the merger is not consummated, each party will bear its respective fees and expenses, except as otherwise provided under "The Merger Agreement -- Fees and Expenses."

     In addition to fees and expenses payable in cash, Interlinq expects to issue warrants to purchase a total of 95,578 shares of common stock, or approximately 2% of the fully diluted outstanding Interlinq common stock after the merger, to Perkins Coie LLP and Cooley Godward LLP, legal counsel for Interlinq and W.R. Hambrecht + Co., respectively, in lieu of a portion of the legal fees which would otherwise be payable. Interlinq also expects to issue a warrant to purchase 95,578 shares of common stock to W.R. Hambrecht + Co. as a success fee. The issuance of the warrants will dilute all shareholders of Interlinq.

                      STOCK PRICE AND DIVIDEND INFORMATION

     Interlinq common stock has traded under the symbol "INLQ" on the Nasdaq National Market since April 27, 1993. The following table sets forth, for the periods indicated, the high and low closing sales prices for Interlinq common stock as reported by Nasdaq.


                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED JUNE 30, 1997
First Quarter...............................................  $4.50     $    3.38
Second Quarter..............................................   5.50          3.50
Third Quarter...............................................   6.00          3.75
Fourth Quarter..............................................   4.13          3.63
FISCAL YEAR ENDED JUNE 30, 1998
First Quarter...............................................  $4.63     $    3.50
Second Quarter..............................................   4.75          3.75
Third Quarter...............................................   5.50          3.88
Fourth Quarter..............................................   7.50          4.50
FISCAL YEAR ENDING JUNE 30, 1999
First Quarter...............................................  $7.75     $    4.69
Second Quarter..............................................   9.00          5.00
Third Quarter...............................................   8.56          7.38



     On December 28, 1998, the last trading day prior to announcement of the execution of the merger agreement, the closing price per share of Interlinq common stock as reported by Nasdaq was $7.56. On March 31, 1999, the reported closing price per share of Interlinq common stock on Nasdaq was $7.69. There were approximately 1,850 holders of Interlinq common stock on that date.


     Interlinq has never paid cash dividends on shares of Interlinq common stock. The merger agreement prohibits Interlinq from paying cash dividends prior to closing of the merger. Neither Interlinq nor Terlin anticipates that Interlinq will pay any cash dividends in the foreseeable future.

                         SELECTED FINANCIAL INFORMATION

    The selected historical financial information set forth below for Interlinq as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998 is derived from the audited financial statements of Interlinq that are incorporated in this proxy statement/prospectus by reference. The selected historical financial information set forth below for Interlinq as of June 30, 1996, 1995 and 1994 and for each of the years in the two-year period ended June 30, 1995 is derived from the audited financial statements of Interlinq not included elsewhere in this proxy statement/prospectus. The selected historical financial information as of December 31, 1998 and for the six months ended December 31, 1998 and 1997 is derived from the unaudited financial statements of Interlinq that are incorporated in this proxy statement/prospectus by reference.

    The unaudited pro forma financial information of Interlinq set forth below is derived from the unaudited pro forma financial information of Interlinq that is included elsewhere in this proxy statement/prospectus and is based on historical financial statements of Interlinq as adjusted to give effect to the merger. The pro forma statements of operations for the six months ended December 31, 1998 and for the year ended June 30, 1998 give effect to the merger as if it had occurred as of July 1, 1997. The pro forma balance sheet gives effect to the merger as if it had occurred at December 31, 1998. See "Unaudited Pro Forma Financial Information". This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the accompanying notes, of Interlinq incorporated in this proxy statement/ prospectus by reference. The unaudited pro forma financial information is not indicative of the results that actually would have occurred had the merger been consummated on the dates indicated, or which may be attained in the future.


                                                                                                         SIX MONTHS ENDED
                                                        YEARS ENDED JUNE 30,                               DECEMBER 31,
                                    ------------------------------------------------------------   -----------------------------
                                                                            RESTATED   PRO FORMA            RESTATED   PRO FORMA
                                     1994      1995      1996      1997     1998(1)      1998       1997    1998(1)      1998
                                    -------   -------   -------   -------   --------   ---------   ------   --------   ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  INFORMATION:
Total net revenues................  $18,489   $10,993   $13,093   $14,367   $18,346     $18,346    $8,010   $11,614     $11,614
Total cost of revenues............    4,320     3,854     3,920     4,039     5,082       5,082     2,394     2,965       2,965
Gross profit......................   14,169     7,139     9,173    10,328    13,264      13,264     5,617     8,649       8,649
Total operating expenses..........    9,970     9,723     9,300     9,310    12,388      12,388     5,069     7,678       7,678
Operating income (loss)...........    4,199    (2,584)     (127)    1,018       876         876       548       971         971
Net interest and other income
  (expense).......................      322       676       811       719       745       2,308       375       291      (1,236)
Net income (loss).................    2,880    (1,128)      433     1,110     1,005        (918)      566       795        (167)
Net income (loss) per
  share -- basic..................  $   .51   $  (.19)  $   .07   $   .19   $   .19     $  (.27)   $  .11   $   .15     $  (.05)
Shares used to calculate net
  income (loss) per
  share -- basic..................    5,635     5,831     5,965     5,707     5,213       3,405     5,215     5,217       3,405
Net income (loss) per
  share -- diluted................  $   .45   $  (.19)  $   .07   $   .19   $   .19     $  (.27)   $  .11   $   .14     $  (.05)
Shares used to calculate net
  income (loss) per
  share -- diluted................    6,471     5,831     6,171     5,842     5,376       3,405     5,328     5,498       3,405


                                                                      JUNE 30,                           DECEMBER 31,
                                                  ------------------------------------------------   --------------------
                                                                                          RESTATED   RESTATED   PRO FORMA
                                                   1994      1995      1996      1997       1998     1998(1)      1998
                                                  -------   -------   -------   -------   --------   --------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET INFORMATION:
Cash, cash equivalents, and investments.........  $14,585   $14,373   $14,218   $13,831   $13,908    $ 9,410    $    896
Working capital (deficit).......................   13,753    13,638    12,823    11,623     8,525      7,553        (961)
Total assets....................................   23,838    21,609    22,321    21,067    26,770     23,694      20,212
Long-term debt..................................       --        --        --        --        --         --      22,500
Shareholders' equity (deficit)..................   18,703    17,338    17,771    16,050    17,155     16,717      (9,265)
Book value per share............................               2.91      2.94      2.96      3.21       3.26       (2.72)

---------------
(1) In March 1999, Interlinq restated its historical financial statements as of and for the year ended June 30, 1998, and as of and for the six months ended December 31, 1998 to reduce the charge for in-process research and development acquired in the acquisition of Logical Software Solutions Corporation and the related tax effects.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information of Interlinq is based on historical financial statements of Interlinq and gives effect to the merger. The unaudited pro forma statements of operations for the six months ended December 31, 1998 and year ended June 30, 1998 give effect to the merger as if it had occurred on July 1, 1997. The unaudited pro forma balance sheet gives effect to the merger as if it had occurred on December 31, 1998. The pro forma adjustments are based upon available information and upon assumptions that management believes are reasonable under the circumstances. The following unaudited pro forma financial information and accompanying notes should be read in conjunction with the historical financial statements of Interlinq, including the accompanying notes, and other financial information pertaining to Interlinq. The pro forma financial information does not purport to represent what Interlinq's actual operating results of operations or actual financial position would have been if the merger had occurred on such dates or to project Interlinq's results of operations or financial position for any future period or date.


     In connection with the proposed merger, Interlinq will incur various one-time costs currently estimated at $7.7 million. The portion of these total costs that will be paid in cash are as follows:



Cash-out of Interlinq Options......................  $5,061,000
Financing Fees.....................................     200,000
Investment Banking and Financial Advising..........     300,000
Legal and Accounting...............................     750,000
Printing and Distributing..........................     120,000
SEC Filings........................................       9,000
Miscellaneous......................................      71,000
                                                     ----------
  Total............................................  $6,511,000
                                                     ==========


In addition to the transaction costs to be paid in cash, these costs include the estimated fair value of the warrants to purchase common stock to be issued to Perkins Coie LLP and Cooley Godward LLP, the law firms representing the parties to the merger, in lieu of a portion of legal fees that would otherwise be payable, and to W.R. Hambrecht + Co., as a success fee if the merger is consummated. Each law firm will receive warrants to purchase 47,789 shares of Interlinq common stock, each warrant representing approximately 1% of the fully diluted outstanding shares of Interlinq common stock after the merger. W.R. Hambrecht + Co. will receive warrants to purchase 95,578 shares of Interlinq common stock. These warrants will be fully exercisable at an exercise price of $6.44 per share. The aggregate estimated fair value of these warrants of $1,181,000 was estimated using a Black-Scholes pricing model with the following assumptions -- fair value of the underlying stock at date of issuance of $9.25 per share, contractual life of five years, expected volatility of 65% and a risk-free interest rate of 5.0%. While the exact timing, nature and amount of these costs are subject to change, Interlinq will incur a special pre-tax charge of approximately $5.7 million in the quarter in which the merger is consummated. This special charge includes payments, upon cancellation of stock options, aggregating $5.1 million and the success fee payable to W.R. Hambrecht + Co. in the form of warrants. The remaining transaction costs aggregating approximately $2.0 million will be charged to operations as incurred or upon consummation of the merger. As a result of all of these transaction costs, Interlinq expects to incur a net loss in the quarter in which the merger is consummated.

     The pro forma adjustments were applied to the historical financial statements of Interlinq to reflect and account for the merger as a recapitalization; accordingly, the historical basis of Interlinq's assets and liabilities has not been impacted by the pro forma adjustments.

                         INTERLINQ SOFTWARE CORPORATION

                      PRO FORMA BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                           PRO FORMA
                                            HISTORICAL    ADJUSTMENTS      PRO FORMA
                                            ----------    -----------      ---------
CURRENT ASSETS:
  Cash and cash equivalents...............   $ 2,707       $ (1,811)(a)    $    896
  Short-term investments..................     6,703         (6,703)(a)          --
  Accounts receivable, net................     3,797             --           3,797
  Inventory, prepaid expenses and other
     current assets.......................     1,212             --           1,212
                                             -------       --------        --------
          Total current assets............    14,419         (8,514)          5,905
Property and equipment, at cost...........     7,818             --           7,818
  Less accumulated depreciation and
     amortization.........................     5,907             --           5,907
                                             -------       --------        --------
          Net property and equipment......     1,911             --           1,911
                                             -------       --------        --------
Capitalized software costs, net...........     4,434             --           4,434
Deferred loan costs.......................        --          2,532(c)        2,532
Restricted cash...........................        --          2,500(d)        2,500
Goodwill and other intangible assets,
  net.....................................     2,814             --           2,814
Other assets..............................       116                            116
                                             -------       --------        --------
                                             $23,694       $ (3,482)       $ 20,212
                                             =======       ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable........................   $   847       $     --        $    847
  Accrued compensation and benefits.......     1,052             --           1,052
  Other accrued liabilities...............       228             --             228
  Customer deposits.......................       534             --             534
  Deferred software support fees..........     4,205             --           4,205
                                             -------       --------        --------
          Total current liabilities.......     6,866             --           6,866
                                             -------       --------        --------
NONCURRENT LIABILITIES:
  Long-term debt..........................        --         22,500(b)       22,500
  Other noncurrent liabilities............       111             --             111
                                             -------       --------        --------
          Total noncurrent liabilities....       111         22,500          22,611
                                             -------       --------        --------
SHAREHOLDERS' EQUITY (DEFICIT)............    16,717        (25,982)(e)      (9,265)
                                             -------       --------        --------
                                             $23,694       $ (3,482)       $ 20,212
                                             =======       ========        ========

See Notes to Unaudited Pro Forma Financial Information.

                         INTERLINQ SOFTWARE CORPORATION

                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             PRO FORMA
                                              HISTORICAL    ADJUSTMENTS    PRO FORMA
                                              ----------    -----------    ---------
NET REVENUES:
  Software license fees.....................    $6,506        $    --       $6,506
  Software support fees.....................     4,068             --        4,068
  Other.....................................     1,040             --        1,040
                                                ------        -------       ------
          Total net revenues................    11,614             --       11,614
COST OF REVENUES:
  Software license fees.....................     1,152             --        1,152
  Software support fees.....................     1,270             --        1,270
  Other.....................................       543             --          543
                                                ------        -------       ------
          Total cost of revenues............     2,965             --        2,965
                                                ------        -------       ------
          Gross profit......................     8,649             --        8,649
                                                ------        -------       ------
OPERATING EXPENSES:
  Product development.......................     1,602             --        1,602
  Sales and marketing.......................     2,869             --        2,869
  General and administrative................     2,778             --        2,778
  Amortization of goodwill and other
     intangible assets......................       430             --          430
                                                ------        -------       ------
          Total operating expenses..........     7,678             --        7,678
                                                ------        -------       ------
          Operating income..................       971             --          971
Net interest and other income (expense).....       291         (1,527)(f)   (1,236)
                                                ------        -------       ------
  Income (loss) before income tax expense
     (benefit)..............................     1,262         (1,527)        (265)
Income tax expense (benefit)................       467           (565)(g)      (98)
                                                ------        -------       ------
  Net income (loss).........................    $  795        $  (962)      $ (167)
                                                ======        =======       ======
Net income (loss) per share -- basic........    $  .15                      $ (.05)(h)
Net income (loss) per share -- diluted......    $  .14                      $ (.05)(h)
Shares used to calculate net income (loss)
  per share -- basic........................     5,217                       3,405
Shares used to calculate net income (loss)
  per share -- diluted......................     5,498                       3,405


See Notes to Unaudited Pro Forma Financial Information.

                         INTERLINQ SOFTWARE CORPORATION

                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                        FOR THE YEAR ENDED JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             PRO FORMA
                                              HISTORICAL    ADJUSTMENTS    PRO FORMA
                                              ----------    -----------    ---------
NET REVENUES:
  Software license fees.....................   $ 9,647             --         9,647
  Software support fees.....................     6,976             --         6,976
  Other.....................................     1,723             --         1,723
                                               -------        -------       -------
          Total net revenues................    18,346             --        18,346
COST OF REVENUES:
  Software license fees.....................     1,778             --         1,778
  Software support fees.....................     2,445             --         2,445
  Other.....................................       859             --           859
                                               -------        -------       -------
          Total cost of revenues............     5,082             --         5,082
                                               -------        -------       -------
          Gross profit......................    13,264             --        13,264
                                               -------        -------       -------
OPERATING EXPENSES:
  Product development.......................     1,609             --         1,609
  Sales and marketing.......................     5,675             --         5,675
  General and administrative................     3,754             --         3,754
  Purchase of in-process research and
     development............................     1,350             --         1,350
                                               -------        -------       -------
          Total operating expenses..........    12,388             --        12,388
                                               -------        -------       -------
          Operating income..................       876             --           876
Net interest and other income (expense).....       745         (3,053)(f)    (2,308)
                                               -------        -------       -------
  Income (loss) before income tax expense
     (benefit)..............................     1,621         (3,053)       (1,432)
  Income tax expense (benefit)..............       616         (1,130)(g)      (514)
                                               -------        -------       -------
  Net loss income (loss)....................   $ 1,005        $(1,923)      $  (918)
                                               -------        -------       -------
Net income (loss) per share -- basic &
  diluted...................................   $   .19                      $  (.27)(h)
Shares used to calculate net income (loss)
  per share -- basic........................     5,213                        3,405
Shares used to calculate net income (loss)
  per share -- diluted......................     5,376                        3,405


See Notes to Unaudited Pro Forma Financial Information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(a) Represents the use of cash after application of the proceeds from the merger and the long term debt incurred to fund the repurchase of Interlinq common stock, buyout of stock options and related fees and expenses due on consummation of the merger.

                                                            DECEMBER 31,
                                                                1998
                                                            -------------
  Proceeds from merger....................................     $13,850
  Proceeds from long-term debt incurred...................      22,500
  Repurchase of Interlinq common stock....................     (35,853)
  Buyout of stock options.................................      (5,061)
  Restricted cash to secure long-term debt................      (2,500)
  Debt issuance costs.....................................        (200)
  Transaction costs to be paid in cash....................      (1,250)
                                                               -------
     Cash used or reserved in the merger..................     $(8,514)
                                                               =======


     Included in the buyout of stock options is $2,511,738 associated with the buyout of stock options from certain members of Interlinq management. In connection with the merger, these individuals have agreed to forfeit 25% of their stock options for no compensation. Accordingly, no adjustment has been recorded in the pro forma financial information for the forfeiture.


     In connection with the issuance of Interlinq common stock in exchange for Terlin common stock and the repurchase of Interlinq common stock, the following table reconciles the pre-merger outstanding shares of Interlinq common stock to the pro forma Interlinq common stock issued and outstanding.


                                                            DECEMBER 31,
                                                                1998
                                                            ------------
  Pre-merger shares outstanding...........................      5,129
  Issuance of Interlinq common stock in exchange for
     Terlin common stock..................................      2,155
  Repurchase of Interlinq common stock....................     (3,879)
                                                               ------
  Pro forma issued and outstanding shares of Interlinq
     common stock.........................................      3,405
                                                               ======

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     In addition to the pro forma issued and outstanding shares of Interlinq common stock, options to purchase approximately 883,000 shares of Interlinq common stock are expected to be granted to executive officers, directors and other employees following the merger as described in the following table.



                              PRE-MERGER     PRE-MERGER      POST-MERGER     POST-MERGER
            NAME               OPTIONS     % OWNERSHIP(1)   % OWNERSHIP(2)     OPTIONS
            ----              ----------   --------------   --------------   -----------
Jiri M. Nechleba............    400,000         6.4              7.2           341,915
Stephen A. Yount............    106,000         1.7              1.9            90,607
Patricia Graham.............     92,500         1.5              1.7            79,068
Robert W. O'Rear............     37,000         0.6              0.6            26,535
Robert J. Gallagher.........     37,000         0.6              0.6            26,535
Theodore M. Wight...........     34,000         0.5              0.5            24,383
Non-Executive Officer
  Employees.................    409,759         6.6              6.2           293,865
                              ---------         ---              ---           -------
                              1,116,259                                        882,908
                              ---------                                        -------


---------------

(1) On a fully-diluted basis.



(2) In return for foregoing the cash payment for 25% of their options, Mr. Nechleba, Mr. Yount and Ms. Graham's post-merger percentage ownership, before consideration of the issuance of warrants, will be increased by 25%. All other option holders will maintain their approximate percentage ownership, before consideration of the issuance of warrants, after the merger. The post-merger ownership is computed on a fully-diluted basis, after consideration of the issuance of warrants to W.R. Hambrecht + Co., Perkins Coie LLP, Cooley Godward LLP and loan guarantors.


     The exercise price of these options is expected to be the fair market value of Interlinq common stock as of the time of grant. The options will generally vest in equal annual installments over four years in accordance with Interlinq's current stock option plans. As the exercise price is expected to be the same as the fair market value at the date of grant, no compensation expense will be recorded in connection with these employee stock option grants.

(b) Represents the gross proceeds of $22,500 to Interlinq from long-term debt incurred. Interlinq expects to enter into a credit arrangement that will provide a $12,000 senior secured term loan facility bearing interest at prime plus 2.25%, an $8,000 secured and guaranteed loan facility bearing interest at prime, and a $5,000 secured revolving credit facility bearing interest at prime plus 2%, of which $2,500 is expected to be drawn to fund the transactions contemplated at the time of the merger. The $8,000 secured and guaranteed loan facility will be guaranteed by certain shareholders of Terlin. As compensation for providing the guarantee, Interlinq will issue the guarantors warrants to purchase 300,000 shares of Interlinq common stock that are fully exercisable at an exercise price of $2.31 per share.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(c) Represents costs incurred in connection with the issuance of long-term debt as follows:

                                                        DECEMBER 31, 1998
                                                        -----------------
Warrants issued to guarantors.........................       $2,332
Loan fee paid to banks................................          200
                                                             ------
                                                             $2,532
                                                             ======

    The warrants issued to guarantors consist of warrants to purchase 300,000 shares of Interlinq common stock that are fully exercisable at an exercise price of $2.31. The fair value of these warrants of $2,332 was estimated using a Black-Scholes pricing model with the following assumptions -- fair value of underlying stock at date of issuance of $9.25 per share, contractual life of five years, expected volatility of 65% and a risk-free interest rate of 5.0%. The loan fee paid to banks is expected to be a fixed fee of $200. These costs will be amortized over the term of the debt. The costs related to warrants issued to guarantors represent a non-cash charge to operations.

(d) Represents establishment of a $2,500 pledged account in connection with issuance of the $8,000 secured and guaranteed credit facility. The funds in the pledged account will remain on deposit for the benefit of the guarantors as long as the guarantee is in place.

(e)  Represents the following transactions:

                                                        DECEMBER 31,
                                                            1998
                                                        ------------
Issuance of Interlinq common stock in exchange for
  Terlin common stock.................................  $     13,850
Issuance of warrants to loan guarantors...............         2,332
Repurchase of Interlinq common stock..................       (35,853)
Buyout of stock options...............................        (5,061)
Transaction costs to be paid in cash..................        (1,250)
                                                        ------------
                                                        $    (25,982)
                                                        ------------


     The buyout of stock options and transaction costs to be paid in cash will be recorded in the statement of operations upon consummation of the merger, or as incurred if they are incurred prior to consummation of the merger. In addition to the transaction costs to be paid in cash, Interlinq will issue warrants to purchase 47,789 shares of common stock each to Perkins Coie LLP and Cooley Godward LLP, each warrant representing the right to purchase approximately 1% of the fully diluted outstanding common stock of Interlinq after the merger. Interlinq will issue a warrant to purchase 95,578 shares of common stock to W.R. Hambrecht + Co. as a success fee. The aggregate fair value of these warrants of $1,181 would be recorded as transaction costs upon consummation of the merger. Because these costs are non-recurring, they have been excluded from the pro forma statements of operations for the six months ended December 31, 1998 and the year ended June 30, 1998.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(f) Represents the interest expense on long-term debt expected to be incurred at annual interest rates of prime to prime plus 2.25% amortization of deferred loan costs over an assumed term of five years, and a decrease in interest income resulting from the use of cash in the merger at an average annual yield of 5.5%, as follows:


                                                   SIX MONTHS
                                                     ENDED       YEAR ENDED
                                                  DECEMBER 31,    JUNE 30,
                                                      1998          1998
                                                  ------------   ----------
Interest expense................................     $1,032        $2,064
Amortization of deferred loan costs.............        261           521
Decrease in interest income.....................        234           468
                                                     ------        ------
                                                     $1,527        $3,053
                                                     ======        ======


     The interest rates applicable to the long term debt is expected to be as follows:

      - secured term loan facility -- lender's published prime rate plus 2.25%

      - revolving credit facility -- lender's published prime rate plus 2.00%

      - secured and guaranteed credit facility -- lender's published prime rate

     A change of 0.5% in the assumed interest rate would result in a change of $56 and $113 in interest expense on long term debt for the six months ended December 31, 1998 and the year ended June 30, 1998, respectively.

(g) Represents the income tax benefit related to the pro forma adjustments, at Interlinq's federal and state incremental tax rate of 37%.


(h) In the event the reverse stock split is effected, net income (loss) per share will change in proportion to the ratio of the reverse stock split. The reverse stock split will decrease the number of shares of common stock outstanding, therefore, net income (loss) per share would increase. Determination of the ultimate ratio to be used to effect the reverse stock is dependent upon numerous factors which cannot be estimated at this time.



     As an illustration of the impact on net income (loss) per share, if the ratio was 1:100, pro forma net income (loss) per share would be as follows:



Year ended June 30, 1998....................................   $(26.98)
Six months ended December 31, 1998..........................     (4.91)

                                 THE COMPANIES

INTERLINQ

     Established in 1982, we are a leading provider of technology that helps organizations effectively manage complex information-intensive business transactions. Our Mortgage Technology Division provides business solutions to approximately 2,000 banks, savings institutions, mortgage banks, mortgage brokers and credit unions. Our new Enterprise Technology Division provides process-centered enterprise applications integration solutions both directly and through third-party application developers, original equipment manufacturers and system integrators.

     Through our Mortgage Technology Division, we work closely with clients to provide comprehensive software applications and business solutions for the residential mortgage and construction lending industry. Our Mortgage Technology Division offers a suite of products, called MortgageWare Enterprise, that manages the entire life cycle of a mortgage loan. MortgageWare Enterprise is designed to provide greater operational efficiency, real-time access to data, and a cost-effective means for managing and integrating information. It is designed to allow mortgage lenders to improve business processes and practices, thereby improving profitability. MortgageWare Enterprise creates an integrated system of reliable information for business analysis; data is entered only once, managed from a central point and accessible from every desktop licensed to utilize MortgageWare Enterprise. MortgageWare Enterprise can perform a wide variety of mission-critical enterprise tasks, including matching loan programs for lenders and borrowers, originating and servicing mortgage loans and analyzing the risk of all loans within an organization.

     Through our Enterprise Technology Division, we intend to enter the enterprise applications integration software market by marketing FlowMan through original equipment manufacturers, system integrators and third-party application developers. FlowMan is an award-winning technology that integrates disparate systems and applications to facilitate ongoing process knowledge management by applying its business process and rules technology across an entire enterprise. FlowMan is designed to coordinate the execution and timing of all tasks, events and decisions for key business processes across legacy systems, enterprise applications, client-server systems and Internet technologies.

TERLIN

     Terlin, a Washington corporation, was incorporated on December 16, 1998 and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. All of the outstanding capital stock of Terlin will be owned by W.R. Hambrecht/INLQ, a limited liability company controlled by W.R. Hambrecht + Co.

                              THE SPECIAL MEETING

GENERAL


     The special meeting will be held on May   , 1999, at Interlinq's
headquarters at 11980 N.E. 24th Street, Bellevue, Washington 98005, commencing at 10 a.m. local time. Interlinq shareholders of record as of the close of business on March 31, 1999 will be entitled to notice of, and to vote at, the special meeting, and at any adjournments or postponements of the special meeting.


     This proxy statement/prospectus and the accompanying form of proxy are
first being mailed to shareholders of Interlinq on or about April   , 1999.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING; DISSENTER'S RIGHTS



     At the special meeting, Interlinq shareholders will consider and vote upon the following proposals:



          1. A proposal to approve the merger agreement between Interlinq and Terlin;



          2. Proposals to amend Interlinq's articles of incorporation as follows:



            - an amendment eliminating the classification of directors in staggered terms;



            - an amendment eliminating our ability to issue preferred stock in the future;



            - an amendment providing for shareholder action to be taken by less than unanimous written consent if we are no longer a public company; and



            - an amendment reducing, from two-thirds to a simple majority, the number of outstanding shares required to approve future amendments to our articles.



          3. Proposals to amend Interlinq's bylaws as follows:



            - an amendment reducing to not less than 10 days the amount of time required to provide you with advance notice of a stockholder meeting;



            - amendments eliminating the classification of directors in staggered terms, reducing a director's term to one year, allowing vacancies in the board to be filled by the board or a majority vote of our shareholders, and allowing a director to be removed by a majority vote of our shareholders; and



            - an amendment providing for future amendments of our bylaws to be authorized by the board or a majority vote of our shareholders.



          4. A proposal authorizing a reverse split of Interlinq's common stock following the merger.



     Interlinq shareholders will be entitled to exercise dissenters' rights as a result of the merger and the reverse stock split. See "Rights of Dissenting Interlinq Shareholders."

RECOMMENDATION OF INTERLINQ BOARD



     At its meeting of December 29, 1998, the Interlinq board, including a special committee, by unanimous vote determined the merger agreement and, if necessary, the reverse stock split to be fair to and in the best interests of Interlinq and Interlinq shareholders. The Interlinq board recommends that Interlinq shareholders vote "FOR" the approval of the merger agreement, "FOR" the proposals to amend the articles of incorporation, "FOR" the proposals to amend the bylaws and "FOR" approval of the reverse stock split.


RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED


     The close of business on March 31, 1999 has been fixed as the record date for determining the holders of shares of Interlinq common stock who are entitled to notice of and to vote at the special meeting. As of the record date, there were 5,129,148 shares of Interlinq common stock outstanding and entitled to vote. These holders are entitled to one vote per share of Interlinq common stock. The presence in person or by proxy of the holders of shares representing a majority of the voting power of the shares of Interlinq common stock entitled to vote on the proposals is necessary to constitute a quorum for action at the special meeting.



     A majority of the outstanding Interlinq common stock, whether in person or by proxy, at the special meeting must vote for the proposals if they are to be approved. As of the record date, directors and executive officers of Interlinq and their affiliates may be deemed to be beneficial owners of approximately 1.2% of the outstanding shares of Interlinq common stock. Each of the directors and executive officers of Interlinq executed a voting agreement and delivered proxies in which they have agreed to vote all of their shares of Interlinq common stock in favor of the merger agreement and the merger, and the reverse stock split. In addition, as of the record date W.R. Hambrecht + Co., William R. Hambrecht and Ironstone Group, Inc. beneficially owned approximately 7.3% of the outstanding shares of Interlinq common stock. W.R. Hambrecht + Co., William R. Hambrecht and Ironstone Group, Inc. have told Interlinq that they intend to vote all of their shares in favor of each of the proposals.



     Abstaining from voting or not properly instructing your broker to vote on your behalf will have the same effect as a "NO" vote on each of the proposals, since they will not have been voted in favor of the proposals.


PROXIES; ADJOURNMENTS; PROXY SOLICITATION


     Shares of Interlinq common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting as instructed by the shareholder. Shares of Interlinq common stock represented by properly executed proxies for which no instructions are given will be voted "FOR" each of the proposals. Interlinq shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy by:


     - submitting at any time prior to the vote on the proposals a later-dated proxy with respect to the same shares,

     - delivering written notice of revocation to the Secretary of Interlinq at any time prior to the vote, or

     - attending the special meeting and voting in person.

     Just attending the special meeting will not in and of itself revoke a proxy.

     The special meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose. In the event a motion to adjourn the special meeting is presented, the persons named as proxies will vote on the motion in accordance with their best judgment. In the event insufficient proxies are received by the date of the special meeting to approve the merger, the persons named as proxies intend to vote the shares subject to proxies to adjourn the special meeting to a later date in order to seek additional proxies. If the special meeting is postponed or adjourned for any reason, at any subsequent reconvening of the special meeting all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have effectively been revoked or withdrawn.

     Interlinq will bear the cost of soliciting proxies from Interlinq shareholders. Interlinq expects to retain Allen Nelson & Co. Incorporated as proxy solicitor, and expects to pay approximately $15,000 for such services. In addition to soliciting by mail, Interlinq's directors, officers and employees may solicit proxies by telephone or otherwise. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Interlinq common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

                              ELECTION PROCEDURES

FORM OF ELECTION

     A form of election is being mailed with this proxy statement/prospectus. The form of election allows Interlinq shareholders to designate the number of shares they want to retain after the merger in lieu of receiving the cash payment of $9.25 per share.

     For the form of election to be effective, the following must occur:


     - An Interlinq shareholder must properly complete and send the form of election, together with the certificates representing the shares of Interlinq common stock the shareholder decides to retain, duly endorsed in blank or otherwise in a form acceptable for transfer to ChaseMellon Shareholder Services LLC, as the exchange agent, at the address listed on the form of election; and



     - the form of election and the certificates must be received by the exchange agent and not have been revoked by 5:00 p.m., Seattle time on
       the election date, which is May   , 1999, the last business day before
       the special meeting.


     A shareholder's failure to make an election as to any shares of Interlinq common stock held by the shareholder will be treated as an election, for any unelected shares, to receive the cash payment of $9.25 per share. In addition, failure to return the form of election will be treated as an election to receive the cash payment of $9.25 per share for all shares held by the shareholder.

     Only holders of record of Interlinq common stock who elect to retain any of their shares are required to send stock certificates with their form of election by the election date. IN NO EVENT SHOULD SHAREHOLDERS SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     The form of election may be revoked in either of the following ways:


     - by the shareholder of record by written notice received by the exchange agent prior to 5:00 p.m., Seattle time, on the election date. However, Interlinq and Terlin may determine not less than two business days prior to the election date that the closing of the merger is not likely to occur within five business days following the date of the special meeting. In such a case any form of election will remain revocable until a later date; or


     - by Interlinq and Terlin jointly by written notice to the exchange agent that the merger has been abandoned.

     If a form of election is revoked, the certificate or guarantee of delivery, as appropriate, for the shares of Interlinq common stock to which such form of election relates shall be promptly returned by the exchange agent to the Interlinq shareholder.


     The exchange agent's determination as to whether or not elections to retain shares have been properly made or revoked and when elections and revocations were received by the exchange agent shall be binding. If the exchange agent determines that any election to retain shares was not properly made, those shares will be treated by the exchange agent as unelected shares and, subject to proration, they will be exchanged in the merger for the cash payment of $9.25 per share.


EXCHANGE OF CERTIFICATES

     As soon as practicable after the merger, Interlinq, as the surviving corporation, shall deposit with the exchange agent cash sufficient to make payments of $9.25 per share for all shares that are not retained and cash in lieu of fractional shares following the reverse stock split, if applicable.

     As soon as possible after the merger, the exchange agent will mail to the Interlinq shareholders of record a letter of transmittal and instructions for surrendering of Interlinq common stock certificates. Once Interlinq stock certificates are surrendered to the exchange agent, together with an executed letter of transmittal and any other necessary documents, the surrendering shareholder will be entitled to receive a certificate for the number of shares to be retained by the shareholder and a cash payment of $9.25 per share after giving effect to the reverse stock split, if applicable. Until surrendered, each Interlinq common stock certificate shall, after the merger, represent only the right to receive upon surrender the cash payment of $9.25 per share, as adjusted by the reverse stock split, if applicable. No interest will be paid or will accrue on any cash payable as consideration. Interlinq may require the owner of any lost, stolen or destroyed Interlinq common stock certificate to provide an appropriate affidavit and to deliver a bond in the amount Interlinq may reasonably direct as indemnity against any claim that may be made against the exchange agent, Interlinq or Terlin with respect to the Interlinq common stock certificate.

     No dividends or other distributions with respect to retained Interlinq common stock with a record date after the merger shall be paid to the holder of any unsurrendered stock certificate until the certificate is surrendered of such certificate. Once the certificate is surrendered, the holder of any retained whole shares issued in connection with the surrender shall be paid, without interest:

     - at the time of such surrender, the amount of any cash payable in lieu of a fractional share of retained Interlinq common stock to which such holder is entitled and the proportionate amount of any dividends or other distributions with a record date after the merger paid with respect to such whole shares of retained Interlinq common stock, and

     - at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Interlinq common stock.

                                 THE MERGER AGREEMENT

     The description of the merger agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus.

THE MERGER

     Under the terms of the merger agreement:

     - Terlin will merge with and into Interlinq;

     - Terlin will cease to exist as a corporation;

     - Interlinq will remain as the surviving corporation;


     - Assuming approval of the proposals to amend Interlinq's articles of incorporation and bylaws, Interlinq will amend its articles of incorporation and bylaws so that the articles of incorporation and bylaws of the surviving corporation will be as attached to this proxy statement/prospectus as Appendix D and Appendix E, respectively. See "Comparison of Certain Rights of Interlinq Shareholders"; and


     - The current officers and directors of Interlinq will remain the officers and directors of Interlinq, with the addition of John D. Delafield, as a director.

CLOSING AND EFFECTIVE TIME

     The closing of the merger will take place on a date mutually agreed upon by Interlinq and Terlin. This date will be no later than the fifth business day after the satisfaction or waiver of the conditions to the merger. See
"-- Conditions to Closing." After the closing, the merger will become effective when the articles of merger are filed with the Secretary of state of Washington. This filing will occur contemporaneously with or as promptly as practicable after the closing.

CONVERSION OF SHARES

     Immediately after the articles of merger are filed and without any further action on the part of Interlinq, Terlin or any shareholders of either company:

     - Each share of Terlin common stock issued and outstanding will be converted into one share of Interlinq common stock following the merger.

     - Each share of Interlinq common stock that was owned by Terlin prior to the merger will automatically be canceled and no consideration will be paid by Interlinq in exchange for the cancellation.

     - Each issued and outstanding share of Interlinq common stock (other than the shares owned by Terlin and the shares held by shareholders who perfect dissenters' rights in accordance with Chapter 23B.13 of the Washington Business Corporation Act) will be converted, at the shareholder's election, into either (1) the right to retain one fully paid and nonassessable share of Interlinq common stock or (2) the right to receive from Interlinq cash in the amount of $9.25 for each share of Interlinq common stock.

     All shares of Interlinq common stock (other than shares held by shareholders who have elected to retain their shares or who have perfected dissenters' rights) issued and outstanding immediately prior to the filing of the articles of merger will be canceled automatically. Each holder of a certificate representing any cancelled shares of Interlinq common stock will cease to have any rights with respect to those shares, but will retain the right to receive cash upon surrender to Interlinq of the certificate representing the cancelled shares.


     Interlinq shareholders may make and revoke elections to retain shares in accordance with the procedures described above under "Election Procedures."



     The aggregate number of shares of Interlinq common stock to be converted into the right to retain Interlinq common stock at the effective time will be 1,250,000. If shareholders elect to retain more than 1,250,000 shares, then the retained shares shall be automatically converted into the right to retain a portion of those shares and to receive cash for the remaining unretained shares according to the following formula:


     (1) A proration factor will be determined by dividing 1,250,000 by the total number of shares that shareholders have elected to retain.

     (2) The number of shares required to be retained will be determined by multiplying the proration factor by the total number of shares originally elected by shareholders to be retained and rounding the result of such multiplication to the nearest whole number.

     (3) All remaining shares (the denominator in (1) less the product in (2)), will be converted into cash in the amount of $9.25 per share on a consistent basis among shareholders who made the election to retain shares, pro rata to the number of shares as to which they made such election as if they had not elected to retain these shares.

If the shareholders elect to retain less than 1,250,000 shares, then:

     (4) The shareholders will retain all shares they have elected to retain.

     (5) In addition, shareholders who elected to receive the cash payment for some or all of their shares will be required to retain additional shares. The total number of additional shares to be retained will be determined by subtracting the number of shares elected to be retained from 1,250,000. A proration factor will be determined by dividing the difference between the total shares elected to be retained and 1,250,000 by the total number of shares for which shareholders elected to receive the cash payment. This proration factor will be applied to each shareholder's shares for which the shareholder elected to receive cash.

     (6) Shares elected to receive the cash payment shall be required to be retained on a consistent basis among shareholders who held shares of Interlinq common stock as to which they elected to receive the cash payment, pro rata to the number of shares as to which they elected to receive the cash payment, but rounding the result from such conversion to the nearest whole number.

     If, prior to filing the articles of merger, the outstanding shares of Interlinq common stock are changed into a different number or class of shares by means of any stock split, stock dividend, reverse stock split, recapitalization or other similar transaction, then the cash payment amount of $9.25 shall be appropriately adjusted. However, no adjustment will be made if the number of outstanding shares of Interlinq common stock increases as a result of the exercise of Interlinq stock options.

     The exchange agent will make all allocation and proration computations, and its computation shall be conclusive and binding on the shareholders of Interlinq.

EXCHANGE OF COMMON STOCK CERTIFICATES

     As soon as practicable after filing the articles of merger, Interlinq, as the surviving corporation, shall deposit with the exchange agent cash sufficient to make cash payments to those shareholders electing to receive $9.25 per share.

     The exchange agent will then mail to the record holders of certificates of Interlinq common stock

     - The letter of transmittal included in this mailing and

     - Instructions for surrender of Interlinq common stock certificates.

Upon surrender and acceptance of an Interlinq common stock certificate to the exchange agent, and a letter of transmittal, the holder of that Interlinq common stock certificate shall, be entitled to a certificate representing the number of full shares of Interlinq common stock to be retained by the holder and the cash amount into which the Interlinq common stock shall have been converted. The exchange agent will give effect to the reverse stock split, if applicable. Until surrendered, each Interlinq common stock certificate shall be deemed at any time after filing the articles of merger to represent only the right either to receive upon surrender a cash payment or to return such shares, as adjusted by the reverse stock split, if applicable. No interest will be paid or will accrue on any cash payable for surrendered shares. If any Interlinq common stock certificate has been lost, stolen or destroyed, Interlinq may require the owner of the lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the exchange agent, Interlinq or Terlin with respect to the certificate. The bond will be in such sum as Interlinq may reasonably direct.

     Interlinq will not pay any dividends or other distributions with respect to retained Interlinq common stock with a record date after the filing of the articles of merger to the holder of any shares of retained Interlinq common stock represented by any unsurrendered Interlinq common stock certificates until the surrender of those certificates. Subject to the effect of applicable laws, following surrender of the unsurrendered certificate, Interlinq will pay to the holder of the unsurrendered certificate(s) representing whole shares of retained Interlinq common stock, without interest:

     - at the time of the surrender, the amount of any cash payable in lieu of a fractional share of retained Interlinq common stock to which the holder is entitled

     - at the time of surrender the proportionate amount of any dividends or other distributions with a record date after the filing of the articles of merger paid with respect to any whole shares of retained Interlinq common stock; and

     - at the appropriate payment date, the proportionate amount of any dividends or other distributions, with a record date after the filing of the articles of merger but before the surrender, and a payment date after the surrender, payable with respect to any whole shares of retained Interlinq common stock.

     All cash paid in exchange for the surrender of certificates representing shares of Interlinq common stock shall be in full satisfaction of all rights pertaining to the shares of Interlinq common stock represented by the surrendered certificates.

     No certificates or scrip representing fractional shares of retained Interlinq common stock will be issued in connection with the merger or the reverse stock split. Any fractional share interests will not entitle the owner of those interests to any rights of a shareholder of Interlinq after the merger or the reverse stock split. Each holder of shares of Interlinq common stock exchanged pursuant to the merger or the reverse stock split who would otherwise have been entitled to receive a fractional share of retained Interlinq common stock (after taking into account all shares of Interlinq common stock delivered by such holder) will receive, in lieu of the fractional share, a cash payment in the dollar amount determined by multiplying the fraction by $9.25. This cash payment shall be without interest and rounded to the nearest whole cent.

     Any portion of the cash deposited by Interlinq with the exchange agent that remains undistributed to holders of Interlinq common stock certificates 180 days after the filing of the articles of merger shall be delivered to Interlinq upon demand. Any holders of Interlinq common stock certificates who have not by then surrendered their Interlinq common stock certificates may look only to Interlinq, as the surviving corporation, after the 180-day period has lapsed for satisfaction of their claims for the cash payment.

     The exchange agent, Interlinq and Terlin will each be entitled to deduct and withhold from any consideration payable to any holder or former holder of Interlinq common stock any amounts that may be required to be deducted or withheld under any provision of federal, state, local or foreign tax law or any other applicable law.

     None of Interlinq, Terlin or the exchange agent shall be liable to any individual, entity or governmental body for any shares of or dividends or distributions relating to retained Interlinq common stock or cash from the exchange agent delivered to a public official in accordance with to any applicable abandoned property, escheat or similar law. If any

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

certificates representing shares of Interlinq common stock are not surrendered prior to one year after the filing of the articles of merger (or immediately prior to the earlier date on which cash, cash in lieu of fractional shares of retained Interlinq common stock or dividends or distributions with respect to retained Interlinq common stock would otherwise escheat to or become the property of any governmental body), any such cash, dividends or distributions will, to the extent permitted by applicable law, become the property of Interlinq, free and clear of all claims or interest of any person.

EFFECT OF THE MERGER ON STOCK OPTIONS


     In accordance with Interlinq's 1993 Stock Option Plan, 1985 Restated Stock Option Plan and Stock Option Plan for Non-Employee Directors, the vesting of all outstanding options to purchase Interlinq common stock will accelerate immediately prior to the merger. The options may then be exercised. If they are not exercised, the options will terminate immediately prior to the filing of the articles of merger. In accordance with the stock option plans, the shares subject to terminated options will be available for issuance upon exercise of additional options generated under the plans.



     Immediately prior to the merger, Interlinq will agree to make a cash payment to all holders of outstanding options, including members of the Interlinq board, Interlinq executive officers and Interlinq employees who agree not to exercise their options and instead let them terminate in the merger. For all option holders other than Mr. Nechleba, Mr. Yount and Ms. Graham, the cash payment will be equal to the difference between $9.25 per share and the exercise price for each option. Mr. Nechleba, Mr. Yount and Ms. Graham have agreed that they will receive the cash payment for only the 75% of their options with the lowest exercise prices, and Mr. Nechleba has also agreed to receive the difference between $9.00 per share and the option exercise price for each option, instead of the difference between the exercise price and $9.25 per share.



     After the merger, the Interlinq board will grant to the former optionholders new options to purchase shares of Interlinq common stock. For option grants to persons other than Mr. Nechleba, Mr. Yount and Ms. Graham, the number of options granted by Interlinq to each optionholder will be at the discretion of the Interlinq board and senior management. It is expected that Interlinq will determine a formula for granting new options based on a director's or employee's position in, and contribution to, Interlinq. Although there will be some flexibility, Interlinq expects that the total new option grants will approximate the aggregate percentage interest in Interlinq represented by the Interlinq common stock subject to the options held by these optionees immediately prior to the merger. In accordance with the merger agreement, after the merger Mr. Nechleba, Mr. Yount and Ms. Graham will be granted options to purchase shares of Interlinq common stock such that his or her percentage interest in Interlinq following the merger represented by Interlinq common stock subject to such options will equal the sum of his or her percentage interest in Interlinq represented by the Interlinq common stock previously subject to options held immediately prior to the merger, plus 25%. The new option grants will have exercise prices per share equal to the fair market value of a share of Interlinq common stock at the time of grant.


OPERATION OF INTERLINQ'S BUSINESS PRIOR TO THE MERGER

     Interlinq has agreed in the merger agreement to continue to conduct its business in substantially the same manner as conducted prior to the date of the merger agreement.

Interlinq has also agreed to use all reasonable efforts to ensure that it preserves its current business organization, employees and maintains its relations and goodwill with all individuals and entities having business relationships with it. Interlinq has agreed to keep in full force or renew all insurance policies referred to in the merger agreement.

     Among other things, Interlinq has agreed not to take any of the following actions without the prior written consent of Terlin from the date of the merger agreement to the filing of the articles of merger:

     - declare or pay any dividend or make any other distribution to holders of any shares of its capital stock;

     - repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

     - sell, issue or authorize the issuance of any capital stock or other security, option, call, warrant or right to acquire any capital stock or other security, other than option grants to new hires in accordance with prior practice with an exercise price at fair market value and in an aggregate amount not to exceed 50,000 shares;

     - issue any instrument convertible into or exchangeable for any capital stock or other security, except that Interlinq may issue shares of common stock upon the valid exercise of stock options outstanding as of December 29, 1998;

     - except as contemplated by the merger agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of its stock option plans, any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

     - amend or permit the adoption of an amendment to its articles of incorporation, bylaws or other charter or organizational documents;

     - effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

     - form any subsidiary or acquire any equity interest or other interest in any other entity;

     - make any capital expenditures except as in the ordinary course of business that, when added to all other capital expenditures made by Interlinq prior to closing, do not exceed $250,000 in the aggregate;

     - enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract that involves payment or delivery of cash or other consideration in an amount in excess of $250,000;

     - terminate or amend any contract, or waive any material right or remedy under any contract involving payment or delivery of cash or other consideration in an amount in excess of $250,000;

     - lend money to any person or entity, or incur or guarantee any indebtedness except for routine borrowings, in the ordinary course of business under its current line of credit or, in the ordinary course of business, advances to employees for valid business purposes;

     - except for routine, reasonable salary increases in connection with Interlinq's customary employee review process, and customary bonuses in accordance with existing bonus plans, establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment, grant any severance or termination pay, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration on behalf of any of its directors, officers of employees, or hire any new employee whose aggregate annual compensation is expected to exceed $125,000;

     - change any of its methods of accounting or accounting practices in any respect;

     - make any tax election adverse to Interlinq;

     - settle any material legal proceeding;

     - acquire the business of any entity;

     - transfer or license to any individual or entity or amend or modify in any material adverse respect any rights, including distribution rights, to any patent, patent application, trademark, trademark application, trade name, fictitious business name, service mark, service mark application, copyright, copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, proprietary right or other intellectual property right or intangible asset of Interlinq, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the ordinary course of business;

     - enter into any agreement requiring the consent or approval of any third party with respect to the merger; or

     - agree or commit to take any of the actions described above.

NO SOLICITATION

     Under the terms of the merger agreement, Interlinq has agreed not to, and has agreed not to authorize or permit any of its representatives to, with respect to anyone other than affiliates of Terlin:

     - solicit, initiate, encourage or induce the making, submission or announcement of any offer, proposal or inquiry contemplating any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Interlinq is a constituent company, involving the acquisition of more than 20% of Interlinq's business, assets or securities or the liquidation or dissolution of Interlinq;

     - furnish any non-public information regarding Interlinq to any individual or entity in connection with an acquisition proposal;

     - provide access to the properties of Interlinq, to any individual or entity in connection with an acquisition proposal;

     - engage in discussions or negotiations with any individual or entity with respect to any acquisition proposal;

     - approve, endorse or recommend any acquisition proposal; or

     - enter into any letter of intent, similar document or any contract relating to any acquisition transaction, excluding a confidentiality agreement as contemplated below or contracts with advisors or consultants to Interlinq. Prior to the adoption and approval of the merger agreement by the shareholders, however, Interlinq is not prohibited from furnishing nonpublic information to, or providing access to, or entering into discussions or negotiations with, the individuals or entities described above, if its actions do not violate any of the restrictions set forth in the merger agreement regarding solicitation, and the actions are required under applicable law. Interlinq must provide Terlin notice of these actions along with any nonpublic information to be given to the third party prior to being given to the third party. In addition, Interlinq is required to receive a confidentiality agreement from the third party.

     Interlinq has agreed to notify Terlin promptly of any acquisition proposal, the identity of the individual or entity making or submitting the acquisition proposal and its terms; if the proposal is made or submitted by any individual or entity prior to closing the merger. In addition, Interlinq has agreed to keep Terlin fully informed with respect to the status of any acquisition proposal and any modification or proposed modification to the proposal.

FINANCING

     Interlinq has agreed to provide all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneously with, at or after the closing in respect of the merger agreement, including participation in meetings and due diligence sessions and the execution and delivery of any commitment letters, loan agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents.

     Terlin has agreed to use its reasonable best efforts to assist Interlinq in arranging the financing in respect of the merger agreement, including using its reasonable best efforts to assist Interlinq in the negotiation of definitive agreements. Terlin will keep Interlinq informed of its efforts to assist Interlinq in arranging financing. Terlin and Interlinq have agreed to notify the other within 24 hours of receiving notice that required financing will not be available on terms satisfactory to Terlin.

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

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of representations and warranties by Interlinq and Terlin. If these representations are inaccurate, a condition to the closing of the merger may not be fulfilled.

CONDITIONS TO CLOSING

     CONDITIONS TO THE OBLIGATIONS OF TERLIN. Terlin's obligations to consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing, of several conditions, including:

     - The representations of Interlinq contained in the merger agreement must have been accurate in all material respects as of the date of the merger agreement, and shall be accurate in all respects as of the closing as if made at the closing. However, any representation that specifically refers to December 29, 1998 or any other date other than the closing speaks as of that date. Any inaccuracies in the representations as of the closing will be disregarded if the circumstances giving rise to those inaccuracies considered individually and collectively, do not constitute, and could not reasonably be expected to result in a material adverse effect on Interlinq. A "material adverse effect" is any change, event, circumstance or effect that is or could reasonably be expected to be materially adverse to the properties, business, results of operations or condition, financial or otherwise, of Interlinq, other than any change, event, circumstance or effect arising out of general economic conditions generally affecting the mortgage software or enterprise application integration market or that does or could reasonably be expected to impair the ability of Interlinq to consummate the merger agreement.

     - Interlinq will have complied with each covenant and performed each obligation under the merger agreement at or prior to the closing.

     - The merger agreement shall have been duly adopted and approved.

     - The merger shall have been duly approved, by the required vote of Interlinq shareholders.

     - The aggregate of all shares held by shareholders perfecting dissenters' rights represent no more than 5% of the number of shares of Interlinq common stock outstanding immediately prior to the filing of the articles of merger.

     - The consents required to be obtained in connection with the merger shall have been obtained and shall be in full force and effect.

     - Since December 29, 1998, there shall have been no material adverse change in the business, financial condition, operations or results of operations of Interlinq and no event shall have occurred and no circumstance shall exist that could reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations of Interlinq.

     - Terlin and Interlinq shall have received sufficient funds to consummate the merger and to meet the working capital requirements of Interlinq, as the surviving corporation, pursuant to financing arrangements and definitive financing agreements completed to the reasonable satisfaction of Terlin.

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

     - Terlin shall have received an opinion letter regarding certain corporate matters relating to the merger from Perkins Coie LLP, dated as of the closing,

     - Interlinq shall have received a letter from KPMG LLP, dated as of the closing, to the effect that, after reasonable investigation KPMG LLP is not aware of any fact that could preclude the transactions contemplated in the merger agreement from being accounted for as a leveraged recapitalization for financial reporting purposes.

     - Terlin shall have received such other documents as Terlin may request in good faith for those purposes set forth in the merger agreement.

     - No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger will have been issued by any court of competent jurisdiction and remain in effect.

     - There shall not be any legal requirement applicable to the merger that makes consummation of the merger illegal.

     CONDITIONS TO THE OBLIGATIONS OF INTERLINQ. Interlinq's obligations to effect the merger are subject to the satisfaction, at or prior to the closing, of several conditions, including:

     - The representations of Terlin contained in the merger agreement must have been accurate in all material respects as of December 29, 1998, and shall be accurate in all respects as of the closing as if made at the closing. However, any representation or warranty of Terlin that specifically refers to any date other than the closing speaks as of that date. Any inaccuracies in Terlin's representations as of the closing will be disregarded if the circumstances giving rise to those inaccuracies, considered individually and collectively, do not constitute, and could not reasonably be expected to result in a material adverse effect on Terlin.

     - Terlin will have complied with each covenant and performed each obligation under the merger agreement at or prior to the closing.

     - The merger agreement shall have been duly adopted and approved.

     - The merger shall have been duly approved, by the required vote of Interlinq shareholders.

     - No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement applicable to the merger that makes consummation of the merger illegal.

     - Interlinq shall have received an opinion letter regarding certain corporate matters relating to the merger from Cooley Godward LLP, dated as of the closing.

     - Interlinq shall have received a letter from KPMG LLP, dated as of the closing, reasonably satisfactory in form and substance to Interlinq, to the effect that, after reasonable investigation KPMG LLP is not aware of any fact that could preclude the transactions contemplated in the merger agreement from being accounted for as a leveraged recapitalization for financial reporting purposes.

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

TERMINATION

     Even if shareholder approval is obtained, the merger agreement may be terminated and the merger abandoned by either Interlinq or Terlin prior to the filing of the articles of merger:

     - by mutual written consent;

     - if the merger is not consummated by May 31, 1999, subject to certain exceptions;

     - if a governmental body takes any action having the effect of permanently enjoining or otherwise prohibiting the merger; and

     - if the merger agreement and the merger are not approved by the required vote of Interlinq shareholders. However, Interlinq is not be permitted to terminate the merger agreement unless Interlinq has paid to Terlin certain fees and expenses.

     Even if shareholder approval is obtained, Interlinq may terminate the merger agreement and abandon the merger prior to the filing of the articles of merger:

     - if the Interlinq board has withdrawn, amended or modified its recommendation in favor of the merger agreement and the merger. However, Interlinq is not permitted to terminate the merger agreement unless it has paid to Terlin certain fees and expenses; and

     - if any of Terlin's representations shall have been materially inaccurate as of December 29, 1998 or shall have become materially inaccurate as of any subsequent date, or if any of Terlin's covenants shall have been materially breached and not cured within 15 business days' notice of the breach by Interlinq. However, Interlinq may not terminate the merger agreement if the inaccuracy or breach considered with all other inaccuracies or breaches, would not result in a failure of the conditions to Interlinq's obligations to effect the merger relating to the accuracy of Interlinq's representations.

     Even if shareholder approval is obtained, Terlin may terminate the merger agreement and abandon the merger prior to filing the articles of merger prior to the approval of the merger agreement and the merger by Interlinq shareholders if any of the following triggering events have occurred:

     - any of Interlinq's representations and warranties shall have been materially inaccurate as of the date of the merger agreement, or if any of Interlinq's covenants shall have been materially breached and has not been cured within 15 business days' notice by Terlin. However, when Terlin may not terminate the merger agreement if the inaccuracy or breach when considered with all other inaccuracies of breaches would not result in a failure of the conditions to Terlin's obligations to effect the merger relating to the accuracy of Interlinq's representations and warranties; or

     - the Interlinq board fails to recommend, or for any reason withdraws, amends or modifies in a manner adverse to Terlin its unanimous recommendation in favor of the merger or approval of the merger agreement;

     - the Interlinq board fails to unanimously reaffirm its recommendation in favor of approval of the merger agreement and the merger within five business days after Terlin requests in writing that the board's recommendation be reaffirmed;

     - the Interlinq board approves, endorses or recommends any acquisition proposal or enters into any letter of intent or similar document or any contract relating to any acquisition proposal (other than certain agreements);

     - Interlinq fails to hold the special meeting promptly and in any event to commence such meeting within 45 days and end such meeting within 60 days after this proxy statement/prospectus is mailed to shareholders;

     - a tender or exchange offer relating to securities of Interlinq commences and Interlinq does not send to Interlinq shareholders, within ten business days after the commencement of the tender or exchange offer, a statement that Interlinq recommends rejection of the tender or exchange offer; or

     - an acquisition proposal is publicly announced, and Interlinq fails to issue a press release announcing its opposition to the acquisition proposal within five business days or prior to the special meeting after the acquisition proposal is announced or otherwise fails to oppose actively the acquisition proposal.

     If the merger agreement is terminated pursuant to any of the provisions set forth above, all further obligations of the parties under the merger agreement will terminate and the merger agreement will be of no further force or effect.
However:

     - no party will be relieved of any obligation or other liability arising from any material breach by that party of any provision of the merger agreement;

     - the parties shall, in all events, remain bound by and continue to be subject to the provisions relating to expenses and termination and certain other provisions; and

     - the termination will have no effect on the confidentiality agreement dated November 11, 1998 between Interlinq and W.R. Hambrecht + Co.

FEES AND EXPENSES

     Except as provided otherwise, all fees and expenses incurred in connection with the merger agreement are paid by the party incurring those expenses, whether or not the merger is consummated.


     If the merger agreement is terminated by Terlin because a triggering event occurred prior to the approval of the merger agreement by the required vote of Interlinq shareholders or the merger agreement is terminated by Interlinq because the Interlinq board withdrew, amended or modified its recommendation in favor of the merger agreement, then Interlinq is required to pay to Terlin in cash a nonrefundable fee in the amount of $625,000 and reimbursements for all reasonable out-of-pocket expenses and fees whether incurred prior to or after the date of the merger agreement, in connection with the merger agreement, the merger, the transactions contemplated by the merger agreement or any actual or proposed financing in connection with the merger transaction.


     Interlinq is required to pay to Terlin, in cash, reimbursements for its reasonable out-of-pocket expenses and fees if the merger agreement is terminated:

     - by Interlinq or Terlin because the merger was not consummated by May 31, 1999 (excluding a termination of the merger agreement following a refusal by Terlin to close solely by virtue of a failure to satisfy the condition to closing in the merger agreement relating to financing);

     - by Interlinq or Terlin because a court of competent jurisdiction or other governmental body issued a final and nonappealable order, decree or ruling, or took any other action, having the effect of permanently enjoining or otherwise prohibiting the merger;

     - by Interlinq or Terlin because the merger agreement and the merger were not approved by the required vote of Interlinq shareholders (excluding a termination of the merger agreement following a refusal by Terlin to close solely by virtue of a failure to satisfy the condition to closing in the merger agreement relating to financing); or


     - by Terlin because Interlinq's representations in the merger agreement were materially inaccurate as of December 29, 1998; or


     - by Terlin because Interlinq's covenants in the merger agreement were breached in a material respect and not cured within 15 business days' notice by Terlin of the breach.


     If the merger agreement is terminated by Interlinq or Terlin because Interlinq shareholders did not approve the merger agreement by the required vote and at or prior to the time of such termination an acquisition proposal has been disclosed, announced, commenced, submitted or made and shall not have been publicly, absolutely and unconditionally withdrawn and abandoned prior to the special meeting, in the event of the closing, completion or consummation within one year after the date of termination of the merger agreement of an acquisition transaction other than with Terlin or its affiliates, a fee of $1,250,000 is payable by Interlinq to Terlin immediately after the closing, completion or consummation of the other acquisition transaction.



     In addition to the other amounts payable, if the merger agreement is, terminated by Terlin because a triggering event occurred prior to the merger agreement approval by the required vote of Interlinq shareholders, or the merger agreement is terminated by Interlinq because the Interlinq board withdrew, amended or modified its recommendation in favor of the merger agreement, in the event of the closing, completion or consummation within one year after the date of termination of the merger agreement of an acquisition transaction other than with Terlin or its affiliates, an additional fee of $625,000 shall be paid by Interlinq to Terlin immediately after the closing, completion or consummation of the other acquisition transaction.


     Pursuant to a letter agreement dated December 29, 1998, by and among W.R. Hambecht + Co., Terlin and Interlinq, W.R. Hambecht + Co. agreed to invest a sufficient amounts of funds in Terlin common stock to provide that a minimum of $625,000 will be available to satisfy any claims of Interlinq against Terlin if Interlinq terminates the merger agreement because Terlin's representations in the merger agreement were materially inaccurate as of December 29, 1998 or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date) or Terlin's covenants in the merger agreement were breached in any material respect and not cured within 15 business days of notice by Interlinq of the breach.

     The termination rights described above are not an exclusive remedy under the merger agreement.

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

AMENDMENT OF THE MERGER AGREEMENT


     The merger agreement may be amended with the approval of the Interlinq board and the Terlin board of directors at any time (whether before or after the approval of the merger agreement by the Interlinq shareholders). However, after the merger agreement is approved by Interlinq shareholders, no amendment can be made which by law requires further approval of Interlinq shareholders without first obtaining that approval. The merger agreement may not be amended except in writing, signed on behalf of each of the parties to the merger agreement.



INDEMNIFICATION OF DIRECTORS AND OFFICERS UNDER TO THE MERGER AGREEMENT


     All rights to indemnification existing in favor of the directors and officers of Interlinq as of December 29, 1998 for acts and omissions occurring prior to the filing of the articles of merger provided in Interlinq's bylaws and in the indemnification agreements between Interlinq and the directors and officers will survive the merger and will be observed by Interlinq, as the surviving corporation, to the fullest extent available under Washington law for a period of six years from the filing of the articles of merger.

     Until the sixth anniversary of the filing of the articles of merger, Interlinq must maintain in effect, for the benefit of the indemnified directors and officers, the existing policy of directors' and officers' liability insurance maintained by Interlinq as of December 29, 1998. However, Interlinq may substitute a policy or policies of comparable coverage for the existing policy, and Interlinq will not be required to pay an annual premium for the existing policy or any substitute policies in excess of 150% of the current annual premium. In the event any future annual premium for the existing policy or any substitute policies exceeds 150% of the current annual premium, Interlinq will be entitled to reduce the amount of coverage of the existing policy or any substitute policies to the amount of coverage that can be obtained for a premium equal to 150% of the current annual premium.

                                 DEBT FINANCING

SENIOR SECURED CREDIT FACILITIES

     Interlinq expects to enter into a credit agreement in connection with the merger that will provide for aggregate maximum borrowings by Interlinq as follows: (1) a $12 million secured term loan facility; (2) a $5 million secured revolving credit facility; and (3) an $8 million secured and guaranteed loan facility.

     Pursuant to a commitment letter dated March 23, 1999, Silicon Valley Bank and U.S. Bank have committed to provide, or arrange for a syndicate of lenders to provide, to Interlinq the senior secured credit facilities in an aggregate principal amount not to exceed $25 million. The lenders will provide funds to Interlinq under the senior secured credit facilities subject to the terms and conditions contained in the commitment letter. Upon consummation of the merger, Interlinq expects to borrow:

     - $12 million under the term loan facility;

     - approximately $2.5 million under the revolving credit facility; and

     - $8 million under the guaranteed loan facility.

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

Subsequent to the merger, undrawn amounts under the revolving credit facility will be available to Interlinq on a revolving credit basis for general corporate purposes of Interlinq.

STRUCTURE

     Interlinq expects that the senior secured credit facilities will consist of three loan facilities:

     - the term loan facility will provide for term loans to Interlinq in an aggregate principal amount of $12 million;

     - the revolving credit facility will provide for revolving loans to Interlinq including a letter of credit subfacility in the amount of $1 million at any time not to exceed $5 million; and

     - the guaranteed loan facility will provide for term loans to Interlinq in an aggregate principal amount not to exceed $8 million.

AVAILABILITY

     Availability of the senior secured credit facilities will be subject to various conditions precedent including:

     - the consummation of the merger;

     - repayment of Interlinq's other outstanding debt, other than intercompany debt and other debt exceptions to be determined, and discharge of all liens securing such debt; and

     - other conditions precedent typical of bank loans.

Silicon Valley Bank's and U.S. Bank's commitment to provide, or arrange for a syndicate of lenders to provide, the senior secured credit facilities is also subject to, among other things:

     - the completion of their financial and legal review of Interlinq and the merger;

     - the receipt of all government and third party consents and approvals;

     - the absence of any pending or threatened litigation or proceeding against Interlinq or Terlin; and

     - the absence of any material adverse change with respect to Interlinq in particular or the financial, banking or capital markets in general.

     The lenders will require Interlinq to borrow the full amount of the term loan facility and the guarantied loan facility at the effective time of the merger. The Company expects that the lenders will advance loans under the revolving credit facility based upon 70% of the value of eligible accounts receivable.

     Interlinq expects that (1) the term loan facility will mature in 2004; (2) the guarantied loan facility will mature in 2004; and (3) the revolving credit facility will mature in 2001, but will be automatically renewable for additional one-year periods. Interlinq also expects that its working capital needs will require it to obtain new revolving credit facilities at the time the revolving credit facility matures, whether by extending, renewing, replacing or otherwise refinancing the revolving credit facility. Interlinq cannot assure you that it can obtain any such extension, renewal, replacement or refinancing nor can Interlinq assure you that if obtained, such an extension, renewal, replacement or refinancing will be on terms favorable to Interlinq.

     Interlinq expects amortization of the principal amount of the term loan facility to be on an installment schedule. Interlinq also expects that the term loan facility will be subject to mandatory prepayment and reduction in an amount equal to, subject to specified exceptions, the following: all of the net proceeds of certain debt offerings and asset sales and casualty insurance payments and other recoveries, and 50% of Interlinq's excess operating cash flow for any fiscal year.


SECURITY




     Interlinq's obligations under the senior secured credit facilities will be secured by security interests in, pledges of or liens on substantially all the material tangible and intangible assets of Interlinq, including intellectual property.


GUARANTY



     Interlinq expects William R. Hambrecht, related persons and/or other persons will unconditionally and irrevocably guarantee Interlinq's residual obligations under the guarantied loan facility following liquidation of the security for the credit facility. Interlinq expects to pledge $2.5 million of its cash assets to the guarantors to partially secure the obligations of the guarantors under their guaranties. In addition Interlinq expects that other persons may unconditionally and irrevocably guarantee a portion of the obligations of William R. Hambrecht and other primary guarantors under their guaranties. In particular, a member of the Walden Group, related to George Sarlo, may guarantee the primary guaranties. None of the current directors or executive officers of Interlinq will be a guarantor. Terlin expects William R. Hambrecht, the other primary guarantors and any persons guaranteeing the guaranties of the primary guarantors will enter into a contribution agreement. If entered into, Terlin expects this contribution agreement will allocate the risks and liabilities under the guarantee obligations. Interlinq also expects to grant warrants to purchase shares of Interlinq common stock to guarantors as consideration for their guaranties.


INTEREST

     The interest rates per annum applicable to the loans under the senior secured credit facilities will be fluctuating rate of interest measured by reference to Silicon Valley Bank's published prime rate plus a borrowing margin. Interlinq expects that the borrowing margin applicable to the loans under the term loan facility will be 2.25%. The Company expects that the borrowing margin applicable to the loans under the revolving credit facility will be 2.0%. It expects that there will be no borrowing margin applicable to the loans under the guaranteed loan facility. Amounts under the senior secured credit facilities not paid when due will bear interest at a default rate greater than the rate then being charged for such borrowings.

FEES

     Upon consummation of the merger, the lenders will require Interlinq to pay certain fees with respect to the senior secured credit facilities, including:

     - upfront fees of 1.25% of the maximum amount of the term loan facility and 1.00% of the maximum amount of the revolving credit facility;

     - fees on the unused commitments of the lenders, which fees will initially accrue at a rate of 0.50% on the unused portion of the revolving credit facility;

     - prepayment fees of 2.00% of the revolving credit facility if prepaid during the first year and 1.00% if prepaid during the second year of the loan;

     - a prepayment fee of $500,000 if the guaranteed loan facility is prepaid prior to the final repayment of the term loan facility;

     - letter of credit fees on the aggregate face amount of outstanding letters of credit at a rate to be determined by the lenders and Interlinq immediately prior to the consummation of the merger plus a fee for the letter of credit issuing bank at a rate to be determined by the lenders and Interlinq;

     - annual administrative fees; and

     - agent, arrangement and other similar fees.

COVENANTS


     Interlinq expects that the senior secured credit facilities will contain a number of covenants that, among other things, would limit or restrict the ability of Interlinq to:



     - dispose of assets,



     - incur additional indebtedness,



     - incur guarantee obligations,



     - prepay other indebtedness,



     - grant liens,



     - make licenses,



     - make equity or debt investments,



     - make acquisitions,



     - engage in certain mergers or consolidations,



     - change the business conducted by Interlinq,



     - make capital expenditures,



     - enter into leases, or



     - engage in certain transactions with affiliates.



     In addition, under the senior secured credit facilities, Interlinq expects that it will be required to comply with the following financial ratios and tests:



     - maintenance of operating profitability,

     - maintenance of a debt coverage ratio of 1.50 to 1.00. Interlinq expects the lenders to compute its debt coverage ratio by calculating the ratio of its: (a) net income, interest expense, provisions for taxes, depreciation and amortization, minus its capitalized software costs, to
       (b) the current margin of long term debt and interest payments, and



     - maintenance of a minimum quick ratio of 1.00 to 1.00. Interlinq expects the lenders to compute its quick ratio by calculating the ratio of its:
       (a) cash, cash equivalents and accounts receivable to (b) current liabilities.


     Interlinq also expects that it will be required to subordinate any payments of amounts due to officers, directors and shareholders to the prior satisfaction of the senior secured credit facilities. Interlinq expects that it will be required to make periodic financial reports to the lenders.

EVENTS OF DEFAULT

     Interlinq expects that the senior secured credit facilities will contain customary events of default. Some of such events of default would include:

     - Interlinq's failure to pay principal, interest or fees;

     - Interlinq's failure to perform any covenants;

     - material inaccuracy of Interlinq's representations or warranties;

     - default by Interlinq on certain other indebtedness;

     - the lenders' loss of lien perfection or priority;

     - entry of a material judgment against Interlinq or its subsidiaries; and

     - a change in the ownership or control of Interlinq.


                           EQUITY FINANCING OF TERLIN



     W.R. Hambrecht/INLQ will own 63.3% of the outstanding capital stock of Interlinq following the merger. W.R. Hambrecht/INLQ is a limited liability company that was formed for the primary purpose of owning and holding Interlinq common stock upon consummation of the merger. Prior to the merger, W.R. Hambrecht/INLQ will hold 100% of the outstanding shares of Terlin. In the merger, these shares will convert into shares of Interlinq common stock. Members of W.R. Hambrecht/INLQ will pay approximately $13,800,000 for their interests in W.R. Hambrecht/INLQ, and these funds will be used to acquire shares of Terlin common stock. In the merger, the funds will become the property of Interlinq and Interlinq will use the funds to pay for Interlinq shares converted into cash in the merger.



     W.R. Hambrecht/INLQ Management, LLC will be created to manage and will control W.R. Hambrecht/INLQ as its sole managing member. In addition, W.R. Hambrecht/INLQ Management will also manage and control W.R. Hambrecht/INLQ Guarantors, LLC as its sole managing member. W.R. Hambrecht/INLQ Guarantors will be created for the purpose of holding warrants to purchase 300,000 shares of Interlinq common stock issued to William R. Hambrecht and other guarantors of $8 million of indebtedness incurred by Interlinq as a result of the merger. W.R. Hambrecht + Co. will control W.R. Hambrecht/INLQ Management as its sole managing member. William R. Hambrecht is chairman and chief executive officer of W.R. Hambrecht + Co. and controls W.R. Hambrecht + Co. The following is a description of the operating agreements that will govern the operations of W.R. Hambrecht/INLQ, W.R. Hambrecht/INLQ Guarantors and W.R. Hambrecht/INLQ Management.



W.R. Hambrecht/INLQ, LLC Operating Agreement



     Under the operating agreement of W.R. Hambrecht/INLQ, W.R. Hambrecht/INLQ Management, LLC, will have the sole power and authority to manage W.R. Hambrecht/ INLQ's business. W.R. Hambrecht/INLQ Management will act as manager of W.R. Hambrecht/INLQ until it resigns or is terminated for reasonable cause by a vote of a majority in interest of W.R. Hambrecht/INLQ's members. In order for the members to terminate W.R. Hambrecht/INLQ Management for reasonable cause, it must have acted in a grossly negligent, reckless or intentionally wrongful manner in the conduct of W.R. Hambrecht/INLQ's business. Members other than W.R. Hambrecht/INLQ Management will have no ability to cause W.R. Hambrecht/INLQ to act, unless W.R. Hambrecht/ INLQ Management resigns or is removed.



     Generally, 20% of W.R. Hambrecht/INLQ's net profits will be allocated to W.R. Hambrecht/INLQ Management and the remaining 80% will be allocated to all members in accordance with their equity interests in W.R. Hambrecht/INLQ. The operating agreement provides that net losses are generally allocated among the members in accordance with their equity interests. Except for certain mandatory "tax distributions", W.R. Hambrecht/INLQ Management determines when any distributions of cash or assets of the company will be made. If distributions are made (other than "tax distributions"), W.R. Hambrecht/INLQ must first make cumulative distributions of cash or assets to members equal to their original capital contributions. It must pay 80% of any subsequent distributions to the members in proportion to their respective equity interests in W.R. Hambrecht/INLQ and the remaining 20% of any subsequent distributions to W.R. Hambrecht/INLQ Management. W.R. Hambrecht/INLQ Management is entitled to reallocate all or a portion of such distributions (and related allocations) as between itself and other members as agreed to by those members. Membership interests in W.R. Hambrecht/INLQ are generally non-transferable except with the consent of W.R. Hambrecht/INLQ Management.



W.R. Hambrecht/INLQ Guarantors, LLC Operating Agreement.



     Under the operating agreement of W.R. Hambrecht/INLQ Guarantors, W.R. Hambrecht/INLQ Management, LLC, will have the sole power and authority to manage W.R. Hambrecht/INLQ Guarantors' business. W.R. Hambrecht/INLQ Management will act as manager of W.R. Hambrecht/INLQ Guarantors until it resigns or is terminated for reasonable cause by a vote of a majority in interest of W.R. Hambrecht/INLQ Guarantors' members. In order for the members to terminate W.R. Hambrecht/INLQ Management for reasonable cause, it must have acted in a grossly negligent, reckless or intentionally wrongful manner in the conduct of W.R. Hambrecht/INLQ Guarantors' business. Members other than W.R. Hambrecht/INLQ Management will have no ability to cause W.R. Hambrecht/INLQ Guarantors to act, unless W.R. Hambrecht/INLQ Management resigns or is removed.

     Generally, 100% of W.R. Hambrecht/INLQ Guarantors' net profits will be allocated to W.R. Hambrecht/INLQ Management up to 25% of the value of the Interlinq warrants at the time the warrants were contributed to W.R. Hambrecht/INLQ Guarantors. After that initial allocation to W.R. Hambrecht/INLQ Management, remaining net profits will be allocated 80% to all members in accordance with their equity interests in W.R. Hambrecht/INLQ Guarantors and 20% to W.R. Hambrecht/INLQ Management. The operating agreement provides that net losses are generally allocated among the members in accordance with their equity interests. Except for certain mandatory tax distributions, W.R. Hambrecht/INLQ Management determines when any distributions of cash or assets of the company will be made. If distributions are made other than tax distributions, W.R. Hambrecht/INLQ Guarantors must first make cumulative distributions of cash or assets to members equal to their capital contributions. One hundred percent of subsequent distributions, up to 25% of the value of the warrants at the time the warrants were contributed to W.R. Hambrecht/INLQ Guarantors, must then be paid to W.R. Hambrecht/INLQ Management. After those distributions have been made, 80% of any other subsequent distributions will be paid to the members in proportion to their respective equity interests in W.R. Hambrecht/INLQ Guarantors. The remaining 20% of any subsequent distributions will be paid to W.R. Hambrecht/INLQ Management. W.R. Hambrecht/INLQ Management is entitled to reallocate all or a portion of such distributions and related allocations as between itself and other members as agreed to by those members. Membership interests in W.R. Hambrecht/INLQ Guarantors are generally non-transferable except with the consent of W.R. Hambrecht/INLQ Management.



W.R. Hambrecht/INLQ Management, LLC Operating Agreement.



     Under the operating agreement of W.R. Hambrecht/INLQ Management, W.R. Hambrecht + Co. will have the power and authority to manage W.R. Hambrecht/INLQ Management's business as its sole managing member. W.R. Hambrecht + Co. will act as manager of W.R. Hambrecht/INLQ Management until it resigns or is dissolved. Members other than W.R. Hambrecht + Co. will have no ability to cause W.R. Hambrecht/INLQ Management to act without the consent and approval of W.R. Hambrecht + Co.



     Generally, W.R. Hambrecht/INLQ Management's net profits and losses will be allocated to the members of W.R. Hambrecht/INLQ Management in proportion to their respective equity interests. W.R. Hambrecht + Co. determines when any distributions of cash or assets of the company will be made. If distributions are made, they will be paid to the members in proportion to their respective equity interests in W.R. Hambrecht/INLQ Management. Membership interests in W.R. Hambrecht/INLQ Management are generally non-transferable except with the consent of W.R. Hambrecht + Co.


                           GOING PRIVATE TRANSACTION

     The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. Interlinq recognizes that Rule 13e-3 is applicable to the merger. Rule 13e-3 requires, among other things, that certain financial information concerning Interlinq and certain information relating to the fairness of the merger and the consideration offered to nonaffiliated shareholders in that transaction be filed with the SEC and distributed to nonaffiliated shareholders before the consummation of the merger. All information required by Rule 13e-3 to be distributed to nonaffiliated shareholders is included in this proxy statement/prospectus.

                              REVERSE STOCK SPLIT

     The merger agreement provides that the Interlinq board will effect a reverse stock split following the merger if requested by Terlin prior to filing the articles of merger. Under the terms of the merger agreement, the reverse stock split would be in the ratio required to cause Interlinq to have fewer than 300 but not less than 275 holders of record after the reverse stock split. Because the reverse stock split ratio will depend on the number of shareholders of Interlinq following the merger and the number of shares held by each of those shareholders, it is not currently possible for Interlinq to estimate what the reverse split ratio would be.

     At the special meeting, the Interlinq shareholders will consider and vote upon a proposal authorizing the Interlinq board to effect the reverse stock split if it is requested by Terlin prior to filing of the articles of merger. The reverse stock split will only occur if the Interlinq shareholders approve the merger and the reverse stock split.

     At its meeting of December 29, 1998, the Interlinq board, including the special committee of directors, by unanimous vote of all of the independent directors, adopted a resolution approving the reverse stock split and determined that the reverse stock split, if effected in connection with the merger, would be fair to and in the best interests of Interlinq and the Interlinq shareholders. The Interlinq board recommends that Interlinq shareholders vote "FOR" the approval of the reverse stock split.

VOTE NEEDED FOR APPROVAL

     The affirmative vote of a majority of the outstanding shares of Interlinq common stock entitled to vote at the special meeting is required to approve the reverse stock split and the related amendment to Interlinq's articles of incorporation.

EFFECTS OF THE REVERSE STOCK SPLIT

     The reverse stock split would be effected by amending Interlinq's articles of incorporation as set forth in Appendix C to this proxy statement/prospectus. The amendment would become effective upon its filing with the Secretary of State of Washington. When the amendment is filed, each share of Interlinq common stock will be converted into a fraction of a share of Interlinq common stock as determined by a reverse stock split ratio. Fractional shares of Interlinq common stock would not be issued as a result of the reverse stock split. After aggregating all shares held by each holder of record of Interlinq common stock, shareholders entitled to receive a fractional share of Interlinq common stock as a consequence of the reverse stock split would receive a cash payment instead of receiving a fractional share. See "-- Exchange of Stock Certificates and Payment of Fractional Shares." The interest of Interlinq shareholders with only fractional shares would be terminated by the reverse split and cash payment for the shareholders' fractional shares. Interlinq shareholders who own one or more shares of Interlinq common stock after the application of the reverse stock split ratio would continue to own shares of Interlinq common stock and would share in the assets and potential future growth of Interlinq.

     Adoption of the reverse stock split proposal as of the end of Interlinq's most recent fiscal year, June 30, 1998, would not have had an effect on net income for the year ended June 30, 1998. However, net earnings per share would have been proportionally increased, in an amount which is dependent upon the reverse stock split ratio. No adjustment has been made in the pro forma financial statements for the reduction in the number of shares of Interlinq common stock resulting from the payment of cash for fractional shares because it is impossible at this time to estimate what the reverse stock split ratio will be, if a reverse split is effected.

     Because all outstanding options to purchase Interlinq common stock will terminate immediately prior to the merger, the reverse stock split, if effected, will have no effect on outstanding stock options. However, the number of shares available for issuance under Interlinq's stock option plans will be appropriately reduced in proportion to the reverse stock split ratio.

     If implemented, the reverse stock split would likely result in some shareholders owning "odd-lots" of less than 100 shares of Interlinq common stock. Because brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions on "round-lots" of even multiples of 100 shares, Interlinq shareholders who elect to retain some or all of their shares may incur additional brokerage commissions and other costs if they attempt to sell their shares through a broker.

     If the reverse stock split is effected and Interlinq terminates the registration of its common stock under the Exchange Act, as of the end of its current fiscal year Interlinq would no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. As a result, Interlinq shareholders who remain as shareholders after the reverse stock split will experience a decrease in access to information. Although Interlinq would send audited financial statements to its remaining shareholders upon their request, less information would be available than if Interlinq continued to be an Exchange Act reporting company. In addition, following the reverse stock split, Interlinq would no longer meet the requirements for listing on Nasdaq and would delist the Interlinq common stock. If shares of Interlinq common stock are allocated to holders of Interlinq common stock who did not elect to retain shares (because holders of fewer than 1,250,000 shares elected to retain their shares in the merger), then Interlinq may not voluntarily delist its common stock from Nasdaq for six months. However, because Interlinq will not satisfy the listing requirements, Nasdaq could delist the Interlinq common stock at any time. The termination of Interlinq's Exchange Act registration and its delisting from Nasdaq would cause the trading market for Interlinq's common stock to disappear except for possible trading in the "pink sheets" or other informal markets and shareholders will experience a decrease in liquidity.

REASONS FOR THE REVERSE STOCK SPLIT

     Implementation of the reverse stock split would relieve Interlinq of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of Exchange Act registration. The Interlinq board believes that Interlinq derives limited benefit from the continued registration of Interlinq common stock under the Exchange Act. It also believes that the monetary expense and burden to management of continued registration outweighs the material benefit to Interlinq or its shareholders as a result of such registration.

     The reverse stock split would reduce the number of shareholders of record to less than 300 shareholders and would enable Interlinq common stock to cease to be registered under the Exchange Act at the end of the fiscal year ending June 30, 1999 and to be delisted from the Nasdaq. The Interlinq board has no present intention to raise capital through sales of securities in a public offering in the foreseeable future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, Interlinq is not likely to make use of any advantage, such as for raising capital, effecting acquisitions or other purposes, that Interlinq's status as a reporting company may offer. In addition, certain of Interlinq's competitors are not publicly held. Interlinq may suffer a competitive disadvantage from being required to disclose certain information that privately held companies are not required to disclose.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     The exchange of shares of Interlinq common stock would occur on the date the reverse stock split amendment to the articles of incorporation is filed with the state of Washington without any action on the part of Interlinq shareholders and without regard to the date certificates representing pre-split shares of Interlinq common stock are physically surrendered for certificates representing post-split shares of Interlinq common stock. The exchange agent would exchange the certificates. In the event that the number of shares of post-split Interlinq common stock includes a fractional number of shares, Interlinq would pay to the shareholder, instead of the issuance of fractional shares of Interlinq, a cash payment (without interest) in the dollar amount (rounded to the nearest whole cent) determined by multiplying the number of pre-split Interlinq shares that are not converted into whole shares in the reverse stock split by $9.25.

     If the reverse stock split is effected and there has been a pro rata reduction in the number of shares that electing Interlinq shareholders are able to retain (because holders of more than 1,250,000 shares elected to retain their shares), then the exchange agent will apply the reverse stock split to all shares that the shareholders would otherwise be entitled to retain before redistributing those shares to the appropriate shareholders. Any payment that is made instead of issuing a fractional share in the reverse stock split will be made approximately concurrently with the distribution of the certificates representing the retained shares and the cash payment for shares that were not able to be retained as a result of proration.

     If the reverse stock split is effected and shares of Interlinq common stock have been allocated to shareholders who did not elect to retain their shares (because holders of fewer than 1,250,000 shares elected to retain their shares), then when shareholders submit their shares for payment of the cash out amount as described in "Election Procedures -- Exchange of Certificates," the exchange agent will apply the reverse stock split to the shares of Interlinq common stock that would otherwise be issued to each shareholder. In this case, each certificate representing pre-split shares of Interlinq common stock, will, until surrendered to the exchange agent, represent the right to receive:

     - the cash out amount in exchange for the appropriate number of shares,

     - the appropriate whole number of post-split shares, and

     - if applicable, a payment instead of a fractional share.

     No holder of unexchanged certificates would be entitled to receive any dividends or other distributions payable by Interlinq after the reverse stock split until the certificates representing pre-split shares of Interlinq common stock have been surrendered. Such dividends and distributions, if any, would be accumulated, and at the time of the surrender of the certificates would be paid without interest.

DISSENTERS' RIGHTS

     Interlinq shareholders have the right to dissent from the reverse stock split and, subject to certain conditions, to receive payment of the "fair value" of their shares of Interlinq common stock, as provided in Sections 23B.13.101 through 23B.13.310 of the Washington Business Corporation Act. See "Rights of Dissenting Interlinq Shareholders."


   FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE REVERSE STOCK SPLIT



     Perkins Coie LLP, Interlinq's counsel, has opined that the following summarizes the material United States federal income tax consequences of the merger and the reverse stock split for holders of Interlinq common stock. However, as discussed below, it is unclear as to whether the merger and the reverse stock split will be treated for federal income tax purposes as separate transactions or parts of a single integrated transaction. The tax consequences can differ significantly depending on whether the transactions are viewed separately or together. The tax opinion of Perkins Coie LLP only addresses the fact that the description of this uncertainty is materially accurate -- it is not an opinion as to whether or not the transactions would be viewed separately or together for federal income tax purposes.



     The following discussion is for your general information only and does not consider all aspects of federal income taxation that may be material to you based on your particular tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations promulgated under the tax code, and administrative and judicial interpretations of the tax code, all of which could change. The discussion applies only to shareholders who hold the shares as capital assets within the meaning of Section 1221 of the tax code, and may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders, such as:


     - insurance companies,

     - tax-exempt organizations,

     - pension funds,

     - banks,


     - shareholders that hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction, and


     - broker-dealers,


who may be subject to special rules. This discussion does not cover the federal income tax consequences to a shareholder who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust. It also does not consider the effect of any state, local or foreign income or other tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE HOW THE RULES DISCUSSED BELOW APPLY TO YOU AND HOW THE MERGER AND THE REVERSE STOCK SPLIT WILL AFFECT YOU, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


TREATMENT OF THE MERGER AND THE REVERSE STOCK SPLIT AS COMBINED VERSUS SEPARATE TRANSACTIONS



     It is unclear whether the merger and the reverse stock split will be treated for federal income tax purposes as separate transactions or parts of a single integrated transaction. The tax law often requires related transactions that occur within the same time frame to be treated as if they were actually steps in a single transaction.



     One way to determine if two separate transactions will be treated as a single combined transaction is to determine if the first transaction would have occurred if the second transaction never occurred. In this case, there are separate votes for the merger and the reverse stock split and the reverse stock split is not a condition to the merger. Thus, there is a reasonable argument that the two transactions should not be combined. See Rev. Rul. 75-406, 1975-2 C.B. 125 and Rev. Rul. 96-30, 1996-1 C.B. 36, which were both made obsolete by Rev. Rul. 98-27, 1998-22 I.R.B. 4 for a change in the tax code that is not relevant here. However, because the transactions have related objectives and occur at approximately the same time, there is a fairly significant risk that the merger and the reverse stock split will be combined. See Rev. Rul. 98-27, 1998-22 I.R.B. 4. Neither the courts nor the Internal Revenue Service have ruled in a case such as this. Because there is no direct authority on this point, Perkins Coie LLP cannot render an opinion as to which result is more likely.



     As described below, the most significant tax consequence if the merger and reverse stock split are treated as a combined transaction is that a shareholder receiving some cash and retaining some stock could be taxed on the full amount of the cash up to the amount of the gain inherent in all stock held by the shareholder before these transactions. If the transactions are treated separately, cash would be taxable only up to the amount of gain inherent in the shares surrendered for cash.



     The discussion immediately below describes the general federal income tax consequences if the transactions are treated as separate transactions. For a discussion of the general federal income tax consequences of the transactions if they are aggregated, see "Tax Impact if the Merger and the Reverse Stock Split are Aggregated for Tax Purposes." As indicated below, the tax consequences can differ significantly depending on whether the transactions are viewed separately or together.



TAX IMPACT IF THE MERGER AND THE REVERSE STOCK SPLIT ARE TREATED SEPARATELY FOR TAX PURPOSES


MERGER

     NO GAIN OR LOSS ON RETAINED SHARES

     A shareholder will not recognize gain or loss if he or she retains Interlinq common stock in the merger. Moreover, the shareholder's basis and holding period in the retained stock will not change.

     GAIN OR LOSS RECOGNIZED UPON RECEIPT OF CASH FOR ALL SHARES

     The receipt of a cash payment as a result of the merger, including any cash payment received by a dissenting shareholder upon the exercise of his or her rights of appraisal, that terminates the interest of the shareholder in Interlinq will be a taxable transaction for federal income tax purposes.


     Amount of Gain or Loss. If the merger is treated as a separate transaction, a shareholder who surrenders all of his or her Interlinq common stock in the merger will, after applying the constructive ownership rules under Section 318 of the tax code, generally recognize gain or loss as if he or she had sold all of his or her shares for cash. Such gain or loss will equal the difference between the shareholder's adjusted tax basis in the shares and the amount of cash received. Gain or loss must be determined separately for each block of shares (for example, shares acquired at the same cost in a single transaction).



     Character of Gain or Loss. If the merger is treated as a separate transaction, gain or loss recognized on cash received in the merger by a shareholder who surrenders all of his or her Interlinq common stock in the merger will be a capital gain or loss. The gain or loss will be a long-term capital gain or loss if the holder has held the shares for more than one year as of the filing of the articles of merger. Long-term capital gain of individuals and other noncorporate taxpayers currently is taxed at a maximum rate of 20% for federal income tax purposes.


    GAIN OR LOSS RECOGNIZED WHERE SHAREHOLDER RECEIVES SOME CASH AND RETAINS SOME STOCK


     Amount of Gain Recognized. A shareholder who elects to receive cash for some but not all of his or her shares will generally be treated as if he or she had sold the surrendered shares to Interlinq for cash. If the merger is treated as a separate transaction, the shareholder will recognize gain or loss equal to the difference between the shareholder's adjusted tax basis in the shares surrendered and the amount of cash received. Gain or loss must be determined separately for each block of shares (for example, shares acquired at the same cost in a single transaction).



     Character of Recognized Gain. If the merger is treated as a separate transaction, any recognized gain will be capital gain unless the cash received is considered a distribution of a dividend within the meaning of Section 302 of the tax code. If this occurs, the cash payment will be taxable as ordinary income to the extent of the shareholder's share of Interlinq's earnings and profits. If the cash payment exceeds such holder's share of earnings and profits, the excess will be treated first as a basis-reducing, tax-free return of capital to the extent of the holder's basis in each retained share of Interlinq common stock and then as a capital gain.


     A distribution to a shareholder will not be considered to have the effect of the distribution of a dividend if it is "substantially disproportionate" with respect to the shareholder or if it is "not essentially equivalent to a dividend" to the shareholder.

     A distribution will be "substantially disproportionate" if the shareholder's proportionate interest in the Interlinq common stock he or she actually holds after the merger is (1) less than 50% of the total of all outstanding Interlinq common stock after the merger and (2) less than 80% of what the shareholder's proportionate interest was before the merger. In applying this test, the constructive ownership rules of Section 318 of the tax code shall apply. Under the constructive ownership rules, a shareholder is treated as holding not only his or her own shares but also shares held by certain related persons and entities.

     Even though a distribution does not satisfy the substantially disproportionate test discussed above, it still may be "not essentially equivalent to a dividend" depending upon the shareholder's particular facts and circumstances. The United States Supreme Court in Davis v. United States, 397 U.S. 301, 313 (1970), concluded that a distribution will be considered not essentially equivalent to a dividend if there is a "meaningful reduction of the shareholder's proportionate interest." Although the question is highly factual, the Internal Revenue Service has ruled that small reductions in the voting interest of minority shareholders in public companies not involved in management mean that the distribution is not essentially equivalent to a redemption. Rev. Rul. 76-385, 1976-2 C.B. 92 (3.3% reduction in holdings of minority shareholder). A shareholder who increases his or her proportionate interest in Interlinq as a result of the merger will not meaningfully reduce his or her proportionate interest in the Interlinq common stock. As a result, the shareholder will be treated as having received a distribution of cash essentially equivalent to a dividend.

     Basis and Holding Period. A shareholder who retains some Interlinq common stock and receives some cash will retain the same basis in such stock as before the merger. The holding period of the retained stock will not change.

REVERSE STOCK SPLIT

  EXCHANGE OF INTERLINQ COMMON STOCK SOLELY FOR CASH

     If only cash is received in the reverse stock split in exchange for all of a shareholder's Interlinq common stock, the cash will be treated as a distribution in redemption of the shareholder's Interlinq common stock. If the distribution results in a complete termination of the shareholder's direct and indirect interest in Interlinq, capital gain or loss will be recognized by the shareholder in an amount equal to the difference between the amount of cash received in the redemption and the adjusted basis of the Interlinq common stock surrendered. The gain or loss will be long-term capital gain or loss if the shareholder will have held, or be deemed to have held, the Interlinq common stock for more than one year as of the time of the reverse stock split.

  EXCHANGE OF INTERLINQ COMMON STOCK SOLELY FOR NEW INTERLINQ COMMON STOCK

     A shareholder who receives solely shares of new Interlinq common stock pursuant to the reverse stock split will recognize no gain or loss under Section 354 of the tax code as a result of the characterization of the reverse stock split as a recapitalization within the meaning of Section 368(a)(1)(E) of the tax code. The aggregate basis of the shares of new Interlinq common stock received by such shareholder pursuant to the reverse stock split will be the same as the aggregate tax basis of the stock surrendered in exchange. The holding period of the new Interlinq common stock received by the shareholder will include the holding period of the currently outstanding Interlinq common stock surrendered in the exchange.

  EXCHANGE OF INTERLINQ COMMON STOCK FOR CASH AND NEW INTERLINQ COMMON STOCK

     Amount of Gain Recognized. A shareholder who receives a combination of Interlinq common stock and cash pursuant to the reverse stock split will generally recognize gain, if any (but not loss), realized with respect to all Interlinq common stock exchanged, whether for new Interlinq common stock or cash, but in an amount that does not exceed the cash received. This rule taxes gain inherent in all of the Interlinq common stock exchanged for cash or new Interlinq common stock. Consequently, a shareholder might be subject to gain in an amount that exceeds the gain inherent in the shares surrendered for cash.



     Character of Recognized Gain. Any recognized gain will be capital gain unless the receipt of cash has the effect of a distribution of a dividend. The same dividend equivalency test described above for the merger applies, except that the test is applied to ownership of Interlinq before and after the reverse stock split. If the cash is considered a dividend, it will be taxable as ordinary income to the extent of the shareholder's share of Interlinq's earnings and profits. If the cash exceeds such share, the excess will be treated first as a basis-reducing, tax-free return of capital to the extent of the holder's basis in each retained share of Interlinq common stock and then as a capital gain.


     Basis and Holding Period. A shareholder who receives new Interlinq common stock and cash will receive a basis in such new Interlinq common stock that will be the same as the basis of the Interlinq common stock surrendered in the exchange, decreased by the amount of any cash received, and increased by the amount of any gain recognized on the exchange. The holding period of such new Interlinq common stock will include the holding period of the surrendered Interlinq common stock.


TAX IMPACT IF THE MERGER AND THE REVERSE STOCK SPLIT ARE AGGREGATED FOR TAX PURPOSES



     If the merger and reverse stock split are aggregated for tax purposes, the tax consequences for a shareholder generally will be the same except as described below.



     Amount of Gain or Loss Recognized. If the merger and reverse stock split were treated as a combined transaction, a shareholder receiving some cash and retaining some stock could be taxed on the full amount of the cash up to the amount of the gain inherent in all stock held by the shareholder before these transactions. As discussed below, if the transactions are treated separately, cash would be taxable only up to the amount of gain inherent in the shares surrendered for cash.



     Character of Gain or Loss. If the merger and the reverse stock split are treated as part of a single transaction, the reduction in a shareholder's proportionate interest effected by the merger and by the reverse stock split will be combined to determine whether the merger and the reverse stock split together effected a "substantially disproportionate" distribution. Moreover, the shares surrendered in the merger will be combined with the shares surrendered in the reverse stock split to determine whether a particular shareholder effected a "meaningful reduction" of the shareholder's proportionate interest for dividend equivalency purposes.


ALTERNATIVE MINIMUM TAX

     Capital gain and dividends are also included in alternative minimum taxable income that may be subject to a special minimum tax at a 26% or 28% rate, depending on the taxpayer's alternative minimum taxable income, to the extent the minimum tax exceeds regular tax liabilities. Alternative minimum taxable income is reduced by various exemption amounts, which are phased out above certain levels.

WITHHOLDING

     Payments made in connection with the merger and the reverse stock split may be subject to "backup withholding" at a rate of 31%, unless the shareholder (1) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (2) provides a correct tax identification number to the payor, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct tax identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is not considered an additional tax and will be credited against the holder's federal income tax liability. You should consult with your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing a Substitute Form W-9 or, if you are a foreign holder, a Form W-8, and sending it to the paying agent along with the letter of transmittal.

     You should consult your own tax advisor for more specific and definitive advice as to the federal income tax consequences that will result from the transaction, especially if you acquired your Interlinq stock in a compensation-related transaction, as well as for advice as to the application and effect of state, local and foreign income and other tax laws.


                   DIRECTOR AND EXECUTIVE OFFICER INFORMATION



DIRECTORS



     Our board of directors currently consists of four directors and one vacancy and is divided into two classes, with each director serving for a two-year term, with approximately one-half of the directors, and all the directors in one class, standing for election each year. Two directors presently serve in Class I and two directors presently serve in Class II, with one vacancy in Class II. Following the merger, assuming the proposals to amend the articles of incorporation and bylaws relating to the elimination of the classified board are approved, the classes will be combined into one class of directors serving for one year terms and the vacancy will be filled by Mr. Delafield.


     Unless otherwise indicated, the directors have been engaged in the same principal occupation for the past five years and their ages are as of March 1, 1999.


CLASS I DIRECTORS TERMS EXPIRING IN 2000



ROBERT W. O'REAR                 Mr. O'Rear has served as one of our directors
Age 55                           since 1994. Since 1991, he has been president of
                                 O'Rear Cattle, Inc., a beef cattle company. From
                                 1978 through 1993, Mr. O'Rear served as the
                                 manager of subsidiary development for Microsoft
                                 Corporation.
ROBERT J. GALLAGHER              Mr. Gallagher has served as one of our directors
Age 42                           since 1994. Since 1997, Mr. Gallagher has been
                                 an independent consultant. From 1987 through
                                 1997, Mr. Gallagher served as an executive
                                 officer with North American Mortgage Company, a
                                 California mortgage banking company, in various
                                 roles, including senior vice president and chief
                                 financial officer and executive vice president
                                 and chief administrative officer.

CLASS II DIRECTORS TERMS EXPIRING IN 1999



JIRI M. NECHLEBA                 Mr. Nechleba has served as our president and
Age 41                           chief executive officer since September 11, 1995
                                 and as chairman of the board since November 6,
                                 1995. From 1993 to 1995, he served as senior
                                 vice president and general manager of
                                 SolutionWare, a division of A.C. Nielsen, a Dun
                                 & Bradstreet subsidiary, and a provider of
                                 information solutions to the consumer packaged
                                 goods industry. From 1985 to 1993, Mr. Nechleba
                                 was an independent management consultant to a
                                 variety of industries.
THEODORE M. WIGHT                Mr. Wight has served as one of our directors
Age 55                           since 1985. Since 1994, Mr. Wight has been
                                 general partner of the general partner of
                                 Pacific Northwest Partners SBIC, L.P., a venture
                                 capital firm. Mr. Wight has also served as a
                                 general partner of the general partner of Walden
                                 Investors since 1983. Mr. Wight is a member of
                                 the board of directors of RehabCare Corp. and
                                 Eagle Hardware & Garden, Inc.



NEW DIRECTOR AFTER THE MERGER



JOHN D. DELAFIELD                Mr. Delafield is currently a partner of W.R.
Age 33                           Hambrecht+ Co. Prior to joining W.R. Hambrecht +
                                 Co. in 1998, Mr. Delafield was from 1995 to 1998
                                 an associate in the Investment Banking Division
                                 of Morgan Stanley Dean Witter in both New York
                                 and Singapore. From 1989 to 1993, he was the
                                 chief representative for northern China at
                                 Coca-Cola, Inc. Mr. Delafield earned a B.A. from
                                 Princeton University in 1989 and an M.B.A. from
                                 Harvard Business School in 1995.



COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS



     During fiscal year 1998, there were nine meetings of our board of directors. The standing committees of the board include an audit committee and a compensation committee, but do not include a nominating committee. The full board selects nominees for election as directors. All of the incumbent directors attended at least 85% of the meetings of the board and its committees held during the fiscal year.



     The audit committee consists of Theodore M. Wight and Robert J. Gallagher. Four meetings of the audit committee were held during the last fiscal year. The audit committee's responsibilities include:



     - reviewing the plan, scope and results of the independent audit and reporting to the full board whether financial information is fairly presented and whether generally accepted accounting principles are followed;



     - monitoring our internal accounting and financial functions to assure quality of staff and proper internal controls; and

     - investigating conflicts of interest, ethics and compliance with laws and regulations.



     The compensation committee consists of Theodore M. Wight, Robert J. Gallagher and Robert W. O'Rear. Six meetings of the compensation committee were held during the last fiscal year. The compensation committee establishes base salaries and incentive compensation for all of our executive officers. The committee also administers the 1985 Restated Stock Option Plan and the 1993 Stock Option Plan.



DIRECTORS' FEES



     We pay each director $1,000 in cash compensation for attendance at board meetings and reimburse directors for their out-of-pocket expenses incurred for personal attendance at board meetings.



     Our Stock Option Plan for Non-Employee Directors provides for the automatic grant of options to non-employee directors up to an aggregate of 215,000 shares of our common stock. As of April 20, 1999, 105,000 shares of common stock were subject to options outstanding under this plan. The plan provides for automatic grants of nonqualified stock options at an exercise price that is not less than fair market value per share on the date of grant. Each non-employee director elected or appointed other than at an annual meeting of shareholders receives an initial grant of 10,000 shares upon becoming a director. Each continuing director receives an annual grant of 7,500 shares effective as of the date of our annual shareholder's meeting. Options granted under this plan vest six months from the date of grant. Options granted under this plan expire five years from the date of grant or, if earlier, three months after the optionee's termination of service with us or one year after the optionee's death or disability.

EXECUTIVE OFFICERS



Biographical Information for Non-director executive officers.



     Stephen A. Yount has been executive vice president -- Enterprise Technology Division, chief financial officer and secretary of Interlinq since July 1, 1998. Prior to this position he was the vice president -- finance, chief financial officer and secretary since October 1991. Additionally, upon the resignation of Interlinq's president and chief executive officer, Robert M. Delf in January, 1995, Mr. Yount was appointed interim president by the board of directors. He continued in this capacity until the hiring of Jiri Nechleba as president and chief executive officer on September 11, 1995. During 1991, Mr. Yount held a temporary position with PF Industries & Acrotech, Inc., an aerospace company, where he served as chief financial officer. From 1989 to 1991, Mr. Yount was the president and chief financial officer of PacSoft Incorporated, a civil engineering software firm. Mr. Yount earned a CPA certificate in 1982 and holds a BA in Business Administration from the University of Washington. Mr. Yount is a citizen of the United States.



     Patricia R. Graham has been executive vice president -- Mortgage Technology Division since July 1, 1998. Prior to her promotion, Ms. Graham was vice president -- Sales and Marketing since March 25, 1996. From 1990 to 1995, she served in various capacities with A.C. Nielsen Co., a subsidiary of Dun & Bradstreet, including executive vice president. From 1981 to 1990 she was employed by Information Resources, Inc. and departed holding the position of Senior Vice President. Ms. Graham holds a Masters degree in Political Science from Rutgers University. Ms. Graham is a citizen of the United States.



COMPENSATION OF EXECUTIVE OFFICERS



Compensation Summary.



     The following table shows, for the chief executive officer and other executive officers during the fiscal year ended June 30, 1998, information concerning compensation paid or accrued for services to us in all capacities for that fiscal year.



                           SUMMARY COMPENSATION TABLE



                                                                      LONG-TERM
                                                                     COMPENSATION
                                         ANNUAL COMPENSATION            AWARDS
                                    -----------------------------    ------------
                                                                      SECURITIES
                                                                      UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR   SALARY($)    BONUS($)      OPTIONS(#)    COMPENSATION($)
   ---------------------------      ----   ----------   ---------    ------------   ----------------
Jiri M. Nechleba(1)...............  1998    175,112        94,951       25,000                --
  Chairman of the Board, President  1997    175,000        17,500       25,000                --
  and Chief Executive Officer       1996    141,908            --      250,000            11,610(2)
----------------------------------------------------------------------------------------------------
Stephen A. Yount(3)...............  1998    120,077        64,900       17,500                --
  Executive Vice President --       1997    119,039        12,100       15,000                --
  Enterprise, Technology Division,  1996    108,900        12,600       12,000                --
  CFO & Secretary
----------------------------------------------------------------------------------------------------

                                                                      LONG-TERM
                                                                     COMPENSATION
                                         ANNUAL COMPENSATION            AWARDS
                                    -----------------------------    ------------
                                                                      SECURITIES
                                                                      UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR   SALARY($)    BONUS($)      OPTIONS(#)    COMPENSATION($)
   ---------------------------      ----   ----------   ---------    ------------   ----------------
David A. Sperline.................  1998    120,077        64,900       10,000                --
  Vice President -- Customer        1997    117,138        12,100       15,000                --
    Service
                                    1996     97,101        12,600       12,000                --
----------------------------------------------------------------------------------------------------
Patricia R. Graham(4).............  1998    120,077       139,042(5)    17,500                --
  Executive Vice President --       1997    120,000        49,154(6)    15,000                --
  Mortgage Technology Division      1996     32,769            --       60,000             7,000(7)


-------------------------

(1) Mr. Nechleba joined us as president and CEO on September 11, 1995. He was elected as chairman of the board on November 6, 1995.



(2) Represents reimbursement to Mr. Nechleba for his moving expenses associated with his relocation upon joining us as president and CEO.



(3) Mr. Yount was promoted to the position of executive vice president -- Enterprise Technology Division on June 30, 1998.



(4) Ms. Graham joined us as vice president -- Sales and Marketing on March 22, 1996, and was promoted to executive vice president -- Mortgage Technology Division on June 30, 1998.



(5) Includes commission income of $74,055 for fiscal 1998 based upon a percentage of net software license fees and other revenues.



(6) Includes commission income of $37,054 for fiscal 1997 based upon a percentage of net software license fees and other revenues.



(7) From February 26, 1996 to March 22, 1996, Ms. Graham served as a consultant for us. Amount represents consulting fees received during this period.



Option Grants



     Shown below is certain information concerning options granted to our executive officers during the fiscal year ended June 30, 1998.



                       OPTION GRANTS IN LAST FISCAL YEAR



                                                            INDIVIDUAL GRANTS
                              -----------------------------------------------------------------------------
                                                                                            POTENTIAL
                                                                                       REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL
                               NUMBER OF     % OF TOTAL                                RATES OF STOCK PRICE
                              SECURITIES      OPTIONS                                      APPRECIATION
                              UNDERLYING     GRANTED TO      EXERCISE                   FOR OPTION TERM(2)
                                OPTIONS     EMPLOYEES IN      PRICE       EXPIRATION   --------------------
            NAME              GRANTED (#)   FISCAL YEAR    ($/SHARE)(1)      DATE         5%         10%
            ----              -----------   ------------   ------------   ----------   --------   ---------
Jiri M. Nechleba............    25,000(3)       14.1%        4.53125       1/20/08     $71,242    $180,541
Stephen A. Yount............    17,500(3)        9.8%        4.53125       1/20/08      49,869     126,379
David A. Sperline...........    10,000(3)        5.6%        4.53125       1/20/08      28,497      72,216
Patricia R. Graham..........    17,500(3)        9.8%        4.53125       1/20/08      49,869     126,379


-------------------------

(1) The option exercise price as determined by our board, is equal to the fair market value of the underlying stock on the date of grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and therefore, are not intended to forecast possible future appreciation, if any, of the stock price. The calculations assume that all of the options are exercised at the end of their respective ten-year terms. Actual gains, if any, on the stock option exercises depend on the future performance of stock and overall market conditions, as well as the holder's continued employment through the vesting period. The amounts reflected in this table may not be achieved.



(3) The options granted are incentive stock options that vest in yearly increments over a four-year period, becoming fully vested on January 22, 2002. Options not already exercisable generally become fully vested and exercisable upon mergers or reorganizations pursuant to our 1993 option plan. Each option has a term of ten years.



Option Exercises and Fiscal Year-End Values



     Shown below is information with respect to the exercise of options to purchase our stock granted in fiscal 1998 and prior years under our 1993 and 1985 option plans to our executive officers and stock options held by them as of June 30, 1998.



       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE



                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                 OPTIONS HELD AT              IN-THE-MONEY OPTIONS AT
                                JUNE 30, 1998(#)                 JUNE 30, 1998($)
                           ---------------------------   ---------------------------------
          NAME             EXERCISABLE   UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE(1)
          ----             -----------   -------------   --------------   ----------------
Jiri M. Nechleba.........    106,250        193,750         $370,508          $632,617
Stephen A. Yount.........     64,750         41,250          317,164           106,445
David A. Sperline........     71,250         33,750          360,227            86,992
Patricia R. Graham.......     33,750         58,750          119,180           174,180


-------------------------

(1) This amount represents the aggregate of the number of in-the-money options multiplied by the difference between the closing price of our stock on the Nasdaq National Market on June 30, 1998 ($7.125) and the exercise prices for the relevant options.



EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS



Termination of Employment



     If Mr. Nechleba is terminated prior to September 11, 1999 for any reason other than cause, he will receive severance payments equal to one year of his base salary.



Our 1993 and 1985 Option Plans



     Our 1993 and 1985 Option Plans both provide that, upon the occurrence of specified transactions, including mergers or business combinations, outstanding options will become fully vested and exercisable. These options, if not exercised, will then terminate upon consummation of the transaction. In the alternative, at our discretion and the discretion of other participants in the transaction, the options may be assumed by the acquiring or surviving business.



Stock Option Plan for Non-Employee Directors



     Our Stock Option Plan for Non-Employee Directors provides that upon the occurrence of specified events, including mergers or business combinations, outstanding options will become fully vested and exercisable for a period of twenty days prior to the consummation of the transaction. If not exercised prior to the completion of the transaction, the options will terminate unless converted in a stock-for-stock exchange.



COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION



     The compensation committee for fiscal year 1998 consisted of three members of our board, all of whom are non-employee directors. This committee is responsible for reviewing and approving the following:



     - base salaries for all executive officers,



     - the level of participation in the executive bonus program,



     - the company-wide profit sharing plan, and



     - any changes to the design of these plans.



     This committee also administers our 1993 and 1985 Option Plans. Committee decisions relating to compensation of executive officers are reviewed by the entire board.



  Executive Compensation Policies and Performance Measures



     Our executive compensation policies have been developed to meet the following objectives:



     - Attract and retain key executives critical to our long-term success;



     - Reward key executives for their contributions to the executive team in the development and successful execution of product, marketing, sales and business strategies; and



     - Motivate key executives to make decisions and take actions which increase the value of our stock over the long term.



     This committee uses a combination of cash- and equity-based programs to compensate key executives.



  Cash-Based Compensation



     The committee reviews base salaries for all executive officers annually. In evaluating executive salaries, the committee used various salary surveys of compensation paid at companies of similar size in the software industry. Salaries are based upon a review of the officer's contribution to the team in accomplishing our short- and long-term objectives. Short-term objectives include sales growth from new and existing products and financial performance measures which include gross margin, operating margin, net income and earnings per share. Long-term objectives include the timely development of new products, enhancements to existing products, identification of new markets, development and execution of plans to address identified market opportunities, and share price appreciation. The committee does not place any specific weighting on these individual factors in determining executive officer salary levels, but instead evaluates the overall impact of achieving these short- and long-term objectives on the return on shareholders' equity. Based upon the above ongoing review for each executive officer, this committee targets its base salaries for all of its executive officers by referencing the various salary surveys for comparable positions.



     We provide executive officers with incentive compensation in the form of our executive bonus plan. This plan was designed to ensure that a high percentage of each executive officer's total potential cash compensation is based on a quantitative evaluation of our financial performance. The plan's payout formula provides for payouts on a sliding scale based upon achieving a target level of profitability before payment of executive bonuses, employee profit sharing and income taxes. No payout will be made, however, if we fail to achieve a minimum pre-determined level of profitability. Because we achieved profit targets for the fiscal year ended June 30, 1998, we paid the executive bonuses.



  Equity-Based Compensation



     We provide our executive officers with long-term incentives through our 1993 Option Plan. The primary objective of this plan is to provide an incentive for the executives to make decisions and take actions which maximize long-term shareholder value. The plan design promotes this long-term focus using vesting periods. Options currently vest in either four or five equal annual installments beginning one year from date of grant. Our compensation committee reviews and approves all grants made under the plan and generally grants executive officers options upon hire, and additional grants are reviewed annually. The number of new grants each year for both the executive officers and the rest of our employees is based primarily on relative salary levels. The committee reviews the number of grants already awarded each executive officer before approval of additional grants.



  Chief Executive Officer Compensation



  Cash-Based Compensation



     In assembling the compensation package of the chief executive officer, our compensation committee pursues the same objectives which apply for our other executive officers. The committee applies a combination of qualitative and quantitative performance measures in developing our CEO's base salary. As mentioned previously in this report, these include short-term objectives of sales growth from new and existing products and financial performance measures which include gross margin, operating margin, net income and earnings per share. Long-term objectives include the timely development of new products, enhancements to existing products, identification of new markets, development and execution of plans to address identified market opportunities, and share price appreciation. The committee does not place any specific weighting on these individual factors in determining our CEO's salary level, but instead evaluates the overall impact of achieving these short- and long-term objectives on the return on shareholders' equity.



     In order to promote long-term shareholder value, our CEO's total potential compensation generally includes a relatively high proportion in the form of its executive bonus plan. This plan is based on a quantitative evaluation of our financial performance.

The plan's payout formula provides for payouts on a sliding scale based upon achieving a target level of profitability before payment of executive bonuses, employee profit sharing and income taxes. No payout will be made, however, if we fail to achieve a minimum pre-determined level of profitability. Because we achieved profit targets for the fiscal year ended June 30, 1998, we paid our CEO a bonus.



Equity-Based Compensation



     We provide our CEO with long-term incentives through our 1993 Option Plan. The primary objective of this plan is to provide an incentive for our CEO to make decisions and take actions which maximize long-term shareholder value. The plan design promotes this long-term focus using vesting periods. For the fiscal year 1998, our compensation committee granted our CEO 25,000 incentive stock options. The number of new options granted each year to our CEO, the other executive officers, and the rest of our employees is based primarily on relative salary levels.



                                          Compensation Committee



                                          Robert W. O'Rear


                                          Robert J. Gallagher


                                          Theodore M. Wight



                               STOCK OPTION PLANS



DESCRIPTION OF THE PLANS



The 1993 Option Plan



     The 1993 Option Plan was adopted by the board of directors on February 17, 1993 and approved by the shareholders on March 12, 1993. The 1993 Option Plan permits the issuance of options to selected employees, directors, officers, agents, consultants, advisors and independent contractors of Interlinq. The 1993 Option Plan is administered by the compensation committee, which has the authority to select individuals who are to receive options and to specify the terms and conditions of each option so granted, including the number of shares covered by the option, the type of option (incentive or nonqualified), the exercise price (which in no event may be less than the fair market value per share at the day of grant), the vesting provisions, and the term of the option. Unless otherwise provided by the committee, the options granted under the 1993 Option Plan vest in annual installments over four years, beginning on the date of grant. Unless otherwise provided by the compensation committee, any option granted under the 1993 Option Plan expires 10 years from the date of grant or, if earlier, three months after the optionee's termination of service with Interlinq (other than for cause) or 12 months after the optionee's death or disability. There are 1,150,000 shares of common stock are reserved for issuance under the 1993 plan.



     As of March 31, 1999, options to purchase an aggregate of 925,098 shares were outstanding with exercise prices ranging from $3.13 to $8.38. As of March 31, 1999, options for 17,470 shares have been exercised. On March 31, 1999, the fair market value of the common stock was $7.59.

     Options will terminate under the 1993 Option Plan upon the occurrence of specified events, including a merger, consolidation or other reorganization or recapitalization. Immediately before any of these events, option vesting will accelerate and optionees will have the right to exercise their options in whole or part. Options granted under the 1993 Option Plan shall terminate, but the optionee will have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such optionee's option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.



The Non-Employee Directors' Plan



     Under the Non-Employee Directors' Plan, options to purchase an aggregate of 75,000 shares of common stock may be granted to directors who are not employees of Interlinq. The Non-Employee Directors Plan was originally adopted by the board of directors on February 17, 1993 and approved by the shareholders on March 12, 1993. The Non-Employee Directors' Plan provides for automatic grants of nonqualified stock options at an exercise price that is equal to the fair market value per share at the date of grant. Under the Non-Employee Directors' Plan, each non-employee director elected or appointed other than at the annual meeting of shareholders will receive an initial grant of 10,000 shares upon becoming a director. Each continuing director will receive an annual grant of 7,500 shares effective as of the date of Interlinq's annual meeting of shareholders. Options granted under the Non-Employee Directors' Plan vest six months from the date of grant. Options granted under the Non-Employee Directors' Plan expire upon the earliest of five years from the date of grant, three months after the optionee's termination of service with Interlinq or one year after the optionee's death or disability. 215,000 shares of common stock are reserved for issuance under the Non-Employee Directors' plan.



     As of March 31, 1999, options to purchase an aggregate of 108,000 shares were outstanding with exercise prices ranging from $3.25 to $7.00. As of March 31, 1999, options for 81,000 shares have been exercised. On March 31, 1999, the fair market value of the common stock was $7.59.



     Upon the occurrence of specified corporate transactions, the exercisability of each option outstanding under the Non-Employee Directors' Plan will be automatically accelerated so that each such option will, immediately prior to the specified effective date for any such corporate transaction, become fully exercisable with respect to the total number of shares purchasable under such option and may be exercised for all of any portion of such shares. If the option is not exercised, it will terminate, except that, in the event of such a corporate transaction in which shareholders of Interlinq receive capital stock of another corporation in exchange for their shares of common stock, such unexercised option will be assumed or an equivalent option will be substituted by such successor corporation or a parent or subsidiary of such successor corporation. Any assumed or equivalent options will be fully exercisable with respect to the total number of shares purchasable under such option. Upon a merger of Interlinq in which the holders of common stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger or the creation of a holding company, each option outstanding under the Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such corporation and the vesting schedule for the option will continue to apply to the assumed or equivalent option.

NEW PLAN BENEFITS



     The following table illustrates the number and value of options the executive officers, directors and non-executive officer employees will receive after the merger.



                                                                         NUMBER OF
                                                                       OPTIONS AFTER
                NAME AND POSITION                   DOLLAR VALUE($)     THE MERGER
                -----------------                   ---------------   ---------------
Jiri M. Nechleba, Chief Executive Officer.........                        341,915
Stephen A. Yount, Executive Vice President, Chief
  Financial Officer...............................                         90,607
Patricia Graham, Executive Vice President.........                         79,068
David A. Sperline, Vice President.................                         71,787
Executive Group (4 persons).......................                        583,377
Non-Executive Officer Director Group (3
  persons)........................................                         77,453
Non-Executive Officer Employee Group (
  persons)........................................                        293,865



     Future option grants under the 1993 Option Plan is discretionary.



FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK OPTION PLANS



     The federal income tax consequences to Interlinq and any person granted an option under the Plans under the existing applicable provisions of the tax code and the regulations are substantially as follows.



     Under present law and the Treasury regulations, a participant will not recognize income upon the grant of incentive or nonqualified stock options.



Nonqualified Stock Options



     When an optionee exercises a nonqualified stock option, the difference between the option price and the fair market value of the shares on the date of exercise is ordinary income and is subject to payroll taxes and tax withholding.



     Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, depending on how long the shares have been held, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If the option price is paid entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date, but it will not be less than the option price. The shares' holding period will begin on the day after the exercise date.



     If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date but it will not be less than the amount of cash, if any, used in payment. The holding period for such additional shares will begin on the day after the exercise date.



     The same rules apply to an incentive stock option that is exercised more than three months after the optionee's termination of employment, or more than 12 months thereafter in the case of permanent and total disability, as defined in the code.

Incentive Stock Options



     Upon the exercise of an incentive stock option during employment or within three months after the optionee's termination of employment (12 months in the case of permanent and total disability), the optionee will recognize no ordinary income at the time of exercise, although the optionee will have income for alternative minimum income tax purposes at that time as if the option were a nonqualified stock option. No deduction will be allowed to Interlinq for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before these holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares received at the time the incentive stock option is exercised over the option price paid or, if less, the excess of the amount realized on the sale of shares over the option price. The optionee will have capital gain or loss, long-term or short-term, as the case may be, in an amount equal to the difference between (a) the amount realized by the optionee upon that disposition of the shares and (b) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.



                   PRINCIPAL HOLDERS OF OUR VOTING SECURITIES



     The following tables show the persons, including any group deemed a "person" under Section 13(d)(3) of the Exchange Act, known to Interlinq who beneficially own more than 5% of Interlinq common stock as of April 21, 1999. The tables also show beneficial ownership as of March 15, 1999 for each director, for each executive officer and for all executive officers and directors as a group.



SECURITY OWNERSHIP OF BENEFICIAL OWNERS


     The following table shows the beneficial owners known to Interlinq who own more than 5% of the Interlinq common stock. To Interlinq's knowledge, except as stated in the footnotes to the table, each of the named persons has sole voting and investment power with respect to the shares shown.

                                     AMOUNT AND NATURE    PERCENT OF       PERCENT OF
        NAME AND ADDRESS OF            OF BENEFICIAL      CLASS OWNED      CLASS OWNED
         BENEFICIAL OWNER                OWNERSHIP       BEFORE MERGER   AFTER MERGER(1)
        -------------------          -----------------   -------------   ---------------
Hambrecht & Quist Group............       435,150(2)           8.5%           12.8%
  One Bush Street
  San Francisco, CA 94104
William R. Hambrecht...............       372,492(3)           7.3%           10.9%(4)
  550 Fifteenth Street
  San Francisco, California 94103
J. Carlo Cannell...................       359,500(5)           7.0%           10.6%
  d/b/a Cannell Capital Management
  600 California Street, Floor 14
  San Francisco, CA 94108

                                     AMOUNT AND NATURE    PERCENT OF       PERCENT OF
        NAME AND ADDRESS OF            OF BENEFICIAL      CLASS OWNED      CLASS OWNED
         BENEFICIAL OWNER                OWNERSHIP       BEFORE MERGER   AFTER MERGER(1)
        -------------------          -----------------   -------------   ---------------
George S. Sarlo....................       357,599(6)           7.0%           10.5%
  The Walden Group
  750 Battery Street, 7th Floor
  San Francisco, California 94111
ROI Capital Management, Inc. ......       289,100(7)           5.6%            8.5%
  17 E. Sir Francis Drake Blvd.,
  Suite 225
  Larkspur, CA 94939
Dimensional Fund Advisors Inc......       261,300              5.1%            7.7%
  1299 Ocean Ave., 11th Floor
  Santa Monica, CA 90401

-------------------------
(1) Assumes that the beneficial owner listed elects to retain all of his or its shares in the merger, and that the number of shares the beneficial owner is able to retain is not reduced as a result of proration. Interlinq has not received any indication whether any person or entity listed in the table will elect to retain their respective shares.


(2) Includes shares beneficially owned by: Hambrecht & Quist California, a California corporation and wholly owned subsidiary of Hambrecht & Quist Group; Hambrecht & Quist LLC, a subsidiary of Hambrecht & Quist California; Hambrecht & Quist Venture Partners, a California limited partnership, one of whose general partners is Hambrecht & Quist California; H&Q Ventures IV, a California limited partnership whose general partner is Hambrecht & Quist Venture Partners; Venture Associates (BVI) Limited, a British Virgin Islands corporation whose investment manager is Hambrecht & Quist Venture Partners; Hamquist, a California limited partnership whose general partner is Hambrecht & Quist California; and William D. Easterbrook, a United Kingdom citizen and the advisory director of Hambrecht & Quist California. As disclosed in Hambrecht & Quist Group's definitive proxy materials filed January 7, 1999, the following individuals are either named executive officers, directors or beneficial owners of more than 5% of the outstanding voting stock of Hambrecht & Quist Group: Daniel H. Case III; David G. Golden; Paul L. Hallingby; David M. McAuliffe; Christina M. Morgan; Howard
    B. Hillman; William R. Mayer; William J. Perry; Edmund H. Shea, Jr.; William
    R. Timken; and William R. Hambrecht.



(3) Includes 263,200 shares beneficially owned by Ironstone Group, Inc. but attributable to Mr. Hambrecht by virtue of Rule 13d-5(b)(1) of the Exchange Act. The remaining 109,292 shares beneficially owned by Mr. Hambrecht are attributable to Ironstone Group, Inc. by virtue of Rule 13d-5(b)(1) of the Exchange Act, and include 47,942 shares held by the Hambrecht 1980 Revocable Trust and 61,800 shares held by W. R. Hambrecht + Co. Mr. Hambrecht is not affiliated with Hambrecht & Quist Group or any other person or entity listed in footnote 2. While a director of Ironstone Group, Inc. is also a director of Hambrecht & Quist Group, Ironstone Group, Inc. is not affiliated with Hambrecht & Quist Group or any other person or entity listed in footnote 2. The 263,200 shares beneficially owned by Ironstone Group, Inc. are attributed to each of William R. Hambrecht and Hambrecht & Quist Group, Inc. These shares are attributable to Hambrecht & Quist Group because of its indirect 50% ownership of the Ironstone Group. These same shares are also attributable to William R. Hambrecht by virtue of Rule 13d-5(b)(1) of the Exchange

    Act. There are no oral or written agreements between Hambrecht & Quist Group and William R. Hambrecht regarding the Interlinq transaction.


(4) Does not include shares of Interlinq common stock that will be issued to the shareholder of Terlin in the merger. Mr. Hambrecht and Ironstone Group, Inc. may be deemed to have beneficial ownership of some of those shares.

(5) With respect to the 359,500 shares, sole voting power for 169,700 shares is held by Tonga Partners, LP; sole voting power for 73,100 shares is held by Pleiades Investment Partners, LP; sole voting power for 116,700 shares is held by The Cuttyhunk Fund Limited.

(6) With respect to 297,259 of the shares, sole voting power for 234,295 shares is held by the George S. Sarlo Revocable Trust, DTD 12-23-91, sole voting power for 7,033 shares is held by the George S. Sarlo SEPIRA, DTD 12-5-97, sole voting power for 3,000 shares is held by the George S. Sarlo IRA Rollover, DTD 4-25-85, and sole voting power for 52,931 shares held by the Walden Management Corporation Pension FBO George S. Sarlo DTD 1-8-80. In addition, voting power for 60,340 shares is shared by three general partners of Walden Partners II, LP.

(7) These shares are attributable to Mark T. Boyer and Mitchell J. Soboleski by virtue of their ownership interest in ROI Capital Management, Inc.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth as of April 19, 1999 the number of shares of Interlinq common stock owned by each Interlinq director, each of Interlinq's executive officers, and all directors and executive officers as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as stated in the footnotes to the table.


                                          AMOUNT AND NATURE    PERCENT OF    PERCENT OF
                                            OF BENEFICIAL     CLASS BEFORE   CLASS AFTER
        NAME OF BENEFICIAL OWNER              OWNERSHIP        MERGER(1)      MERGER(2)
        ------------------------          -----------------   ------------   -----------
Theodore M. Wight.......................        73,000(3)          1.4%          1.1%
Robert W. O'Rear........................        44,000(3)            *             *
Robert J. Gallagher.....................        54,895(3)            *             *
Jiri M. Nechleba........................    400,000(4)             7.2%           --
Stephen A. Yount........................  106,000(4)(5)            2.0%           --
David A. Sperline.......................    105,000(4)             2.0%           --
Patricia R. Graham......................        92,500(4)          1.8%           --
All directors and executive officers as
  a group (7 persons)...................       875,395            14.7%          1.8%

-------------------------
 * Less than 1% of the outstanding shares of Interlinq common stock.

(1) Shares of Interlinq common stock subject to options that are currently exercisable or will be exercisable immediately prior to the merger, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Assumes that the beneficial owner listed elects to retain all of his or her shares in the merger, and that the number of shares the beneficial owner is able to retain is not reduced as a result of proration. Options held by the beneficial owner listed will automatically accelerate and be terminated in the merger and therefore will not result in equity ownership after the merger.

(3) Includes options to purchase 37,000 shares of Interlinq common stock that are currently exercisable or will be exercisable immediately prior to the merger.

(4) Represents options to purchase shares of Interlinq common stock that are currently exercisable or will be exercisable immediately prior to the merger.

(5) Does not include 14,221 shares held by the Interlinq 401(k) Plan. Mr. Yount shares voting power with respect to these shares with the 40l(k) Plan trustees. Mr. Yount disclaims beneficial ownership with respect to the shares held by the Interlinq 401(k) Plan.

TRANSACTIONS BY CERTAIN PERSONS IN INTERLINQ COMMON STOCK

     No transactions in Interlinq common stock were effected by any member of the special committee or any executive officer of Interlinq during the 60-day period preceding the date of this proxy statement/prospectus.

     As indicated in the table below, Interlinq has engaged in repurchases of its common stock in open market and negotiated block transactions from time-to-time. Interlinq has not made any repurchases since September 30, 1998.

                                                                               WEIGHTED
                                         NUMBER OF            RANGE OF         AVERAGE
                                    SHARES REPURCHASED     PURCHASE PRICE   PURCHASE PRICE
                                   ---------------------   --------------   --------------
Fiscal Year Ended June 30, 1997
  First Quarter..................          40,000          $3.63 - $3.75        $3.65
  Second Quarter.................         527,000          $4.13 - $4.75        $4.58
  Third Quarter..................               0               --                 --
  Fourth Quarter.................          75,000          $3.94 - $4.00        $3.98
Fiscal Year Ended June 30, 1998
  First Quarter..................         134,500          $4.00 - $4.63        $4.37
  Second Quarter.................         162,000              $4.19            $4.19
  Third Quarter..................          10,900              $4.63            $4.63
  Fourth Quarter.................               0               --                 --
Fiscal Year Ended June 30, 1999
  First Quarter..................         250,000          $4.75 - $6.00        $5.01

                     DESCRIPTION OF INTERLINQ CAPITAL STOCK


     The authorized capital stock of Interlinq consists of 5,000,000 shares of preferred stock, par value $.01 per share. 2,500,000 shares of preferred stock have been designated "Series A Preferred Stock" and no shares of preferred stock are issued or outstanding as of the date of this proxy statement/prospectus. 30,000,000 shares have been designated common stock, par value $.01 per share. 5,129,148 shares of common stock are issued and outstanding as of March 31, 1999
and held of record by      shareholders. Interlinq has 1,141,522 shares of
Interlinq common stock subject to issuance upon exercise of options outstanding pursuant to its stock option plans. The following description of the capital stock of Interlinq and certain provisions of Interlinq's articles of incorporation and bylaws is a summary and is qualified by the provisions of Interlinq's articles of incorporation and bylaws, a copy of each of which is on file with the SEC.

INTERLINQ COMMON STOCK

     Holders of Interlinq common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors, and are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Interlinq Board out of funds legally available. In the event of a liquidation, dissolution or winding up of Interlinq, holders of Interlinq common stock are entitled to share ratably in all assets remaining after payment of Interlinq's liabilities and the liquidation preference, if any, of any outstanding shares of Interlinq preferred stock. Holders of Interlinq common stock have no preemptive or other subscription rights and no rights to convert their Interlinq common stock into other securities, and there are no redemptive provisions with respect to such shares. All of the outstanding shares of Interlinq common stock are, and the shares of Interlinq common stock following the merger will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Interlinq common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Interlinq preferred stock, if any, which Interlinq may designate and issue in the future.

INTERLINQ PREFERRED STOCK

     The Interlinq board has the authority, without further vote or action by the shareholders, to provide for the issuance of up to 5,000,000 shares of Interlinq preferred stock from time to time in one or more series, to establish the number of shares to be included in each such series, to fix the designations, preferences, limitations and relative, participating, optional or other special rights and qualifications or restrictions of the shares of each series, and to determine the voting powers, if any, of such shares. The issuance of Interlinq preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely effect, among other things, the rights of existing Interlinq shareholders or could have the effect of delaying, deferring, or preventing a "change in control" of Interlinq without further action by Interlinq shareholders. In addition, the issuance of Interlinq preferred stock could decrease the amount of earnings and assets available for distribution to holders on Interlinq common stock. The Interlinq board has no current plans to issue any Interlinq preferred stock and has agreed, pursuant to the terms of the merger agreement, not to issue any such shares.

WASHINGTON ANTITAKEOVER STATUTE

     Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a takeover or change in control of a "reporting company," which is a company with a class of securities registered under Sections 12 or 15 of the Exchange Act. Interlinq is currently a reporting company. Chapter 23B.19 of the Washington Business Corporation Act prohibits a reporting company, with certain exceptions, from engaging in certain significant business transactions with an "acquiring person," defined as a person who acquires 10% or more of that reporting company's voting securities without the prior approval of that reporting company's board of directors, for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period, that reporting company may engage in otherwise proscribed transactions, so long as the transaction complies with certain fair price provisions of the statute or is approved by a majority of disinterested shareholders within each voting group entitled to vote separately. A reporting company may not exempt itself from coverage of this statute.

CAPITAL STOCK OF INTERLINQ FOLLOWING THE MERGER AND REVERSE STOCK SPLIT

     If the merger agreement and merger are approved by the requisite vote of the Interlinq shareholders at the special meeting, which consequently results in amendment articles of incorporation and bylaws in connection with the merger, the articles of incorporation will be amended to read as set forth in Appendix D of incorporation and the bylaws will be amended to read as set forth in Appendix
E. As amended, the post-merger articles and the post-merger bylaws will be the articles of incorporation and bylaws of Interlinq following the merger, until such time as they are amended again. After the merger, Interlinq will have the same authorized common stock as it did prior to the merger, but no authorized preferred stock.


               AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS


General


     Both prior to and following the merger, Interlinq will be a Washington corporation subject to the provisions of the Washington Business Corporation Act. Currently, an Interlinq shareholder's rights are governed by Interlinq's articles of incorporation, its bylaws and the Washington Business Corporation Act. If the proposed amendments to the articles and bylaws are approved, the rights of those persons and entities who remain as Interlinq shareholders following the merger will be determined by the post-merger articles of incorporation, the post-merger bylaws and the Washington Business Corporation Act.



     The following is a summary of the material differences in the rights of Interlinq shareholders prior to and following the merger if the merger agreement and the amendments to the articles and bylaws are approved at the special meeting and the merger is consummated. The following discussion is not a complete discussion of shareholder rights. Each shareholder should carefully review the governing laws, Interlinq's articles of incorporation, its bylaws, its post-merger articles of incorporation and its post-merger bylaws.



     Approval of the amendments to Interlinq's articles and bylaws is a condition to completing the merger. However, Terlin may elect to waive this condition at any time.



Amendments to Articles of Incorporation



     Elimination of Classified Board. Currently, Interlinq's articles provide for classes of directors whose terms, ranging from one to three years, are staggered. The Interlinq board presently consists of four directors, divided into two classes of two directors each, who serve two year terms. Following the merger, the post-merger articles would eliminate classes of directors and limit a director's term to one year, with all directors' terms expiring at the next annual meeting following the election of the directors.



     Elimination of Preferred Stock. Currently, Interlinq's articles of incorporation authorize 5,000,000 shares of Interlinq preferred stock. Following the merger, the post-merger articles of incorporation would eliminate Interlinq's preferred stock so that the only authorized shares of Interlinq would be 30,000,000 shares of Interlinq common stock.

     Action by Shareholders Without a Meeting or Vote. Currently, Interlinq's articles provide that no actions can be taken by the written consent of shareholders. Following the merger, the post-merger Articles would allow action that could be taken at a meeting of the shareholders to be taken without a meeting or a vote if either (1) the action is taken by all shareholders entitled to vote on the action or (2) if Interlinq is not a public company, the action is taken by the number of shareholders necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.



     Reduction in Voting Threshold. Currently, Interlinq's articles of incorporation require the affirmative vote of two-thirds of the outstanding shares to approve the amendment of specified provisions of the articles of incorporation. Following the merger, the post-merger articles of incorporation will require the affirmative vote of a majority of the outstanding shares to approve the amendment of any provision of the post-merger articles of incorporation requiring shareholder approval.



Amendments to Bylaws



     Notice of Shareholders' Meetings. Currently, Interlinq's bylaws require that notice of a shareholder meeting be sent to shareholders not less than 30 or more than 60 days before the meeting. Following the merger, the post-merger bylaws would require notice to be sent to shareholders not less than 10 or more than 60 days before the meeting, except that notice of a meeting to act on an amendment to the post-merger articles of incorporation, a plan of merger of share exchange, the sale, lease, exchange or other disposition of all or substantially all of Interlinq's assets other than in the regular course of business or the dissolution of Interlinq must be given not less than 20 or more than 60 days before the meeting.



Amendments Relating to Board



     - Elimination of Classified Board. Currently, Interlinq's bylaws provide for classes of directors whose terms, ranging from one to three years, are staggered. The Interlinq board presently consists of four directors, divided into two classes of two directors each, who serve two year terms. Following the merger, the post-merger bylaws would eliminate classes of directors and limit a director's term to one year, with all directors' terms expiring at the next annual meeting following the election of the directors.



     - Filling Vacancies on the Interlinq Board. Currently, Interlinq's bylaws require that a vacancy created by the removal of a director for cause may be filled only by a vote of the holders of two-thirds of the shares who would otherwise be entitled to elect the removed director. Following the merger, the post-merger bylaws would allow the vacancy to be filled by a vote of all holders entitled to vote, the Interlinq board or, if the directors in office constitute fewer than a quorum, by the affirmative vote of a majority of the remaining directors.



     - Removal of Directors. Currently, Interlinq's bylaws state that a director may only be removed for cause. That removal requires the vote of at least two-thirds of the holders of the shares entitled to elect the director whose removal is sought. Following the merger, the post-merger bylaws would allow the removal of a director, with or without cause, upon a majority vote of the holders of the shares entitled to elect the director whose removal is sought.

     Future Amendments to Bylaws. Currently, Interlinq's bylaws provide that the Interlinq board has the power to adopt, amend or repeal the bylaws subject to approval by a majority of the Continuing Directors (as that term is defined in Interlinq's articles of incorporation). In addition, the bylaws allow Interlinq shareholders to adopt, amend or repeal the bylaws by a vote of at least two-thirds of the outstanding shares. Following the merger, the term "Continuing Directors" would be replaced by "directors," and would reduce the shareholder vote needed to adopt, amend or repeal Interlinq's post-merger bylaws to a majority of the outstanding shares.



                       STATUTORY ANTITAKEOVER PROTECTION


     As previously discussed, Interlinq is subject to a Washington law that may have the effect of delaying, discouraging or preventing a takeover or change in control of a reporting company, which is a company with a class of securities registered under Sections 12 or 15 of the Exchange Act. As a result of the merger and the reverse stock split, Interlinq may no longer be a reporting company and thus would not be subject to the Washington law providing antitakeover protection. After ending its reporting requirements under the Exchange Act, Interlinq would become subject to the antitakeover provisions only if its board of directors and shareholders approve an amendment to its articles of incorporation providing that Interlinq is subject to Washington's antitakeover statute.

                  RIGHTS OF DISSENTING INTERLINQ SHAREHOLDERS

     The following summary of the availability of dissenters' rights for Interlinq shareholders in connection with the merger and the reverse stock split does not claim to be complete and is qualified by reference to Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached to this proxy statement/prospectus as Appendix F. Any shareholder contemplating the exercise of dissenters' rights is urged to review the full text of Chapter 23B.13 of the Washington Business Corporation Act. The procedures set forth in that chapter must be followed exactly or dissenters' rights may be lost.

     An Interlinq shareholder who properly follows the procedures for dissenting and demanding payment for his or her Interlinq common stock according to Chapter 23B.13 (as summarized below) may be entitled to receive in cash the "fair value" of his or her Interlinq common stock instead of the consideration provided in the merger agreement and/or the reverse stock split. The "fair value" of a dissenting Interlinq shareholder's shares will be the value of such shares immediately before the effective time, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable. The "fair value" could be more than, equal to or less than the value of the consideration the shareholder would have received pursuant to the merger agreement or the reverse stock split if the shareholder had not dissented. If the dissenting shareholder and the corporation cannot agree on the "fair value" of the dissenter's Interlinq common stock, a court may determine the "fair value" in an appraisal proceeding.

     To properly exercise dissenters' rights with respect to the merger or the reverse stock split and to be entitled to payment under Chapter 23B.13 of the Washington Business Corporation Act, a holder of Interlinq common stock must, among other things,

     - before the special meeting, deliver to Interlinq written notice of the shareholder's intent to demand payment for his or her shares if the merger or the reverse stock split happens;

     - not vote his or her shares in favor of the merger or the reverse stock split; and

     - upon receiving a dissenter's notice from Interlinq (as described below), timely deliver a demand for payment, certifying whether the shareholder acquired beneficial ownership before the date of the first announcement to the news media or to shareholders of the terms of the merger or the reverse stock split, and deposit the shareholder's Interlinq certificates in accordance with the terms of the dissenter's notice.

Thus, any holder of Interlinq common stock who wishes to dissent from the merger or the reverse stock split, or both, and who executes and returns a proxy on the accompanying form, must specify either that the dissenting holder's shares are to be voted against the merger or the reverse stock split, or that the proxy holder should abstain from voting his or her shares in favor of the merger or the reverse stock split. If the shareholder returns a proxy without voting instructions, his or her shares will automatically be voted in favor of the merger and the reverse stock split, and the shareholder will lose any dissenters' rights. Similarly, if the shareholder returns a proxy with instructions to vote in favor of the merger and/or the reverse stock split, the shareholder will lose any dissenter's rights in connection with the proposal for which the shareholder voted in favor.

     Within 10 days after the effective time, Interlinq will send a written dissenter's notice to each holder of Interlinq common stock who satisfied the first two bullet-pointed requirements above, that says where the payment demand must be sent and where and when Interlinq share certificates must be deposited. This notice will include a form of payment demand with the date of the first announcement to the news media or to shareholders of the terms of the merger, which requires the person asserting dissenters' rights to certify whether or not such person acquired beneficial ownership of the shares before that date, and which will set the date by which Interlinq must receive the payment demand. This date may not be less than 30 or more than 60 days after the dissenter's notice is delivered. Shareholders who fail to file timely written intent to demand payment or who vote in favor of the merger or the reverse stock split will not be entitled to receive the dissenter's notice and will be bound by the terms of the merger agreement. Written objections to the merger by holders of Interlinq common stock should be addressed to the Secretary of Interlinq at its headquarters at 11980 N.E. 24th Street, Bellevue, Washington 98005. These objections must be received by Interlinq before the special meeting.

     A beneficial shareholder may assert dissenters' rights for shares held on the beneficial shareholder's behalf only if:

     - the beneficial shareholder submits to Interlinq the record shareholder's written consent to dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     - the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

     Within 30 days after the effective time of the merger or the reverse stock split or the date the payment demand is received, whichever is later, Interlinq will pay each dissenter who complied with the above conditions the amount that Interlinq estimates to be the fair value of the shareholder's shares, plus accrued interest. The payment must be accompanied by, among other things:

     - Interlinq's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; and

     - an explanation of how Interlinq estimated the fair value of the shares and how the interest was calculated.

However, for shares acquired after the date of the first announcement to the news media or to shareholders of the terms of the merger or the reverse stock split, Interlinq may choose to withhold payment of the fair value of the dissenter's shares plus accrued interest. If this happens, Interlinq will estimate after the effective time the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand.

     A dissenter may notify Interlinq in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and demand payment of the dissenter's estimate, less any payment made, or, for shares acquired after the first announcement of the terms of the merger for which Interlinq chose to withhold payment, reject Interlinq's offer of the fair value determined for such shares and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     - The dissenter believes that the amount paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     - Interlinq fails to make payment within 60 days after the date set for demanding payment; or

     - The merger does not take place, and Interlinq does not return the deposited Interlinq certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies Interlinq of his or her demand in writing within 30 days after Interlinq makes or offers payment for the dissenter's shares.

     If a demand for payment remains unsettled, Interlinq will start a proceeding in the Superior Court of King County, Washington within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Interlinq does not start such proceeding within the 60-day period, it shall pay the amount demanded by each dissenter whose demand remains unsettled. Interlinq will make all dissenters, whether or not residents of Washington State, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Interlinq may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in Interlinq's opinion, complied with the provisions of Chapter 23B.13. If the court determines that such shareholder has not complied with the provisions of Chapter 23B.13, the shareholder shall be dismissed as a party. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by Interlinq or for the fair value, plus accrued interest, of the dissenter's shares that were acquired after the first announcement of the terms of the merger for which Interlinq chose to withhold payment.

                                    EXPERTS

     The financial statements and schedule of Interlinq as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent auditors, and on the authority of this firm as experts in accounting and auditing.

     The financial statements of Logical Software Solutions Corporation as of and for the year ended December 31, 1997, have been incorporated by reference in this proxy statement/prospectus in reliance on the report of KPMG LLP, independent auditors, and on the authority of this firm as experts in accounting and auditing.

                                 LEGAL MATTERS


     Perkins Coie LLP has issued an opinion to Interlinq regarding the validity of Interlinq common stock registered pursuant to the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part. In addition, Perkins Coie LLP has issued an opinion to Interlinq and the Interlinq shareholders as to the federal income tax consequences of the merger and the reverse stock split. Cooley Godward LLP will pass upon certain legal matters relating to the merger for Terlin.


                              INDEPENDENT AUDITORS

     Representatives of KPMG LLP are expected to attend the special meeting and will have an opportunity to make a statement and to answer appropriate questions from Interlinq shareholders.

                            ------------------------



                           FORWARD-LOOKING STATEMENTS



     This proxy statement/prospectus contains forward-looking statements. These statements relate to future events or the future financial performance of Interlinq. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "plans," "believes," "anticipates," "expects" and "intends," or the negative of such terms, and similar terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. We are not obligated to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of anticipated events. You should read the information in this proxy statement/prospectus in conjunction with "Risk Factors" beginning on page 8.



                      WHERE YOU CAN FIND MORE INFORMATION



     Interlinq is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be obtained upon payment of prescribed fees at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, these reports, proxy statements and other information can be inspected at the SEC's public reference facilities described above, and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding the companies, including Interlinq, that file electronically with the SEC.



     This proxy statement/prospectus is filed with the SEC as part of a Registration Statement in Form S-4. The Registration Statement registers the approximately 3,400,000 shares of Interlinq common stock that will be outstanding after the merger, including the 1,250,000 shares that will be retained by Interlinq shareholders.



     In addition, any shareholder or person the shareholder may designate in writing as their representative may inspect and copy the board book regarding the merger prepared by Broadview International, LLC or the purchase price allocation report prepared by KPMG LLP at our principal offices during regular business hours. The board book and purchase price allocation report are also filed as exhibits to the Registration Statement on Form S-4.



                    INCORPORATION OF DOCUMENTS BY REFERENCE



     Interlinq incorporates in this proxy statement/prospectus by reference the documents listed below, filed by Interlinq with the SEC:



     a. Interlinq's annual report on Form 10-K for the fiscal year ended June 30, 1998 and the amendment filed March 10, 1999;



     b. Interlinq's quarterly report on Form 10-Q for the quarter ended September 30, 1998 and the amendment filed March 10, 1999;



     c. Interlinq's quarterly report on Form 10-Q for the quarter ended December 31, 1998 and the amendment filed March 10, 1999;



     d. Interlinq's current reports on Form 8-K dated December 11, 1998 and December 29, 1998;

     e. The description of Interlinq common stock, contained in Interlinq's Registration Statement on Form 8-A, dated March 15, 1993, and any amendment or report filed for the purpose of updating such description.



     Copies of the annual report on Form 10-K and the quarterly reports on Form 10-Q described above, including the amendments to those reports, are being distributed to Interlinq shareholders together with this proxy statement/prospectus.



                  OTHER INFORMATION AND SHAREHOLDER PROPOSALS


     Interlinq knows of no other matters that may properly be, or which are likely to be, brought before the special meeting.


     Proposals of shareholders to be considered for inclusion in the proxy statement and proxy card for the 1999 annual meeting of shareholders must be received by the corporate secretary of Interlinq by June 11, 1999.



     In addition, Interlinq's bylaws include advance notice provisions that require shareholders desiring to bring nominations or other business before an annual shareholders meeting to do so in accordance with the terms of the advance notice provisions. These advance notice provisions require that, among other things, shareholders give timely written notice to the corporate secretary of Interlinq regarding such nominations or other business. To be timely, a notice must be delivered to the corporate secretary at Interlinq's principal executive offices not more than 90 or less than 60 days prior to the date of the annual meeting as determined under Interlinq's bylaws.



     Accordingly, a shareholder who intends to present a proposal at the 1999 annual meeting of shareholders without inclusion of the proposal in Interlinq's proxy materials must provide written notice of the nominations or other business they wish to propose to the corporate secretary no earlier than August 12, 1999 and no later than September 11, 1999. Interlinq reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.


                                          By Order of the Board of Directors

                                          Stephen A. Yount
                                          Corporate Secretary

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN:

                        INTERLINQ SOFTWARE CORPORATION,
                           A WASHINGTON CORPORATION;

                                      AND

                                 TERLIN, INC.,
                            A WASHINGTON CORPORATION

                         DATED AS OF DECEMBER 29, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SECTION   1.    DESCRIPTION OF THE TRANSACTION...........................  A-1
          1.1   Merger of MergerCo into the Company......................  A-1
          1.2   Effect of the Merger.....................................  A-1
          1.3   Closing; Effective Time..................................  A-1
          1.4   Articles of Incorporation and Bylaws; Directors and
                Officers.................................................  A-2
          1.5   Conversion of Shares.....................................  A-2
          1.6   Closing of the Company's Transfer Books..................  A-5
          1.7   Exchange of Certificates.................................  A-6
          1.8   Dissenter's Rights.......................................  A-8
          1.9   Accounting Consequences..................................  A-8
SECTION   2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............  A-8
          2.1   Due Organization; Subsidiaries; Etc......................  A-8
          2.2   Articles of Incorporation and Bylaws; Records............  A-9
          2.3   Capitalization, Etc......................................  A-9
          2.4   SEC Filings; Financial Statements........................  A-10
          2.5   Absence of Changes.......................................  A-11
          2.6   Title to Assets..........................................  A-12
          2.7   Receivables; Major Customers.............................  A-12
          2.8   Leasehold; Equipment.....................................  A-13
          2.9   Proprietary Assets.......................................  A-13
          2.10  Contracts................................................  A-15
          2.11  Liabilities..............................................  A-16
          2.12  Compliance With Legal Requirements.......................  A-16
          2.13  Governmental Authorizations..............................  A-16
          2.14  Tax Matters..............................................  A-17
          2.15  Employee and Labor Matters...............................  A-17
          2.16  Benefit Plans; ERISA.....................................  A-18
          2.17  Environmental Matters....................................  A-19
          2.18  Sale of Products; Performance of Services................  A-19
          2.19  Insurance................................................  A-20
          2.20  Related Party Transactions...............................  A-20
          2.21  Proceedings; Orders......................................  A-20
          2.22  Authority; Binding Nature of Agreements..................  A-21
          2.23  Non-Contravention; Consents..............................  A-21
          2.24  No Existing Discussions..................................  A-22
          2.25  Vote Required............................................  A-22
          2.26  Fairness Opinion.........................................  A-22
          2.27  Brokers..................................................  A-22
          2.28  Full Disclosure..........................................  A-22
          2.29  State Takeover Statutes..................................  A-22
SECTION   3.    REPRESENTATIONS AND WARRANTIES OF MERGERCO...............  A-22
          3.1   Organization, Standing and Power.........................  A-22
          3.2   Authority; Binding Nature of Agreements..................  A-23
          3.3   Non-Contravention; Consents..............................  A-23
          3.4   Capitalization and Assets................................  A-24

                                                                           PAGE
                                                                           ----
          3.5   Brokers..................................................  A-24
          3.6   Liabilities..............................................  A-24
          3.7   Compliance With Legal Requirements.......................  A-24
          3.8   Governmental Authorizations..............................  A-24
          3.9   Proceedings; Orders......................................  A-25
          3.10  Acquiring Person.........................................  A-25
SECTION   4.    CERTAIN COVENANTS OF THE COMPANY.........................  A-25
          4.1   Access and Investigation.................................  A-25
          4.2   Operation of Business....................................  A-25
          4.3   No Solicitation..........................................  A-28
SECTION   5.    ADDITIONAL COVENANTS OF THE PARTIES......................  A-29
          5.1   Proxy Statement..........................................  A-29
          5.2   Company Shareholders' Meeting............................  A-29
          5.3   Regulatory Approvals.....................................  A-30
          5.4   Stock Options............................................  A-31
          5.5   Indemnification of Officers and Directors................  A-32
          5.6   Company Board of Directors...............................  A-32
          5.7   Recapitalization Accounting Treatment....................  A-32
          5.8   All Reasonable Efforts...................................  A-33
          5.9   Disclosure...............................................  A-33
          5.10  Nasdaq Delisting.........................................  A-33
          5.11  Additional Securities Filings............................  A-33
          5.12  Effecting Reverse Stock Split............................  A-33
          5.13  Financing................................................  A-34
SECTION   6.    CONDITIONS PRECEDENT TO MERGERCO'S OBLIGATION TO CLOSE...  A-34
          6.1   Accuracy of Representations..............................  A-34
          6.2   Performance of Obligations...............................  A-34
          6.3   Shareholder Approval; Dissenting Shares..................  A-35
          6.4   Consents.................................................  A-35
          6.5   No Material Adverse Change...............................  A-35
          6.6   Financing................................................  A-35
          6.7   Additional Documents.....................................  A-35
          6.8   No Prohibition...........................................  A-35
SECTION   7.    CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO
                CLOSE....................................................  A-36
          7.1   Accuracy of Representations..............................  A-36
          7.2   Performance of Obligations...............................  A-36
          7.3   Shareholder Approval.....................................  A-36
          7.4   No Prohibition...........................................  A-36
          7.5   Additional Documents.....................................  A-36
SECTION   8.    TERMINATION..............................................  A-37
          8.1   Termination Events.......................................  A-37
          8.2   Termination Procedures...................................  A-38
          8.3   Effect of Termination....................................  A-38
          8.4   Expenses; Termination Fees...............................  A-38
          8.5   Nonexclusivity of Termination Rights.....................  A-39

                                                                           PAGE
                                                                           ----
SECTION   9.    MISCELLANEOUS PROVISIONS.................................  A-39
          9.1   No Survival of Representations and Warranties............  A-39
          9.2   Attorneys' Fees..........................................  A-39
          9.3   Assignability............................................  A-39
          9.4   Notices..................................................  A-40
          9.5   Cooperation..............................................  A-40
          9.6   Headings.................................................  A-40
          9.7   Counterparts.............................................  A-40
          9.8   Governing Law; Venue.....................................  A-40
          9.9   Waiver...................................................  A-41
          9.10  Amendments...............................................  A-41
          9.11  Severability.............................................  A-41
          9.12  Entire Agreement.........................................  A-41
          9.13  Construction.............................................  A-42

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of December 29, 1998, by and among INTERLINQ SOFTWARE CORPORATION, a Washington corporation (the "COMPANY"), and TERLIN, INC., a Washington corporation ("MERGERCO"). The Company and MergerCo are referred to collectively herein as the "PARTIES". Certain capitalized terms used in this Agreement are defined in Exhibit A to this Agreement.

                                    RECITALS

     A. The Company and MergerCo intend to effect a merger of MergerCo with and into the Company in accordance with this Agreement and the Washington Business Corporation Act (the "WBCA") with the Company as the surviving corporation (the "SURVIVING CORPORATION") in the merger (the "MERGER").

     B. It is intended that the Merger and all other transactions contemplated by this Agreement be recorded as a Leveraged Recapitalization for financial reporting purposes.

     C. The respective boards of directors of the Company and MergerCo have approved (i) this Agreement; (ii) the Articles of Merger (as defined in Section 1.3); and (iii) the Merger.

     D. In order to induce MergerCo to enter into this Agreement and to consummate the Merger, certain shareholders of the Company are entering into Voting Agreements pursuant to which they are agreeing to vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

                                   AGREEMENT

     The Parties, intending to be legally bound, agree as follows:

SECTION 1. Description of the Transaction

     1.1 Merger of Mergerco into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), MergerCo shall be merged with and into the Company, and the separate existence of MergerCo shall cease. The Company will continue as the Surviving Corporation in the Merger.

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCA.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward LLP, located at 4205 Carillon Point, Kirkland, Washington, at 10:00 a.m. on a date to be mutually agreed by MergerCo and the Company (the "CLOSING DATE"), which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause properly executed articles of merger in the form attached hereto as Exhibit B (the "ARTICLES OF MERGER") to be filed with the

Secretary of State of the State of Washington. The Merger shall take effect at the time the Articles of Merger are filed with the Secretary of State of the State of Washington (the "EFFECTIVE TIME").

     1.4  Articles of Incorporation and Bylaws; Directors and Officers

     (a) The Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C.

     (b) The Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect immediately prior to the Effective Time (except that certain sections shall be amended in their entirety to read as set forth on Exhibit D; and

     (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be respective individuals who are directors and officers of the Company immediately prior to the Effective Time, with the addition of J. D. Delafield, who shall serve as a director.

     1.5  Conversion of Shares

     (a) Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, MergerCo or any holder of any shares of Company Common Stock or any shares of common stock of MergerCo:

          (i) Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock following the Merger.

          (ii) Each share of Company Common Stock that is owned by MergerCo shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

          (iii) Except as otherwise provided herein and subject to Section 1.5(c), each issued and outstanding share of Company Common Stock (other than shares canceled pursuant to Section 1.5(a)(ii) and Dissenting Shares) shall be converted into the following (the "MERGER CONSIDERATION"):

             (1) for each such share of Company Common Stock with respect to which an election to retain Company Common Stock has been effectively made and not revoked or lost, pursuant to Sections 1.5(b)(iii), (iv) and
        (v) ("ELECTING SHARES"), the right to retain one fully paid and nonassessable share of Company Common Stock (a "NON-CASH ELECTION SHARE"); and

             (2) for each such share of Company Common Stock (other than Electing Shares), the right to receive in cash from the Company following the Merger an amount equal to $9.25 (the "CASH ELECTION PRICE").

          (iv) As of the Effective Time, all shares of Company Common Stock (other than shares referred to in Section 1.5(a)(iii)(1) and Section 1.8) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive cash to be paid in consideration therefor upon surrender of such certificate in accordance with Section 1.7.

     (b) Company Common Stock Elections

          (i) Each person who, on or prior to the Election Date (as defined in Section 1.5(b)(iii)) is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of his or her shares, to make an unconditional election (a "NON-CASH ELECTION") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

          (ii) Prior to the mailing of the Proxy Statement, MergerCo shall appoint Chase Mellon Shareholder Services LLC to act as exchange agent (the "EXCHANGE Agent") for the payment of the Merger Consideration.

          (iii) The Company shall prepare a form of election, which form shall be subject to the reasonable approval of MergerCo (the "FORM OF ELECTION"), to be mailed by the Company with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Company's Shareholders Meeting (as defined in Section 5.2), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to retain Non-Cash Election Shares for any or all shares of Company Common Stock held, subject to the provisions of Section 1.5(c) hereof, by such holder. The Company will use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Eastern Standard time on the business day next preceding the date of the Shareholders Meeting (the "ELECTION DATE"), a Form of Election properly completed and signed and accompanied by certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five (5) Nasdaq National Market trading days after the date of execution of such guarantee of delivery).

          (iv) Any Form of Election may be revoked by the holder by written notice received by the Exchange Agent prior to 5:00 p.m., Eastern Standard time on the Election Date (unless MergerCo and the Company determine not less than two (2) business days prior to the Election Date that the Closing Date is not likely to occur within five (5) business days following the date of the Shareholders Meeting (which they may do or not do in their sole and absolute discretion), in which case any Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by MergerCo and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by MergerCo and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder submitting the same.

          (v) The determination of the Exchange Agent shall be binding whether or not elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 1.5(b) with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to retain Non-Cash Election Shares was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to Section 1.5(a)(iii)(2). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 1.5(c), and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual written agreement of MergerCo and the Company, make such rules as are consistent with this Section 1.5(b) for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     (c) Proration

          (i) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be converted into the right to retain Company Common Stock at the Effective Time (the "NON-CASH ELECTION NUMBER") shall be 1,250,000.

          (ii) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares and receive cash in accordance with the terms of Section 1.5(a)(iii) in the following manner:

             (1) A proration factor (the "NON-CASH PRORATION FACTOR") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

             (2) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election and rounding the result of such multiplication to the nearest whole number.

             (3) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with Section 1.5(c)(ii)(2), shall be converted into cash on a consistent basis among shareholders who made the election referred to in Section 1.5(a)(ii)(1), pro rata to the number of shares as to which they made such election as if such shares were not Electing Shares in accordance with the terms of
        Section 1.5(a)(iii)(2).

          (iii) If the number of Electing Shares is less than the Non-Cash Election Number, then:

             (1) all Electing Shares shall be converted into the right to retain Company Common Stock in accordance with the terms of Section 1.5(a)(iii)(1);

             (2) in addition, shares of Company Common Stock other than Electing Shares and Dissenting Shares ("NON-ELECTING SHARES") shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of Section 1.5(a)(iii) in the following manner:

                  a. the number of shares of Company Common Stock in addition to
             Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by subtracting the number of Electing Shares from the Non-Cash Election Number; and

                  b. a proration factor (the "CASH PRORATION FACTOR") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of outstanding shares of Company Common Stock other than Electing Shares and Dissenting Shares.

             (3) Non-Electing Shares shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 1.5(a)(iii)(1) (on a consistent basis among shareholders who held shares of Company Common Stock as to which they did not make the election referred to in Section 1.5(a)(iii)(1) or otherwise dissent in accordance with Section 1.8, pro rata to the number of shares as to which they did not make such election or otherwise dissent in accordance with Section 1.8 but rounding the result from such conversion to the nearest whole number).

     (d) Changes in Capitalization. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted (provided that no adjustment shall be made under this Section 1.5(d) if the number of outstanding shares of Company Common Stock increases as a result of the exercise of Company stock options).

     1.6 Closing of the Company's Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Non-Cash Election Shares) shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing such shares of Company Common Stock (other than Non-Cash Election Shares) that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of the Company Common Stock outstanding immediately prior to the Effective Time (other than Non-Cash Election Shares). No further transfer of any such shares of Company Common Stock (other than Non-Cash Election Shares) shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "COMPANY SHARE CERTIFICATE") is presented to the Exchange Agent (as defined in
Section 1.7) or to the Surviving Corporation, such Company Share Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7  Exchange of Certificates

     (a) Deposit of Exchange Funds. As soon as practicable after the Effective Time, the Surviving Corporation shall deposit with the Exchange Agent cash sufficient to make cash payments of Merger Consideration in accordance with
Section 1.5. The cash so deposited with the Exchange Agent is referred to as the "EXCHANGE FUND."

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Share Certificates (i) a letter of transmittal in customary form and containing such provisions as MergerCo and the Company shall have agreed upon before the Effective Time (including a provision confirming that delivery of Company Share Certificates shall be effected, and risk of loss and title to Company Share Certificates shall pass, only upon delivery of such Company Share Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Share Certificates in exchange for the Merger Consideration. Upon surrender of Company Share Certificates to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or the Surviving Corporation, the holder of such Company Share Certificate shall, upon acceptance of the Company Share Certificate by the Exchange Agent, be entitled to a certificate representing the number of full shares of Company Common Stock, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such Company Share Certificate surrendered shall have been converted pursuant to this Agreement, including after giving effect to the Reverse Stock Split, if applicable. If any certificate for such retained Company Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the Company Share Certificate is registered, it shall be a condition of such exchange that the Company Share Certificate shall be accompanied by all documents required by the Exchange Agent or Surviving Corporation to evidence and effect such transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such retained Company Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.5(a)(iii), as adjusted by the Reverse Stock Split, if applicable. No interest will be paid or will accrue on any cash payable as Merger Consideration. If any Company Share Certificate shall have been lost, stolen or destroyed, the Surviving Corporation may, in its discretion and as a condition precedent to any issuance or payment, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, the Company, MergerCo or the Surviving Corporation with respect to such Company Share Certificate.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to retained Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of retained Company Common Stock represented thereby until the surrender of such certificate in accordance with this Section 1.7. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Company Common Stock issued in connection therewith, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of retained Company Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Company Common Stock, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Company Common Stock.

     (d) No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Section 1 (including any cash paid pursuant to Section 1.7(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such certificates.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of retained Company Common Stock shall be issued in connection with the Merger or the Reverse Stock Split, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company after the Merger or the Reverse Stock Split. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger or split through the Reverse Stock Split who would otherwise have been entitled to receive a fraction of a share of retained Company Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) in the dollar amount (rounded to the nearest whole cent) determined by multiplying such fraction by the Cash Election Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Company Share Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to the Surviving Corporation upon demand, and any holders of Company Share Certificates who have not theretofore surrendered their Company Share Certificates in accordance with this Section 1.7 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for Merger Consideration.

     (g) Withholding. Each of the Exchange Agent, the Company, MergerCo and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (h) No Liability. None of MergerCo or the Company or the Exchange Agent shall be liable to any Person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of retained Company Common Stock or any dividends or distributions with respect to retained Company Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Body), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

     1.8 Dissenter's Rights. Any Dissenting Shareholder shall not be entitled to the Merger Consideration as set forth in Section 1.5 in respect of his or her Dissenting Shares unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the WBCA and shall be entitled to receive only the payment provided for by Chapter 23B.13 of the WBCA with respect to such Dissenting Shares. Upon the payment by the Surviving Corporation of the "fair value" of any Dissenting Shares in accordance with Chapter 23B.13 of the WBCA, such Dissenting Shares shall be canceled and retired and shall cease to exist, and no exchange or further payment shall be made with respect thereto. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenting Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration as set forth in the applicable provision of Section 1.5.

     1.9 Accounting Consequences. The Merger and all other transactions contemplated by this Agreement are intended to be accounted for as a Leveraged Recapitalization for financial reporting purposes.

SECTION 2.  Representations and Warranties of the Company

     The Company represents and warrants, to and for the benefit of MergerCo, as follows:

     2.1  Due Organization; Subsidiaries; Etc.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary power and authority:

          (i) to conduct its business in the manner in which its business is currently being conducted;

          (ii) to own and use its assets in the manner in which its assets are currently owned and used; and

          (iii) to perform its obligations under all Company Contracts.

     (b) The Company is not conducting any business under or otherwise using, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed on Part 2.1 of the Company Disclosure Schedule.

     (c) Except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company, the Company is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Company Disclosure Schedule, and the Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Company Disclosure Schedule.

     (d) Part 2.1 of the Company Disclosure Schedule sets forth as of the date hereof (i) the names of the members of the board of directors of the Company,
(ii) the names of the members of each committee of the board of directors of the Company, and (iii) the names and titles of the officers of the Company.

     (e) The Company has never approved, or commenced any proceeding or made any election contemplating, its dissolution or liquidation or the winding up or cessation of its business or affairs, except for any such approvals, proceedings and elections that have no continuing validity or effect.

     (f) The Company has no Subsidiaries, and the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity. The Company is not a general partner of, and is not otherwise liable for any of the debts or obligations of, any general partnership, limited partnership or any other Entity.

     2.2  Articles of Incorporation and Bylaws; Records

     (a) The Company has delivered to MergerCo accurate and complete copies of:

          (i) the articles of incorporation and bylaws, including all amendments thereto, of the Company;

          (ii) the stock records of the Company; and

          (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company.

     (b) There has not been any material violation of any of the provisions of the articles of incorporation or bylaws of the Company or of any resolution adopted by any of the shareholders, boards of directors or any committee of such boards of directors of the Company; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in such a violation, in any such case where such violation would have a Material Adverse Effect on the Company.

     (c) The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects. The Company has in place, and since April 23, 1993 has had in place, an adequate and appropriate system of internal controls.

     2.3  Capitalization, Etc.

     (a) The authorized capital stock of the Company consists of: (i) 5,000,000 shares of Company Preferred Stock, 2,500,000 of which have been designated "Series A Preferred Stock" and none of which is issued or outstanding as of the date of this Agreement; and (ii) 30,000,000 shares of Company Common Stock, of which 5,126,190 are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in
Part 2.3(a) of the Company Disclosure

Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right created by the Company or imposed under applicable law with respect to capital stock of the Company; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of any shares of Company Common Stock. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

     (b) As of the date of this Agreement, 1,141,522 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding stock option granted by the Company pursuant to the Company's stock option plans (the "COMPANY OPTIONS"): (i) the plan under which the Company Option is granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to the option; (iv) the exercise price of the Company Option; (v) the date on which the Company Option was granted; (vi) the applicable vesting schedules; and (vii) the date on which the Company Option expires. The Company has delivered to MergerCo accurate and complete copies of all stock option plans pursuant to which the Company has granted outstanding stock options and the forms of all stock option agreements evidencing such outstanding options.

     (c) Except as set forth in Part 2.3 of the Company Disclosure Schedule, there is no:

          (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company issued by the Company;

          (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company issued by the Company; or

          (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

     (d) Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, since June 30, 1996, the Company has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities so reacquired were reacquired in full compliance with applicable Legal Requirements.

     2.4  SEC Filings; Financial Statements

     (a) Since June 30, 1996, all documents required to have been filed by the Company with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and except as set forth in Part 2.4 of the Company Disclosure Schedule; (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order

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to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since September 30, 1998:

          (a) the Company has conducted its business in the Ordinary Course of Business;

          (b) there has not been any Material Adverse Effect on the Company;

          (c) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

          (d) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (e) the Company has not sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (f) the Company has not amended its articles of incorporation or bylaws or other organizational documents, and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since September 30, 1998, exceeds $500,000 in the aggregate;

          (h) the Company has not made any pledge of any of its assets with a fair market value of greater than $10,000 or otherwise permitted any of such assets to become subject to any material Encumbrance, except for: (i) any liens for current Taxes not yet due and payable; (ii) liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of any such asset or materially impair the operations of the Company; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule;

          (i) the Company has not (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money (except for (A) routine borrowings, in the Ordinary Course of Business and consistent with past practices under its current line of credit, or (B) in the Ordinary Course of Business and consistent with past practices, advances to employees for valid business purposes);

          (j) the Company has not (i) established or adopted any Employee Benefit Plan; or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company may have in the Ordinary Course of Business (A) made routine, reasonable salary increases in connection with the Company's customary employee review process; or (B) paid customary bonuses in accordance with existing bonus plans disclosed in Part 2.16 of the Company Disclosure Schedule and consistent with past practice);

          (k) the Company has not commenced or settled any Legal Proceeding;

          (l) the Company has not made any material Tax election;

          (m) no Material Contract has been amended or terminated by agreement or after acceleration of any right of termination;

          (n) the Company has not incurred, assumed or otherwise become subject to any material Liability, other than accounts payable (of the type required to be reflected as current Liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business and Liabilities incurred in connection with the transactions contemplated hereby;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any material respect; and

          (p) the Company has not agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(p)" above.

     2.6 Title to Assets. The Company owns, and has good, valid and marketable title to, each asset with a fair market value of greater than $10,000 reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet). All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any liens for current Taxes not yet due and payable; (ii) liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of any such asset, or materially impair the operations of the Company; and
(iii) liens described in Part 2.6 of the Company Disclosure Schedule.

     2.7  Receivables; Major Customers

     (a) Part 2.7 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of September 30, 1998.

     (b) Except as set forth in Part 2.7 of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the

Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 1998 and have not yet been collected):

          (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business; and

          (ii) are, to the Company's Knowledge, collectible in the Ordinary Course of Business.

     (c) Part 2.7 of the Company Disclosure Schedule accurately identifies and states the revenues received from, each customer or other Person that accounted for (i) more than $500,000 of the gross revenues of the Company in fiscal 1997 or 1998; (ii) more than $125,000 of the gross revenues of the Company in the first quarter of fiscal 1999. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 2.7 of the Company Disclosure Schedule may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

     2.8 Leasehold; Equipment. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Company. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

     2.9  Proprietary Assets

     (a) Part 2.9(a) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been registered or filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and
(ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a) of the Company Disclosure Schedule identifies Contracts that grant to the Company rights to Proprietary Assets that are incorporated into the Company's present or planned products. The Company has good, valid and marketable title to all of the Proprietary Assets owned by the Company and a good, valid and enforceable license to all the Proprietary Assets licensed by the Company, free and clear of all Encumbrances, except for (A) any lien for current taxes not yet due and payable, (B) any Encumbrances that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, (C) any Contract to which the Company is a party and pursuant to which the Company has licensed or transferred any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset to any Person and (D) any Contract to which the Company is a party and pursuant to which the Company has inlicensed any Proprietary Asset. The Company has a valid right to use, license and otherwise exploit all

Proprietary Assets to the extent necessary to the conduct of the business of the Company as currently conducted. Part 2.9(a) of the Company Disclosure Schedule sets forth a list of each Contract providing for the joint development of any Company Proprietary Asset.

     (b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired in any material respect by disclosure). Without limiting the generality of the foregoing, (i) to the Company's Knowledge, all current employees of the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement that at the time of execution was in the form of the Company's then existing confidential information and invention assignment agreement, and (ii) all current consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement that at the time of execution was in the form of the Company's then existing consultant confidential information and invention assignment agreement. The Company has made available to MergerCo the current forms of the Company's confidential information and inventions agreements for employees and consultants. No current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest, including, without limitation, any moral rights, in or with respect to any Company Proprietary Asset.

     (c) Except as set forth in Part 2.9 (c) of the Company Disclosure Schedule, to the Knowledge of the Company: (i) all patents, trademarks, trade names, service marks, maskwork rights and copyrights held by the Company are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and neither the Company nor any of its Representatives has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

     (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(d) of the Company Disclosure Schedule, the Company has not (i) licensed any of the Company Proprietary Assets to any Person on an exclusive basis, (ii) entered into any covenant not to compete or (iii) entered into any Contract limiting its ability to transact business in any market or geographical area or with any Person.

     (e) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the required disclosure or delivery by the Company or any of its escrow agents to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Company Proprietary Asset. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby would reasonably be expected to result in the required release or disclosure by the Company or any of its escrow agents of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any Company Proprietary Asset.

     (f) Except as disclosed in Part 2.9(f) of the Company Disclosure Schedule, all software and related Company Proprietary Assets that are being sold, licensed or transferred by the Company to any Person ("PRODUCTS") are designed to be used prior to, during and after the year 2000 ("YEAR 2000"), and are Year 2000 Compliant (as defined below). The Company has taken adequate steps to ensure that all software and related Proprietary Assets used in its operations are Year 2000 Compliant (as defined below). For purposes of this Agreement, "YEAR 2000 COMPLIANT" shall mean that the Products can individually continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty first century when used in accordance with the documentation relating to the Products, including being able to, before, on and after January 1, 2000 substantially conform to the following: (i) use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner and provide date information in ways which are unambiguous as to century, either by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

     2.10  Contracts.

     (a) Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract that as of the date hereof is a Material Contract.

     (b) Except as set forth in Part 2.10 of the Company Disclosure Schedule:

          (i) The Company has not and, to the Company's Knowledge, no other Person has materially violated or breached, or declared or committed any material default under, any Material Contract.

          (ii) To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that has or could be reasonably expected to (with or without notice or lapse of time): (A) result in a material violation or breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract.

          (iii) The Company has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential material violation or breach of, or material default under, any Material Contract.

          (iv) The Company has not waived any of its rights under any Material Contract.

          (v) Each Material Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (vi) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Material Contract or any other term or provision of any Material Contract.

          (vii) The Company does not have any Material Contract with any Governmental Body for the delivery of products or the performance of services.

     2.11 Liabilities. The Company has no Liabilities of any nature, except for: (a) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; and (b) Liabilities that have been incurred by the Company since September 30, 1998 in the Ordinary Course of Business; and (c) Liabilities incurred in connection with the transactions contemplated hereby.

     2.12  Compliance With Legal Requirements

     (a) The Company is, and has at all times since June 30, 1996, been, in material compliance with all material applicable Legal Requirements.

     (b) The Company has not received, since June 30, 1996, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

     2.13 Governmental Authorizations. Except as set forth in Part 2.13 of the Company Disclosure Schedule:

          (a) the Company and to its Knowledge its employees are, and since June 30, 1996 have been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization that is held, or is required to be held, by the Company;

          (b) since June 30, 1996, the Company has not received, and, to the Knowledge of the Company, no employee of the Company has received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization;

          (c) all applications required to have been filed for the renewal of the Governmental Authorizations held by the Company have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body; and

          (d) The Company holds all of the Governmental Authorizations necessary
     (i) to enable the Company to conduct its business in the manner in which such business is currently being conducted; and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned.

     2.14  Tax Matters

     (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

     (b) The financial statements referenced in Section 2.4(b) fully accrue all Liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish reserves reasonably adequate for all Liabilities for all Taxes for the period from September 30, 1998 through the Closing Date.

     (c) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document which are being contested in good faith by the Company for which adequate reserves for payment have not been established. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     (d) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, in connection with the Merger give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company has provided to MergerCo a copy of any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract to which the Company is a party or by which it is otherwise bound.

     2.15  Employee and Labor Matters

     (a) Part 2.15 of the Company Disclosure Schedule accurately lists all employees of the Company as of November 30, 1998, including the title and salary for each such employee.

     (b) There are no former employees of the Company who are receiving or are scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any material benefits from the Company relating to such former employee's employment with the Company, other than exercise of options in accordance with post-termination exercise provisions; and Part 2.15 of the Company Disclosure Schedule accurately describes such benefits.

     (c) Except as set forth in Part 2.15 of the Disclosure Schedule or the Company SEC Documents, the Company is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

     (d) The employment of the employees of the Company is terminable by the Company at will.

     (e) To the Knowledge of the Company, no officer, manager or key developer or programmer of the Company intends to terminate his employment with the Company;

     (f) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters. There is not now pending, and to the Knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     2.16  Benefit Plans; ERISA

     (a) Part 2.16 of the Company Disclosure Schedule identifies each Current Benefit Plan.

     (b) Except as set forth in Part 2.16 of the Disclosure Schedule, none of the Company Plans provides for continuing welfare benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required by law, including, but not limited to,
Section 498B of the Code, Sections 601 to 609 of ERISA and COBRA, or except at the expense of the participant or the participant's beneficiary.

     (c) No Current Benefit Plan or Past Benefit Plan:

          (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation;

          (ii) is or was a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA; or

          (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

     There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with the Company as a single employer within the meaning of Section 414 of the Code.

     (d) Each Current Benefit Plan complies and is being operated and administered in compliance in all material respects with, and each Company Plan has at all times complied and been operated and administered in compliance in all material respects with, the provisions thereof and all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Plan has been duly accrued and made on a timely basis. To the Knowledge of the Company, (1) the Company has never incurred any Liability to the Internal Revenue Service or any other Governmental Body with respect to any Company Plan; and (2) no event has occurred and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise directly or indirectly to any such Liability.

     (e) Each Company Plan intended to qualify under Section 401 of the Code has been determined by the Internal Revenue Service to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Company Plan that would cause the loss of such qualification or the imposition of any material Liability, penalty or tax under ERISA or the Code, other than amendments to such Company Plan and changes in applicable law for which the remedial amendment period has not yet expired.

     (f) Except as set forth in Part 2.16 of the Company Disclosure Schedule, the Company has not advised any of its employees (in writing or otherwise) that it intends or expects to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

     (g) Except as contemplated by Section 5.4, no benefit under any Company Plan will be materially increased and no vesting of any benefit under any Company Plan will be materially accelerated by the occurrence of the Merger or any of the other transactions contemplated by and ancillary to this Agreement, nor will the value of any benefit under any Company Plan be calculated on the basis of any such transactions.

     2.17 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written notice whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that will prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any written notice whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. To the Knowledge of the Company, all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is free of any material illegal environmental contamination. (For purposes of this Section 2.17: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.18  Sale of Products; Performance of Services

     (a) Excluding Liabilities under an express written warranty issued in the sale by the Company of a product, the Company is not, and prior to the Closing Date will not incur or otherwise become subject to, any Liability arising directly or indirectly from any product manufactured or sold by, or any maintenance services or other services performed by, the Company.

     (b) Except in the Ordinary Course of Business and in aggregate amounts consistent with the historical warranty expenses recorded by the Company during fiscal 1997 and 1998, no customer or other Person has ever asserted or, to the Knowledge of the Company, threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or
(ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company.

     (c) The Company has in place, and since June 30, 1996 has had in place, adequate and appropriate quality control processes and methodologies relating to its products and services.

     2.19 Insurance. The Company maintains insurance against such risks and in such amounts as the Company reasonably believes is necessary to conduct its business. The Company has made copies of its insurance policies available to MergerCo. The Company is not in material default with respect to any provisions or requirements of any such policy, nor has it failed to give notice or present any material claim thereunder in a due and timely fashion. The Company has not received any notice or communication of actual or possible cancellation, termination, refusal of coverage or rejection of claim in respect of any of its insurance policies.

     2.20 Related Party Transactions. Except as set forth in the Company SEC Reports and except for any transaction contemplated by this Agreement, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company in a filing with the SEC pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     2.21  Proceedings; Orders

     (a) Except as set forth in Part 2.21 of the Company Disclosure Schedule, there is no pending Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Proceeding:

          (i) that involves the Company or any of the assets owned or used by it; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

     Except as set forth in Part 2.21 of the Company Disclosure Schedule, to the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to give rise to the commencement of any such Proceeding.

     (b) The Company has delivered to MergerCo accurate and complete copies of all material pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Part 2.21 of the Company Disclosure Schedule.

     (c) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

     (d) To the Knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

     2.22 Authority; Binding Nature of Agreements. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Articles of Merger by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption and approval of this Agreement and the approval of the Merger and the Reverse Stock Split by the holders of Company Common Stock and directed that this Agreement, the Merger and the Reverse Stock Split be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.23 Non-Contravention; Consents. Except as set forth in Part 2.23 of the Company Disclosure Schedule, neither the execution and delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of the Company; or (ii) any resolution adopted by the shareholders, boards of directors or any committee of such boards of directors of the Company;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract;

          (e) give any Person the right to (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract; or

          (f) result in the imposition or creation of any material Encumbrance upon or with respect to any material asset owned or used by the Company.

     Except for shareholder approval, the filing of Articles of Merger as required by the laws of the State of Washington, and as set forth in Part 2.23 of the Company Disclosure

Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

     2.24 No Existing Discussions. As of the date of this Agreement, neither the Company nor any Representative of the Company, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

     2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting (the "REQUIRED COMPANY SHAREHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and approve the Merger and the Reverse Stock Split.

     2.26 Fairness Opinion. The Company's board of directors has received the written opinion of Broadview International LLC ("Broadview"), financial advisor to the Company, dated as of the date of this Agreement, to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to the shareholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to MergerCo.

     2.27 Brokers. Except for $300,000 to be paid to Broadview, the Company has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated herein.

     2.28 Full Disclosure. This Agreement and the Company Disclosure Schedule do not and will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information are being or will be made or provided) not false or misleading.

     2.29 State Takeover Statutes. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement (including the voting agreements referenced in Recital D) constitutes approval under Chapter 23B.19.040(1)(a) of the WBCA and, assuming the accuracy of the representation made by MergerCo in Section 3.10, is sufficient to render inapplicable to the Merger and this Agreement and such voting agreements the provisions of Chapter 23B.19 of the WBCA.

SECTION 3. Representations and Warranties of MergerCo

     MergerCo represents and warrants, to and for the benefit of the Company, as follows:

     3.1 Organization, Standing and Power. MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. MergerCo was organized for the transactions contemplated by this Agreement, has not had operations except in connection therewith and has never employed any Person.

     3.2 Authority; Binding Nature of Agreements. MergerCo has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of MergerCo has (a) unanimously determined that the Merger is advisable and fair and in the best interests of MergerCo and its shareholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Articles of Merger by MergerCo and unanimously approved the Merger, and (c) unanimously recommended the adoption and approval of this Agreement and the Articles of Merger and the approval of the Merger. This Agreement constitutes the legal, valid and binding obligation of MergerCo, enforceable against MergerCo in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 Non-Contravention; Consents. Neither the execution and delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of MergerCo, or
     (ii) any resolution adopted by the shareholders, boards of directors or any committee of such boards of directors of MergerCo;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which MergerCo, or any of the assets owned or used by MergerCo, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by MergerCo;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which MergerCo is a party;

          (e) give any Person the right to (i) declare a default or exercise any remedy under any material Contract by which MergerCo is bound, (ii) accelerate the maturity or performance of any such material Contract or
     (iii) cancel, terminate or modify any such material Contract;

          (f) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by MergerCo;

     Except for the filing of Articles of Merger as required by the laws of the State of Washington and other than shareholder approval (which will occur prior to Closing), MergerCo is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

     3.4 Capitalization and Assets. Subject to and based upon the Company's representations set forth in Article 2 regarding the number of outstanding shares of Company Common Stock, the number of shares subject to Options, the exercise price of Options and subject to and based upon the contemplated funds to be borrowed by the Company and used from the Company's cash resources, 2,153,439 shares of common stock of MergerCo will be outstanding immediately prior to the Effective Time, subject to adjustment in respect of rounding errors (without giving effect to any warrants that may be issued by MergerCo or the Company in connection with the satisfaction of obligations to pay or reimburse Transaction Expenses (as hereinafter defined) or in connection with the borrowing of funds by the Company). Immediately prior to the Effective Time, subject to the availability of the contemplated funds to be borrowed by the Company and used from the Company's cash resources, MergerCo's cash balances shall be at least $11,100,000 and in any event sufficient to consummate the Merger in a manner permitted under this Agreement when combined with the contemplated funds to be borrowed by the Company and used from the Company's cash resources. The amount to be used from the Company's cash resources will not exceed $6,900,000 unless otherwise approved by the Board of Directors of the Company and in any event will not exceed $8,100,000. The foregoing representation assumes no outstanding options of the Company are exercised or granted after the date hereof; MergerCo and the Company shall agree on appropriate adjustments in the event of option exercises or grants.

     3.5 Brokers. Except pursuant to a letter agreement between MergerCo and W.R. Hambrecht + Co., LLC dated December 29, 1998, MergerCo has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated herein.

     3.6 Liabilities. Other than pursuant to a letter agreement between MergerCo and W.R. Hambrecht + Co., LLC dated December 29, 1998, MergerCo. has no material Liabilities.

     3.7  Compliance with Legal Requirements

     (a) MergerCo is, and has at all times since its incorporation been, in material compliance with all applicable Legal Requirements.

     (b) MergerCo has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

     3.8  Governmental Authorizations

     (a) MergerCo is, and has at all times been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization that is held, or is required to be held, by it;

     (b) since its formation, MergerCo has never received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization;

     (c) all applications required to have been filed for the renewal of the Governmental Authorizations held by MergerCo have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body; and

     (d) other than the filing of the Articles of Merger as required by the laws of the state of Washington, MergerCo has obtained all Governmental Authorizations necessary to consummate the transactions as contemplated by this Agreement.

     3.9  Proceedings; Orders

     (a) There is no pending Proceeding, and, to the Knowledge of MergerCo, no Person has threatened to commence any Proceeding:

          (i) that involves MergerCo or any of the assets owned or used by it;
     or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

     To the Knowledge of MergerCo, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

     (b) There is no Order to which MergerCo, or any of the assets owned or used by the MergerCo, is subject.

     (c) To the Knowledge of MergerCo, no officer of MergerCo is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of MergerCo.

     3.10 Acquiring Person. Subject to the accuracy and completeness of information provided by the Company regarding the number of shares of outstanding Company Common Stock and without giving effect to the transactions contemplated by the Agreement, MergerCo is not, individually or as part of a group including W.R. Hambrecht + Co., LLC, an "acquiring person," as such term is defined in Washington Revised Code Section 23B.19.020(1).

SECTION 4. Certain Covenants of the Company

     4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause its Representatives to: (a) provide MergerCo and MergerCo's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide MergerCo and MergerCo's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as MergerCo may reasonably request.

     4.2  Operation of Business. During the Pre-Closing Period:

          (a) the Company shall conduct its business and operations (i) only in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement; (ii) the Company shall use all reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall keep in full force or renew all insurance policies referred to in Section 2.19.

          (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of MergerCo):

             (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

             (ii) sell, issue or authorize the issuance of (A) any capital stock or other security, (B) other than option grants to new hires in accordance with prior practice with an exercise price at fair market value and in an aggregate amount not to exceed 50,000 shares, any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement) and;

             (iii) except as contemplated by this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

             (iv) amend or permit the adoption or amendment to its articles of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

             (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

             (vi) make any capital expenditure (except that the Company may make capital expenditures in the Ordinary Course of Business that when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $250,000 in the aggregate);

             (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, or amend or terminate, or waive any material right or remedy under, any Contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000;

             (viii) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may (A) make routine borrowings, in the Ordinary

        Course of Business under its current line of credit, or (B) in the Ordinary Course of Business, make advances to employees for valid business purposes);

             (ix) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, grant any severance or termination pay to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers of employees, or hire any new employee whose aggregate annual compensation is expected to exceed $125,000 (except that the Company may in the Ordinary Course of Business (A) make routine, reasonable salary increases in connection with the Company's customary employee review process, and (B) pay customary bonuses in accordance with existing bonus plans);

             (x) change any of its methods of accounting or accounting practices in any respect;

             (xi) make any Tax election adverse to the Company;

             (xii) settle any material Legal Proceeding;

             (xiii) acquire the business of any Entity;

             (xiv) transfer or license to any Person or amend or modify in any material adverse respect any rights (including without limitation distribution rights) to the Proprietary Assets of the Company, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the Ordinary Course of Business;

             (xv) enter into any agreement requiring the consent or approval of any third party with respect to the Merger; or

             (xvi) agree or commit to take any of the actions described in clauses "(i)" through "(xv)" of this Section 4.2(b).

          (c) During the Pre-Closing Period, the Company shall promptly notify MergerCo in writing of:

             (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;

             (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement (excluding any representation or warranty that speaks as of a specific date) if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

             (iii) any material breach of any covenant or obligation of the Company; and

             (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
        Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the Company shall promptly advise MergerCo in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company. No notification given to MergerCo pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

     4.3  No Solicitation

     (a) The Company shall not, and shall not authorize or permit any of its Representatives, to (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding the Company to any Person in connection with an Acquisition Proposal, or provide access to the properties of the Company, to any Person in connection with an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract relating to any Acquisition Transaction (other than a confidentiality agreement as contemplated below or Contracts with advisors or consultants to the Company); provided, however, that prior to the adoption and approval of this Agreement by the Required Company Shareholder Vote, the Company shall not be prohibited by this Section 4.3(a) from taking the actions described in clauses (ii) and (iii), if (A) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in this Section 4.3, (B) the board of directors of the Company concludes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (C) prior to furnishing any such non-public information to, or providing such access to, or entering into discussions or negotiations with, such Person, the Company gives MergerCo written notice of the identity of such Person and of the Company's intention to furnish non-public information to, provide access to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (D) prior to furnishing any such nonpublic information to or providing any such access to such Person, the Company furnishes such nonpublic information to MergerCo (to the extent such nonpublic information has not been previously furnished by the Company to MergerCo). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this
Section 4.3 by the Company.

     (b) The Company shall promptly advise MergerCo orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep MergerCo fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

SECTION 5. Additional Covenants of the Parties

     5.1  Proxy Statement.

     (a) As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement and any other documents required by the Securities Act, the Exchange Act or any other Federal, foreign or Blue Sky or related laws in connection with the Merger and the transactions contemplated by this Agreement ("OTHER FILINGS"). The Company shall use all reasonable efforts to cause the Proxy Statement and any Other Filings to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders, as promptly as practicable after the SEC indicates that it has no further comments. The Company shall promptly furnish all information concerning the Company and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. The Company shall notify MergerCo promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Proxy Statement or for any other information and shall supply MergerCo with copies of all correspondence between the Company and the SEC or its staff or other governmental officials with respect to the Proxy Statement and the other filings.

     (b) The information supplied by or on behalf of each of MergerCo and the Company for inclusion in the Proxy Statement shall not (i) at the time Proxy Statement is filed with the SEC, (ii) at the time the Proxy Statement is first mailed to the shareholders of the Company, (iii) at the time of the Company Shareholder's Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If MergerCo or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then MergerCo or the Company, as the case may be, shall promptly inform the Company or MergerCo thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company and MergerCo.

     (c) The Company shall use all reasonable efforts to ensure that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by MergerCo for inclusion or incorporation by reference in the Proxy Statement.

     5.2  Company Shareholders' Meeting

     (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock (the "COMPANY SHAREHOLDERS' MEETING") to consider, act upon and vote upon the adoption and approval of this Agreement and approval of the Merger and the approval of a reverse stock split of the Company Common Stock, to be implemented following the Effective Time, in such ratio as shall be determined by the Company in order to cause the Company to have fewer than 300 but not less than 275 holders of record after such reverse stock split (the "REVERSE STOCK SPLIT"). The Company Shareholders' Meeting will be held as promptly as practicable and in any event commence within 45 days and end no more than 60 days after the Proxy Statement may first be mailed in compliance with the rules and regulations promulgated by the SEC. The Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

     (b) Subject to Section 5.2(c): (i) the board of directors of the Company shall unanimously recommend that the Company shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger and the Reverse Stock Split at the Company Shareholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the unanimous recommendation of the board of directors of the Company that the Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger and the Reverse Stock Split.

     (c) Nothing in Section 5.2(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger (and so informing its shareholders in the Proxy Statement or supplement thereto or otherwise) at any time prior to the adoption and approval of this Agreement by the Required Company Shareholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representative shall have violated any of the restrictions set forth in Section 4.3, (iii) the board of directors of the Company concludes in good faith, based upon advice of its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, and
(iv) the Company's board of directors does not withdraw, amend or modify its unanimous recommendation in favor of the Merger for at least 96 hours after the Company provides MergerCo with the name of the Person making such Superior Offer and advises MergerCo of the terms of such Superior Offer; provided, however, that this clause (iv) shall not apply within the 96 hours prior to the commencement of the Company Shareholders' Meeting. Nothing contained in this
Section 5.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company has been withdrawn, amended or modified).

     5.3 Regulatory Approvals. Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. The Company and MergerCo shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation and (b) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and MergerCo shall (i) give the other party prompt notice of the commencement of any material Legal Proceeding by or before any court or other Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement,
(ii) keep the other party informed as to the status of any such Legal Proceeding and (iii) except as may be prohibited by any Governmental Body or by any Legal Requirement, permit the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document filed with or provided to any Governmental Body in connection with any such Legal Proceeding.

     5.4  Stock Options

     (a) The Company's board of directors shall take all actions necessary or appropriate to cause all options to purchase Company Common Stock (individually, a "COMPANY STOCK OPTION" and collectively, the "COMPANY STOCK OPTIONS") granted to any current or former employee or director of the Company under any of the Company's 1993 Stock Option Plan, 1985 Restated Stock Option Plan or Stock Option Plan for Non-Employee Directors, as amended, prior to the date hereof or in accordance with Section 4.2 (collectively, the "COMPANY STOCK PLANS") and that are outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, to terminate prior to the Effective Time. In lieu of the exercise of any such Company Stock Option, the Company may, upon receipt of the written acceptance of such terms by a holder of a Company Stock Option, pay to any such holder of a Company Stock Option, an amount in respect thereof equal to the product of (i) the excess, if any, of the (A) Cash Election Price over
(B) the exercise price of each such Company Stock Option and (ii) the number of shares of Company Common Stock previously subject to such Company Stock Option immediately prior to its cancellation (such payment to be net of withholding taxes).

     (b) Notwithstanding the provisions of Section 5.4(a), the Company shall use all reasonable best efforts to obtain the agreement of each of Jiri M. Nechleba, Stephen A. Yount and Patricia R. Graham (i) not, in the aggregate, to exercise Company Stock Options for twenty-five percent (25%) of the shares of Company Common Stock subject thereto, (ii) to the extent not exercised, to cancel such Company Stock Options and release any and all rights such holder had or may have had in respect of such Company Stock Options and (iii) for Jiri M. Nechleba only, in respect of clause (i)(A) of Section 5.4(a), to substitute $9.00 per share for the Cash Election Price.

     (c) Promptly following the Effective Time, the Company's board of directors shall take all actions necessary or appropriate to cause to be granted to the Company's optionees (other than the Company's executive officers) options to purchase that number of shares of Company Common Stock following the Merger (the "Reload Options") such that the percentage interest in the Company following the Merger represented by the Company Common Stock subject to the Reload Options equals the percentage interest in the Company currently represented by the Company Common Stock subject to the Company Stock Options. This Section 5.4(c) is intended to establish the aggregate number of Reload Options only, and the determination of the individuals who will receive Reload Options, and the number of options they will receive, will be determined by the Company and MergerCo and will not necessarily be equal to the number of options such individuals held prior to the Merger. The Reload Options shall be granted with an exercise price per share equal to the fair market value of a share of Company Common Stock at the time of grant.

     (d) Promptly following the Effective Time, the Company's board of directors shall take all actions necessary or appropriate to cause to be granted to each of the Company's executive officers options to purchase that number of shares of Company Common Stock following the Merger (a "Management Reload Option") such that such management optionholder's percentage interest in the Company following the Merger represented by the Company Common Stock subject to such Management Reload Option equals the sum of the management optionholder's percentage interest in the Company represented by the Company Common Stock previously subject to the Company Stock Option immediately prior to the Effective Time (the "Pre-Merger Option Interest") plus twenty-five percent (25%) of the Pre-Merger Option Interest. The Management Reload Options shall be granted with an exercise price per share equal to the fair market value of a share of Company Common Stock at the time of grant.

     5.5  Indemnification of Officers and Directors

     (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "INDEMNIFIED PERSONS") for acts and omissions occurring prior to the Effective Time as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Washington law for a period of six (6) years from the Effective Time.

     (b) From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "EXISTING POLICY"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of one hundred and fifty percent (150%) of the current annual premium. In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds one hundred fifty percent (150%) of the current annual premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to one hundred and fifty percent (150%) of the current annual premium.

     5.6 Company Board of Directors. The Company shall use all reasonable best efforts to cause J.D. Delafield or such other nominee designated by MergerCo and reasonably acceptable to the Company to be appointed to the Company's board of directors effective as of the Effective Time to serve until the next annual meeting of shareholders or until his or her successor shall be duly elected and qualified.

     5.7 Recapitalization Accounting Treatment. The Company and MergerCo agree to use their reasonable best efforts not to take any action during the Pre-Closing Period that would adversely affect the ability of the Surviving Corporation to account for the Merger and all other transactions contemplated by this Agreement as a Leveraged Recapitalization for financial reporting purposes. The Company shall cooperate with any reasonable requests of MergerCo or the SEC related to the recording of the Merger as a Leveraged Recapitalization for financial reporting purposes, including, without limitation, to assist MergerCo with any presentation to the SEC with respect to such recording.

     5.8 All Reasonable Efforts. The Company and MergerCo shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

     5.9 Disclosure. MergerCo and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing the Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the transactions contemplated by this Agreement unless (a) MergerCo shall have approved such disclosure (which approval will not be unreasonably withheld), or (b) the Company shall been advised by its outside legal counsel that such disclosure is required by applicable law.

     5.10 Nasdaq Delisting. At MergerCo's request, the Company shall cooperate with MergerCo in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq National Market, providing that such delisting shall not be effective until after the Effective Time and provided further that if pro rations were made under Section 1.5(c)(iii), then the Company shall not voluntarily delist the Company Common Stock from the Nasdaq National Market for a period of six months following the Effective Time.

     5.11 Additional Securities Filings. If, in the opinion of counsel to MergerCo, the filing with the SEC of a Transaction Statement on Schedule 13E-3 (the "SCHEDULE 13E-3") in connection with the Merger is required by Rule 13e-3 under the Exchange Act, the Company will file the Schedule 13E-3 with the SEC at the time of filing of the Proxy Statement. If, in the opinion of counsel to MergerCo, the filing with the SEC of an S-4 Registration Statement in connection with the Merger is required under the Securities Act, the Company will file the S-4 Registration Statement with the SEC at the time of filing of the Proxy Statement. If either or both of the Schedule 13E-3 or the S-4 Registration Statement is filed, at the time of any amendment to the Proxy Statement, the parties will cause to be filed with the SEC an appropriate amendment to the
Schedule 13E3 and/or the S-4 Registration Statement.

     5.12 Effecting Reverse Stock Split. The Surviving Corporation shall promptly after the Effective Time amend its articles of incorporation to effect the Reverse Stock Split only if, prior to the Merger, MergerCo requests the Company to effect the Reverse Stock Split. The Reverse Stock Split, if effected, shall be applicable to all shares of Company

Common Stock outstanding following the Merger, including those shares issued to MergerCo pursuant to Section 1.5(a)(i).

     5.13  Financing

     (a) The Company agrees to provide, and will cause its officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including, (i) participation in meetings and due diligence sessions, and (ii) the execution and delivery of any commitment letters, loan agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by MergerCo; provided, however, that the terms of any such letter, documents, certificate, agreements or instruments shall be reasonable and consistent with the amount of funding necessary to consummate the Merger and the other transactions contemplated hereby; and

     (b) MergerCo hereby agrees to use its reasonable best efforts to assist the Company in arranging the financing in respect of the transactions contemplated by this Agreement, including using its reasonable best efforts to assist the Company in the negotiation of definitive agreements with respect thereto. MergerCo will keep the Company informed of its efforts to assist the Company in arranging such financing. Each of MergerCo and the Company shall notify the other within 24 hours of receiving notice that such financing will not be available on terms satisfactory to MergerCo.

SECTION 6. Conditions Precedent to Mergerco's Obligation to Close

     MergerCo's obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by MergerCo, in whole or in part):

     6.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made at the Closing Date (except that any representation or warranty that specifically refers to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date speaks as of such date), and except that any inaccuracies in such representations and warranties as of the Closing Date will be disregarded if the circumstances giving rise to such inaccuracies (considered individually and collectively) do not constitute, and could not reasonably be expected to result in a Material Adverse Effect on the Company, it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

     6.2 Performance of Obligations. Each covenant or obligation that the Company is required to comply with or perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Shareholder Approval; Dissenting Shares. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Shareholder Vote, and the aggregate of all "Dissenting Shares" shall represent no more than five percent (5%) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

     6.4 Consents. The Consents set forth in Part 2.23 of the Company Disclosure Schedule and all other Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     6.5 No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business, financial condition, operations or results of operations of the Company and no event shall have occurred and no circumstance shall exist that could reasonably be expected to have a Material Adverse Effect on the business, financial condition, operations, results of operations of the Company.

     6.6 Financing. MergerCo and the Company shall have received sufficient funds to pay the Merger Consideration and otherwise enable MergerCo to consummate the transactions contemplated hereby and to meet the working capital requirements of the Surviving Corporation pursuant to financing arrangements and definitive financing agreements completed to the reasonable satisfaction of MergerCo.

     6.7 Additional Documents. MergerCo shall have received the following documents:

          (a) an opinion letter from Perkins Coie, LLP, dated the Closing Date, in the form of Exhibit E;

          (b) a letter from KPMG Peat Marwick LLP, dated as of the Closing Date and addressed to the Company, reasonably satisfactory in form and substance to MergerCo, to the effect that, after reasonable investigation KPMG Peat Marwick LLP is not aware of any fact that could preclude the transactions contemplated in this Agreement from being accounted for as a Leveraged Recapitalization for financial reporting purposes; and

          (c) such other documents as MergerCo may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company with, or the performance by the Company of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions, including, but not limited to, a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3,
     6.4 and 6.5 have been duly satisfied.

     6.8 No Prohibition. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 7. Conditions Precedent to the Company's Obligation to Close

     The Company's obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

     7.1 Accuracy of Representations. The representations and warranties of MergerCo contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made at the Closing Date (except that any representation or warranty that specifically refers to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date speaks as of such date), and except that any inaccuracies in such representations and warranties as of the Closing Date will be disregarded if the circumstances giving rise to such inaccuracies (considered individually and collectively) do not constitute, and could not reasonably be expected to result in a Material Adverse Effect on MergerCo, it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the MergerCo Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

     7.2 Performance of Obligations. Each covenant or obligation that MergerCo is required to comply with or perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 Shareholder Approval. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Shareholder Vote.

     7.4 No Prohibition. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.5 Additional Documents. The Company shall have received the following documents:

          (a) an opinion letter from Cooley Godward, LLP, dated the Closing Date, in the form of Exhibit F; and

          (b) a letter from KPMG Peat Marwick LLP, dated as of the Closing Date and addressed to the Company, reasonably satisfactory in form and substance to the Company, to the effect that, after reasonable investigation KPMG Peat Marwick LLP is not aware of any fact that could preclude the transactions contemplated in this Agreement from being accounted for as a Leveraged Recapitalization for financial reporting purposes.

SECTION 8. Termination

     8.1 Termination Events. This Agreement may be terminated prior to the Effective Time:

          (a) by mutual written consent of the Company and MergerCo;

          (b) by either the Company or MergerCo if the Merger shall not have been consummated by May 31, 1999 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

          (c) by either the Company or MergerCo if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either the Company or MergerCo if (i) the Company Shareholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Shareholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have paid to MergerCo the fees and expenses required to be paid to MergerCo pursuant to Section 8.4(b), if any;

          (e) by MergerCo (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Company Shareholder Vote) if a Triggering Event shall have occurred;

          (f) by the Company, if the Board of Directors of the Company has withdrawn, amended or modified its recommendation referred to in Section 5.2(c) in compliance with Section 5.2(c); provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this
     Section 8.1(f) unless the Company shall have paid to MergerCo any fee and expenses required to be paid to MergerCo pursuant to Section 8.4(b);

          (g) by MergerCo if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement, or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect and has not been cured within 15 business days of notice by MergerCo thereof; provided, however, that MergerCo may not terminate this Agreement under this Section 8.1(g) if such inaccuracy or breach (considered in the aggregate with all other inaccuracies of breaches) would not result in a failure of the conditions set forth in Section 6.1 hereof; or

          (h) by the Company if any of MergerCo's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of MergerCo's covenants contained in this Agreement shall have been breached in any material respect and has not been cured within 15 business days of notice by MergerCo thereof; provided, however, that the Company may not terminate this Agreement under this Section 8.1(h) if such inaccuracy or breach (considered in the aggregate with all other inaccuracies or breaches) would not result in a failure of the conditions set forth in
     Section 7.1 hereof.

     8.2 Termination Procedures. If MergerCo wishes to terminate this Agreement pursuant to Sections 8.1(b), 8.1(c), 8.1(d), 8.1(e) or 8.1(g), MergerCo shall deliver to the Company a written notice stating that MergerCo is terminating this Agreement and setting forth a brief description of the basis on which MergerCo is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Sections 8.1(b), 8.1(c), 8.1(d), 8.1(f) or 8.1(h), the Company shall deliver to MergerCo a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3  Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate and this Agreement shall be of no further force or effect; provided, however, that:

          (a) no party shall be relieved of any obligation or other Liability arising from any material breach by such party of any provision of this Agreement;

          (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 8.4 and 9; and

          (c) such termination shall have no effect on the Confidentiality Agreement dated November 11, 1998 between the Company and W.R. Hambrecht + Co., LLC.

     8.4  Expenses; Termination Fees

     (a) Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) If (i) this Agreement is terminated by MergerCo pursuant to Section 8.1(e), or (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then, in either such case, the Company shall pay to MergerCo in cash at the times specified herein (A) a nonrefundable fee in the amount of $625,000 (the "TERMINATION FEE") and (B) reimbursements for all reasonable out-of-pocket expenses and fees (including fees and expenses payable to all banks and other financial institutions, and their respective Agents and counsel, and all fees and expenses of counsel, accountants, financial printers, experts and consultants to MergerCo and its affiliates (including W.R. Hambrecht + Co., LLC) and all fees and expenses payable to any Governmental Body), whether incurred prior to or after the date hereof, in connection with this Agreement, the Merger, the transactions contemplated by this Agreement or any actual or proposed financing (whether in the form of equity or debt) in connection with any such transaction ("TRANSACTION EXPENSES"). If (1) this Agreement is terminated by the Company or MergerCo pursuant to Section 8.1(b) (excluding a termination of this Agreement following a refusal by MergerCo to close solely by virtue of a failure to satisfy the condition to Closing set forth in Section 6.6), 8.1(c) or 8.1(d) or (2) this Agreement is terminated by MergerCo pursuant to Section 8.1(g), then, in any such case, the Company shall pay to MergerCo in cash at the times specified herein reimbursements for its Transaction Expenses. In the case of termination of this Agreement by MergerCo pursuant to Section 8.1(e), the Termination Fee shall be paid by the Company within two (2) business days after such termination. In the case of termination of this Agreement by the Company pursuant to Section 8.1(f), the Termination Fee shall be paid by the Company prior to such termination. If this Agreement is terminated by the Company or MergerCo pursuant to Section 8.1(d) and at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made (and shall not have been publicly, absolutely and unconditionally withdrawn and abandoned prior to the Company Shareholders' Meeting) (a "PENDING PROPOSAL"), in the event of the closing, completion or consummation within one year after the date of termination of this Agreement of an Acquisition Transaction relating to a Pending Proposal (regardless of any amendments, modifications or alterations that occur after the termination of this Agreement), a fee of $1,250,000 (the "TOTAL FEE") shall be paid by the Company to MergerCo immediately after such closing, completion or consummation. In addition to the other amounts payable under this Section 8.4(b), if this Agreement is terminated by MergerCo pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(f), in the event of the closing, completion or consummation within one year after the date of termination of this Agreement of an Acquisition Transaction relating to a Pending Proposal (regardless of any amendments, modifications or alterations that occur after the termination of this Agreement), an additional fee of $625,000 (the "TOPPING FEE") shall be paid by the Company to MergerCo immediately after such closing, completion or consummation. Reimbursements for Transaction Expenses (which may occur on one or more occasions) shall be paid within two (2) business days after delivery to the Company of a written request therefor, including reasonable evidence of the expenses incurred. The Termination Fee, Topping Fee, Total Fee and reimbursements for Transaction Expenses shall be paid by the wire transfer of same day funds.

     8.5 Nonexclusivity of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

SECTION 9. Miscellaneous Provisions

     9.1 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

     9.2 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     9.3 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of MergerCo, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Company:     Interlinq Software Company
                            11980 N.E. 24th Street
                            Bellevue, WA 98005
                            Attention: Jiri Nechleba
                            Telecopier: (425) 250-2001
                            and
                            Attention: Steve Yount
                            Telecopier: (425) 250-2101

     with a copy to:        Perkins Coie, LLP
                            1201 Third Avenue, 40th Floor
                            Seattle, WA 98101-3099
                            Attention: Linda A. Schoemaker, Esq.
                            Telecopier: (206) 583-8500

     if to MergerCo:        W.R. Hambrecht + Co., LLC
                            550 - 15th Street
                            San Francisco, CA 94103
                            Attention: J. D. Delafield
                            Telecopier: (415) 551-8686

     with a copy to:        Cooley Godward LLP
                            One Maritime Plaza, 20th Floor
                            San Francisco, CA 94111-3580
                            Attention: Kenneth L. Guernsey, Esq.
                            Telecopier: (415) 951-3699

     9.5 Cooperation. The Company and MergerCo agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     9.8 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the City of Seattle, King County, State of Washington; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Western District of Washington; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid to the address at which such party is to receive notice in accordance with Section 9.4.

     9.9  Waiver

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.10 Amendments. This Agreement may be amended with the approval of the respective boards of directors of the Company and MergerCo at any time (whether before or after the adoption and approval of this Agreement and the Articles of Merger and the approval of the Merger by the shareholders of the Company); provided, however, that after any such adoption and approval of this Agreement and approval of the Merger by the Company's shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of the shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     9.12 Entire Agreement. This Agreement, the other agreements referred to herein and that certain letter agreement dated as of November 11, 1998, set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     9.13  Construction

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of the date set forth above.

                                          "Mergerco"

                                          TERLIN, INC.,
                                          a Washington corporation

                                          By:     /s/ JOHN D. DELAFIELD
                                             -----------------------------------
                                          Name:  John D. Delafield
                                          Title:   President and Chief Executive
                                                   Officer

                                          "THE COMPANY"

                                          INTERLINQ SOFTWARE CORPORATION,
                                          a Washington corporation

                                          By:       /s/ JIRI NECHLEBA
                                             -----------------------------------
                                          Name:  Jiri Nechleba
                                          Title:   President and Chief Executive
                                                   Officer

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer or proposal by MergerCo) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent company, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than 20% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

     (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of the Company; or

     (c) any liquidation or dissolution of the Company.

     Cercla. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

     Closing. "Closing" shall have the meaning specified in Section 1.3 of the Agreement.

     Closing Date.  "Closing Date" shall have the meaning specified in Section
1.3 of the Agreement.

     Cobra. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Company. The "Company" shall mean Interlinq Software Corporation, a Washington corporation.

     Company Common Stock. "Company Common Stock" shall mean shares of the common stock of the Company, $0.01 par value per share.

     Company Contract. "Company Contract" shall mean any Contract:

          (a) to which the Company is a party;

          (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

          (c) under which the Company has or may acquire any right or interest.

     Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to MergerCo on behalf of the Company and signed by an officer of the Company.

     Company Plan. "Company Plan" shall mean any Current Benefit Plan or Past Benefit Plan.

     Company Preferred Stock. "Company Preferred Stock" shall mean shares of convertible preferred stock of the Company, $0.01 par value per share.

     Company Proprietary Assets. "Company Proprietary Assets" shall mean all of the Proprietary Assets owned by or licensed to the Company.

     Company SEC Documents. "Company SEC Documents" shall mean all documents filed by the Company with the SEC since June 30, 1996, and all amendments thereto.

     Company Share Certificate. "Company Share Certificate" shall mean a valid certificate representing ownership of shares of Company Common Stock.

     Company Shareholders' Meeting. "Company Shareholders' Meeting" shall mean the meeting of the holders of Company Common Stock to consider and vote upon the adoption and approval of the Agreement, the approval of the Merger and the approval of the Reverse Stock Split.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     Current Benefit Plan. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

          (a) that was established or adopted by the Company or any ERISA Affiliate;

          (b) in which the Company participates;

          (c) with respect to which the Company or any ERISA Affiliate is or may be required or permitted to make any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate is or may become subject to any Liability.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     Dissenting Shares. "Dissenting Shares" means shares of Company Common Stock with respect to which the holder or holders thereof perfect their rights to dissent under Chapter 23B.13 of the WBCA.

     Dissenting Shareholders. "Dissenting Shareholders" means holders of shares of Company Common Stock who perfect their rights to dissent under Chapter 23B.13 of the WBCA.

     Employee Benefit Plan. "Employee Benefit Plan" shall mean all "employee pension benefit plans" as defined in Section 3(2) of ERISA; all "welfare benefit plans" as defined in Section 3(1) of ERISA; and all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement, whether or not subject to ERISA and whether or not in writing.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

     Exchange Agent. "Exchange Agent" shall mean Chase Mellon Shareholder Services LLC or such other reputable bank or trust company selected by MergerCo and approved by the Company prior to the Closing Date.

     GAAP. "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

     Governmental Authorization. "Governmental Authorization" shall mean any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     Governmental Body.  "Governmental Body" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     Hazardous Material.  "Hazardous Material" shall include:

          (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

          (b) any waste, gas or other substance or material that is explosive or radioactive;

          (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);

          (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

          (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)," "(b)," "(c)" or "(d)" above.

     Knowledge. An Entity shall be deemed to have the "Knowledge" of its officers and directors. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Leveraged Recapitalization. "Leveraged Recapitalization" shall mean a transaction structured to transfer the controlling interest of an operating entity to a new investor without a change in accounting basis of the assets and liabilities presented in the separate stand-alone financial statements of the operating entity.

     Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Material Adverse Effect. "Material Adverse Effect," when used in connection with the Company, means any change, event, circumstance or effect (i) that is or could reasonably be expected to be materially adverse to the properties, business, results of operations or condition (financial or otherwise) of the Company, other than any change, event, circumstance or effect arising out of general economic conditions generally affecting the mortgage software or enterprise application integration market or (ii) that does or could reasonably be expected to impair the ability of the Company to consummate the transactions contemplated hereby.

     "Material Adverse Effect," when used in connection with MergerCo, means any change, event, circumstance or effect (i) that is or could reasonably be expected to be materially adverse to the properties, business, results of operations or condition (financial or otherwise) of MergerCo, other than any change, event, circumstance or effect arising out of general economic conditions generally affecting the financial markets or (ii) that does or could reasonably be expected to impair the ability of MergerCo to consummate the transactions contemplated hereby.

     Material Contract.  "Material Contract" shall mean any of the following:

          (a) any Contract relating to the employment of, or the performance of services by, any employee or consultant involving compensation in excess of $100,000 per annum, and any Contract pursuant to which the Company is or may become obligated to make any severance, termination or similar payment (other than payments of salary) in excess of $75,000, to any current or former employee or director;

          (b) any Contract (i) with any customer of the Company involving future payments to the Company in excess of $100,000 and (ii) with respect to the distribution or marketing of any product of the Company involving future payments to or from the Company in excess of $100,000;

          (c) any Contract which provides for indemnification of any officer, director, employee or agent;

          (d) any Contract imposing any restriction on the right or ability of the Company (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or
     (iii) develop or distribute any product, except in each case where such restriction is not material to the business of the Company;

          (e) any Contract (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (ii) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities; or (iii) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

          (f) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or any Contract that creates or grants to any Person any stock appreciation right, phantom stock right or similar right or interest;

          (g) any Contract requiring that the Company give any notice or provide any information to any Person prior to accepting any Acquisition Proposal; and

          (h) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the delivery of products or performance of services having a value in excess of $100,000 in the aggregate.

     Merger Consideration. "Merger Consideration" shall have the meaning set forth in Section 1.5(a)(iii).

     MergerCo.  "MergerCo" shall mean Terlin, Inc., a Washington corporation.

     NASD.  "NASD" shall mean the National Association of Securities Dealers,
Inc.

     Order.  "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

     Ordinary Course of Business. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is recurring in nature, is consistent with the Company's past practices and is taken in the ordinary course of the Company's normal day-to-day operations; and

          (b) such action is not required to be authorized by the Company's shareholders, board of directors or any committee of such board of directors and does not require any other separate or special authorization of any nature, it being understood that approval by the Company's board of directors in and of itself shall not be indicative that an action by or on behalf of the Company was not in the "Ordinary Course of Business."

     Past Benefit Plan. "Past Benefit Plan" shall mean any Employee Benefit Plan (other than a Current Benefit Plan):

          (a) of which the Company or any ERISA Affiliate has ever been a "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by the Company or by any ERISA Affiliate;

          (b) in which the Company or any ERISA Affiliate has ever participated;

          (c) with respect to which the Company or any ERISA Affiliate has ever made, or has ever been required or permitted to make, any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate has ever been subject to any Liability.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Pre-Closing Period. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Effective Time.

     Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

     Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

     Proxy Statement. "Proxy Statement" shall mean the proxy statement filed with the SEC and to be sent to the Company's shareholders in connection with the Company Shareholders' Meeting.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     Required Company Shareholder Vote. "Required Company Shareholder Vote" shall have the meaning set forth in Section 2.26.

     Reverse Stock Split. "Reverse Stock Split" shall have a meaning set forth in Section 5.2.

     S-4 Registration Statement. "S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by the Company in connection with an issuance of Company Common Stock in the Merger if necessary in the opinion of counsel to MergerCo.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body.

     Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire (by means of merger, consolidation, share exchange, tender offer, exchange offer or otherwise) more than 50% of the outstanding equity or voting securities of the Company or substantially all of the assets of the Company on terms that the board of directors of the Company determines, in its good faith judgment, based upon the written advice of its financial adviser, to be more favorable to the Company's shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" unless any financing required to consummate the transaction contemplated by such offer is either committed or is reasonably capable of being obtained by such third party.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Triggering Event. A "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to MergerCo its unanimous recommendation in favor of, the Merger or approval of the Agreement; (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the board of directors of the Company in favor of the approval of the Agreement and the Merger; (iii) the board of directors of the Company fails to unanimously reaffirm its recommendation in favor of approval of the Agreement and the Merger within five
(5) business days after MergerCo requests in writing that such recommendation be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement as contemplated in Section 4.3 of this Agreement or Contracts with advisors or consultants to the Company); (vi) the Company shall have failed to hold the Company Shareholders' Meeting as promptly as practicable and in any event to commence such meeting within 45 days and end such meeting within 60 days after the Proxy Statement is mailed to the Company's Shareholders; (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer, or (viii) an Acquisition Proposal is publicly announced, and the Company
(A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days (but in any event prior to the Company Shareholders' Meeting) after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited balance sheet of the Company and its subsidiaries as of September 30, 1998 included in the Company's Form 10-Q for the quarter then ended.

                                                                      APPENDIX B

                                                               December 29, 1998

                                                                    CONFIDENTIAL

Board of Directors
Interlinq Software Corporation
11980 NE 24th Street
Bellevue, WA 98005

Dear Members of the Board:

     We understand that Interlinq Software Corporation, a Washington corporation ("Interlinq" or the "Company"), and Terlin, Inc. ("Terlin" or "MergerCo"), a Washington corporation, propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which MergerCo will be merged (the "Merger") with and into the Company (the Company, following the Merger, is referred to herein as the "Surviving Corporation"). Pursuant to the Merger, each outstanding share of common stock of the Company ("Common Stock") will be converted, at the option of the holder thereof, into the right either to receive $9.25 cash or to retain one share of Common Stock (in the form of common stock of the Surviving Corporation); provided, however, that such elections by Interlinq shareholders to receive cash or retain Surviving Corporation common stock shall be adjusted on a pro-rata basis in accordance with the Agreement to provide for the retention by Interlinq shareholders of 1.25 million shares of Surviving Corporation common stock in the aggregate, representing approximately 36.7% of the common stock of the Surviving Corporation outstanding immediately subsequent to the Merger. The aggregate amount of cash to be received, and Surviving Corporation common stock to be retained, by Interlinq shareholders in the Merger is collectively referred to herein as the "Consideration." Based on our discussions with Terlin management, we also understand that, in connection with the Merger, options and warrants to purchase Surviving Corporation common stock may be issued which, if and when exercised, would reduce Interlinq shareholders' percentage ownership of Surviving Corporation common stock by approximately 23.7% (on a fully diluted basis).

     The common stock of the Surviving Corporation may not be listed on the Nasdaq National Market or on any stock exchange following the Merger. The Merger is intended to be accounted for as a Leveraged Recapitalization under Generally Accepted Accounting Principles. The terms and conditions of the above described Merger are more fully detailed in the Agreement.

     You have requested our opinion as to whether the Consideration to be received by Interlinq shareholders in the Merger is fair, from a financial point of view, to Interlinq shareholders (other than Terlin and its affiliates).

     Broadview International LLC focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We have been engaged for the purpose of rendering an opinion in connection with the Merger and will receive a fee upon the delivery of this opinion. We have not, however, in the course of our representation of the Company, been asked to consider, and this opinion does not address, the relative merits of the Merger as compared to other potential business strategies which the Company could pursue.

     In rendering our opinion, we have, among other things:

      (1) reviewed the terms of the draft Agreement furnished to us by Terlin's legal counsel on December 23, 1998, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed except for the cash offer price. We have assumed, with your permission (and this opinion is being rendered based on this assumption), a cash offer price of $9.25;

      (2) reviewed Interlinq's Form 10-K for the fiscal year ended June 30, 1998, including the audited financial statements included therein, and Interlinq's Form 10-Q for its quarterly period ended September 30, 1998, including the unaudited financial statements included therein;

      (3) reviewed certain internal financial and operating information relating to Interlinq prepared and provided to us by Interlinq management, including financial projections through June 30, 2004 for Interlinq (which assume the Merger does not occur) as well as certain pro forma effects on the Company's capital structure after giving effect to the Merger;

      (4) participated in discussions with Interlinq management concerning the operations, business strategy, current financial performance and prospects for Interlinq;

      (5) discussed with Interlinq management its view of the strategic rationale for the Merger;

      (6) discussed with Terlin management its view of the strategic rationale for the Merger;

      (7) discussed with Terlin management the pro forma capital structure for the Company;

      (8) analyzed the anticipated effect of the Merger on the future financial performance of the Company;

      (9) reviewed the recent reported closing prices and trading activity for Interlinq Common Stock;

     (10) compared certain aspects of the financial performance of Interlinq with public companies we deemed comparable;

     (11) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

     (12) reviewed recent equity research analyst reports covering Interlinq;

     (13) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or otherwise disclosed to us. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Interlinq as to the future performance of Interlinq, including the pro forma financial impact of the Merger on the Company. We have also relied on information provided by Terlin management regarding the pro forma capitalization of the Company assuming consummation of the Merger. We have neither made nor obtained an independent appraisal or valuation of any of Interlinq's assets. Based upon and subject to the foregoing, we are of the opinion that the Consideration to be received by Interlinq shareholders in the Merger is fair, from a financial point of view, to Interlinq shareholders (other than Terlin and its affiliates).

     The foregoing opinion relates to the aggregate consideration to be received by Interlinq shareholders in the Merger, and no opinion is rendered herein with respect to the allocation of the Consideration among Interlinq shareholders. Such allocation is to be determined by elections made by Interlinq shareholders as to whether to receive cash consideration or to retain Surviving Corporation common stock, subject to adjustment in accordance with the terms of the Agreement.

     For purposes of this opinion, we have assumed that Interlinq is not currently involved in any material transaction other than the Merger and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion. We express no opinion as to the price at which Interlinq Common Stock or common stock of the Surviving Corporation will trade at any time.

     This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Interlinq in connection with its consideration of the Merger and does not constitute a recommendation to any Interlinq shareholder as to how such shareholder should vote on the proposed Merger or as to whether any shareholder should elect to retain shares in the Surviving Corporation. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview International LLC hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to Interlinq shareholders in connection with the Merger.

                                              Sincerely,

                                              Broadview International LLC

                                                                      APPENDIX C

                             ARTICLES OF AMENDMENT
                                       OF
                         INTERLINQ SOFTWARE CORPORATION

     The following Articles of Amendment are executed by the undersigned, a Washington corporation:

          1.  The name of the corporation is INTERLINQ Software Corporation.

          2. Article 2 of the Articles of Incorporation of the corporation is amended to add the following paragraph:

             "Effective upon filing of the Articles of Amendment with the Secretary of State of the state of Washington, every shares of issued and outstanding Common Stock, par value $.01 per share, of the corporation, shall be changed and reclassified into shares of Common Stock, par value $.01 per share, of the
        corporation, thereby giving effect to a                for
                       reverse stock split. The total authorized stock of the corporation set forth in the first sentence of this Article 2 sets forth the total authorized stock of the corporation after giving effect to
        this                - for-               reverse stock split."

          3.  The date of the adoption of the amendment by the shareholder of
     the corporation is              , 1999.

          4. The amendment was duly approved by the shareholder of the corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

     These Articles of Amendment are executed by the corporation by its duly authorized officer.

     Dated:              , 1999

                                              INTERLINQ SOFTWARE CORPORATION

                                              By
                                              ----------------------------------

                                                                      APPENDIX D
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         INTERLINQ SOFTWARE CORPORATION

     Interlinq Software Corporation, a Washington corporation, by its President and Chief Executive Officer, hereby submits the following Amended and Restated Articles of Incorporation of such corporation, pursuant to the provisions of RCW 23B.10.070. These Amended and Restated Articles of Incorporation supercede the original Articles of Incorporation and all amendments thereto as of the date of their adoption set forth on the last page hereof.

                                ARTICLE 1. NAME

     The name of this corporation is Interlinq Software Corporation.

                               ARTICLE 2. SHARES

     The total number of shares which the corporation is authorized to issue is 30,000,000, consisting of 30,000,000 shares of Common Stock having a par value of $0.01 per shares.

                     ARTICLE 3. REGISTERED OFFICE AND AGENT

     The name of the current registered agent of this corporation and the address of its registered office are as follows:

                           Lawco of Washington, Inc.
                         1201 Third Avenue, 40th Floor
                         Seattle, Washington 98101-3099

                          ARTICLE 4. PREEMPTIVE RIGHTS

     No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                          ARTICLE 5. CUMULATIVE VOTING

     The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

                              ARTICLE 6. DIRECTORS

     The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. The Directors of this corporation may be removed with or without cause in the manner provided by the Bylaws.

                               ARTICLE 7. BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation subject to approval by a majority of the Board of Directors and by the affirmative vote of the holders of not less than a majority of the outstanding shares; provided, however, the Board of Directors may not repeal or amend any bylaw that the shareholders have expressly provided may not be amended or repealed by the Board of Directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation by the affirmative vote of the holders of not less than a majority of the outstanding shares.

               ARTICLE 8. AMENDMENTS TO ARTICLES OF INCORPORATION

     In the case of any matter submitted to a vote of the shareholders of this corporation for which the Washington Business Corporation Act requires (unless the Articles of Incorporation provide otherwise) the approval of two-thirds of the votes in each voting group entitled to be cast thereon in or for such matter to be approved, pursuant to authority contained in the Washington Business Corporation Act, the approval of a majority, rather than two-thirds, of the votes in each voting group entitled to be cast on such matter shall be sufficient for such matter to be approved. Without limiting the generality of the foregoing, such matters are intended to include, to the extent not inconsistent with the Washington Business Corporation Act, amendments to these Restated Articles of Incorporation, mergers and share exchanges, sale of assets other than in the ordinary course of business, and dissolution.

                  ARTICLE 9. LIMITATION OF DIRECTOR LIABILITY

     To the full extent that the Washington Business Corporation Act, as it exits on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 9 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                        ARTICLE 10. SHAREHOLDER ACTIONS

     Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting or a vote if either:

          (i) the action is taken by all shareholders entitled to vote on the action; or

          (ii) So long as this corporation is not a public company, the action is taken by shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

     To the extent the Washington Business Corporation Act requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be made prior to the date on which the action becomes effective, as required by the Washington Business Corporation Act. The form of the notice shall be sufficient to apprise the nonconsenting or nonvoting shareholder of the nature of the action to be effected, in a manner approved by the directors of this corporation or by the committee or officers to whom the board has delegated that responsibility.

Dated:

                                          --------------------------------------
                                                      Jiri Nechleba
                                          President and Chief Executive Officer

                                                                      APPENDIX E

                                RESTATED BYLAWS
                                       OF
                         INTERLINQ SOFTWARE CORPORATION

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
SECTION 1   OFFICES.....................................................  E-1
SECTION 2   SHAREHOLDERS................................................  E-1
  2.1       Annual Meeting..............................................  E-1
  2.2       Special Meetings............................................  E-1
  2.3       Meetings by Communication Equipment.........................  E-1
  2.4       Date, Time and Place of Meeting.............................  E-1
  2.5       Notice of Meeting...........................................  E-2
  2.6       Business for Shareholders' Meetings.........................  E-2
  2.6.1     Business at Annual Meetings.................................  E-2
  2.6.2     Business at Special Meetings................................  E-2
  2.6.3     Notice to Corporation.......................................  E-2
  2.7       Waiver of Notice............................................  E-3
  2.8       Fixing of Record Date for Determining Shareholders..........  E-3
  2.9       Voting Record...............................................  E-3
  2.10      Quorum......................................................  E-3
  2.11      Manner of Acting............................................  E-4
  2.12      Proxies.....................................................  E-4
  2.13      Voting of Shares............................................  E-4
  2.14      Voting for Directors........................................  E-4
  2.15      Action by Shareholders Without a Meeting....................  E-4
SECTION 3   BOARD OF DIRECTORS..........................................  E-5
  3.1       General Powers..............................................  E-5
  3.2       Number and Tenure...........................................  E-5
  3.3       [INTENTIONALLY OMITTED].....................................  E-5
  3.4       Annual and Regular Meetings.................................  E-5
  3.5       Special Meetings............................................  E-5
  3.6       Meetings by Communications Equipment........................  E-5
  3.7       Notice of Special Meetings..................................  E-6
  3.7.1     Personal Delivery...........................................  E-6
  3.7.2     Delivery by Mail............................................  E-6
  3.7.3     Delivery by Private Carrier.................................  E-6
  3.7.4     Facsimile Notice............................................  E-6
  3.7.5     Delivery by Telegraph.......................................  E-6
  3.7.6     Oral Notice.................................................  E-6
  3.8       Waiver of Notice............................................  E-7
  3.8.1     In Writing..................................................  E-7
  3.8.2     By Attendance...............................................  E-7
  3.9       Quorum......................................................  E-7
  3.10      Manner of Acting............................................  E-7
  3.11      Presumption of Assent.......................................  E-7
  3.12      Action by Board or Committees Without a Meeting.............  E-7
  3.13      Resignation.................................................  E-8
  3.14      Removal.....................................................  E-8
  3.15      Vacancies...................................................  E-8
  3.16      Executive and Other Committees..............................  E-8
  3.16.1    Creation of Committees......................................  E-8
  3.16.2    Authority of Committees.....................................  E-8

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                         PAGE
                                                                         ----
  3.16.3    Audit Committee.............................................  E-9
  3.16.4    Quorum and Manner of Acting.................................  E-9
  3.16.5    Minutes of Meetings.........................................  E-9
  3.16.6    Resignation.................................................  E-9
  3.16.7    Removal.....................................................  E-9
  3.16.8    Compensation Committee...................................... E-10
  3.17      Compensation................................................ E-10
SECTION 4   OFFICERS.................................................... E-10
  4.1       Appointment and Term........................................ E-10
  4.2       Resignation................................................. E-10
  4.3       Removal..................................................... E-11
  4.4       Contract Rights of Officers................................. E-11
  4.5       Chairman of the Board....................................... E-11
  4.6       President................................................... E-11
  4.7       Vice President.............................................. E-11
  4.8       Secretary................................................... E-11
  4.9       Treasurer................................................... E-12
  4.10      Salaries.................................................... E-12
SECTION 5   CONTRACTS, LOANS, CHECKS AND DEPOSITS....................... E-12
  5.1       Contracts................................................... E-12
  5.2       Loans to the Corporation.................................... E-12
  5.3       Checks, Drafts, Etc......................................... E-12
  5.4       Deposits.................................................... E-12
SECTION 6   CERTIFICATES FOR SHARES AND THEIR TRANSFER.................. E-13
  6.1       Issuance of Shares.......................................... E-13
  6.2       Certificates for Shares..................................... E-13
  6.3       Stock Records............................................... E-13
  6.4       Restriction on Transfer..................................... E-13
  6.5       Transfer of Shares.......................................... E-14
  6.6       Lost or Destroyed Certificates.............................. E-14
SECTION 7   BOOKS AND RECORDS........................................... E-14
SECTION 8   ACCOUNTING YEAR............................................. E-15
SECTION 9   SEAL........................................................ E-15
SECTION 10  INDEMNIFICATION............................................. E-15
  10.1      Right to Indemnification.................................... E-15
  10.2      Restrictions on Indemnification............................. E-16
  10.3      Advancement of Expenses..................................... E-16
  10.4      Right of Indemnitee to Bring Suit........................... E-16
  10.5      Procedures Exclusive........................................ E-16
  10.6      Nonexclusivity of Rights.................................... E-16
  10.7      Insurance, Contracts and Funding............................ E-17
            Indemnification of Employees and Agents of the
  10.8      Corporation................................................. E-17
  10.9      Persons Serving Other Entities.............................. E-17
SECTION 11  AMENDMENTS.................................................. E-17

                                RESTATED BYLAWS
                                       OF
                         INTERLINQ SOFTWARE CORPORATION

                                   SECTION 1

                                    OFFICES

     The principal office of the corporation shall be located at the principal place of business or such other place as the Board of Directors (the "Board") may designate. The corporation may have such other offices, either within or without the State of Washington, as the Board may designate or as the business of the corporation may require from time to time.

                                   SECTION 2

                                  SHAREHOLDERS

     2.1  ANNUAL MEETING

     The annual meeting of the shareholders shall be held each year, for the purpose of electing Directors and transacting such other business as may properly come before the meeting, on such date between the 90th day and the 180th day after the close of the corporation's fiscal year and at such place and time as the Board shall by resolution determine. If the day fixed for the annual meeting is a legal holiday at the place of the meeting, the meeting shall be held on the next succeeding business day. If the annual meeting is not held on the date designated therefor, the Board shall cause the meeting to be held as soon thereafter as may be convenient.

     2.2  SPECIAL MEETINGS

     The Chairman of the Board, the President or the Board may call special meetings of the shareholders for any purpose. Further, a special meeting of the shareholders shall be held if the holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting, describing the purpose or purposes for which it is to be held; provided, however, that upon qualification of the corporation as a "public company" under Section 23B.01.400 of the Washington Business Corporation Act the percentage of votes required to call a special meeting shall be 30.

     2.3  MEETINGS BY COMMUNICATION EQUIPMENT

     Shareholders may participate in any meeting of the shareholders by any means of communication by which all persons participating in the meeting can hear each other during the meeting. Participation by such means shall constitute presence in person at a meeting.

     2.4  DATE, TIME AND PLACE OF MEETING

     Except as otherwise provided herein, all meetings of shareholders, including those held pursuant to demand by shareholders as provided herein, shall be held on such date and at such time and place, within or without the State of Washington, designated by or at the direction of the Board.

     2.5  NOTICE OF MEETING

     Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given by or at the direction of the Board, the Chairman of the Board, the President or the Secretary to each shareholder entitled to notice of or to vote at the meeting not less than 10 nor more than 60 days before the meeting, except that notice of a meeting to act on an amendment to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the corporation's assets other than in the regular course of business or the dissolution of the corporation shall be given not less than 20 or more than 60 days before such meeting. If an annual or special shareholders' meeting is adjourned to a different date, time or place, no notice of the new date, time or place is required if they are announced at the meeting before adjournment. If a new record date for the adjourned meeting is or must be fixed, notice of the adjourned meeting must be given to shareholders entitled to notice of or to vote as of the new record date.

     Such notice may be transmitted by mail, private carrier, personal delivery, telegraph, teletype or communications equipment that transmits a facsimile of the notice. If these forms of written notice are impractical in the view of the Board, the Chairman of the Board, the President or the Secretary, written notice may be transmitted by an advertisement in a newspaper of general circulation in the area of the corporation's principal office. If such notice is mailed, it is effective when deposited in the official government mail, first-class postage prepaid, properly addressed to the shareholder at such shareholder's address as it appears in the corporation's current record of shareholders. Notice given in any other manner is effective when dispatched to the shareholder's address, telephone number or other number appearing on the records of the corporation. Any notice given by publication is effective five days after first publication.

     2.6  BUSINESS FOR SHAREHOLDERS' MEETINGS

           2.6.1  BUSINESS AT ANNUAL MEETINGS

     In addition to the election of directors, any proper business may be transacted at an annual meeting of shareholders.

           2.6.2  BUSINESS AT SPECIAL MEETINGS

     At any special meeting of the shareholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting, in accordance with Section 2.5 hereof, shall come before such meeting.

           2.6.3  NOTICE TO CORPORATION

     Any written notice required to be delivered by a shareholder to the corporation pursuant to Section 2.2 or subsection 2.6.2 hereof must be given, either by personal delivery or by registered or certified mail, postage prepaid, to the Secretary at the corporation's principal office.

     2.7  WAIVER OF NOTICE

     Whenever any notice is required to be given to any shareholder under the provisions of these Bylaws, the Restated Articles of Incorporation or the Washington Business Corporation Act, a waiver thereof in writing, signed by the person or persons entitled to such notice and delivered to the corporation, whether before or after the date and time of the meeting, shall be deemed equivalent to the giving of such notice. Further, notice of the time, place and purpose of any meeting will be deemed to be waived by any shareholder by attendance thereat in person or by proxy, unless such shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

     2.8  FIXING OF RECORD DATE FOR DETERMINING SHAREHOLDERS

     For the purpose of determining shareholders entitled (a) to notice of or to vote at any meeting of shareholders or any adjournment thereof, (b) to demand a special meeting, or (c) to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the Board may fix a future date as the record date for any such determination. Such record date shall be not more than 70 days, and, in the case or a meeting of shareholders, not less than 10 days, prior to the date on which the particular action requiring such determination is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting, the record date shall be the day immediately preceding the date on which notice of the meeting is first given to shareholders. Such a determination shall apply to any adjournment of the meeting unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If no record date is set for the determination of shareholders entitled to receive payment of any stock dividend or distribution (other than one involving a purchase, redemption or other acquisition of the corporation's shares) the record date shall be the date the Board authorizes the stock dividend or distribution.

     2.9  VOTING RECORD

     At least ten days before each meeting of shareholders, an alphabetical list of the shareholders entitled to notice of such meeting shall be made, arranged by voting group and by each class or series of shares therein, with the address of and number of shares held by each shareholder. This record shall be kept at the principal office of the corporation for ten days prior to such meeting, and shall be kept open at such meeting, for the inspection of any shareholder or any shareholder's agent.

     2.10  QUORUM

     A majority of the votes entitled to be cast on a matter by the holders of shares that, pursuant to the Restated Articles of Incorporation or the Washington Business Corporation Act, are entitled to vote and be counted collectively upon such matter, represented in person or by proxy shall constitute a quorum of such shares at a meeting of shareholders. If less than a majority of such votes are represented at a meeting, the holders of a majority of the votes so represented may adjourn the meeting from time to time without further notice tithe new date, time or place is announced at the meeting before adjournment. Any business may be transacted at a reconvened meeting that might have been transacted at the meeting as originally called, provided a quorum is present or represented thereat. Once a share is represented for any purpose at a meeting other than solely to object to holding the meeting or transacting business thereat, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof (unless a new record date is or must be set for the adjourned meeting) notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

     2.11  MANNER OF ACTING

     If a quorum is present, action on a matter other than the election of Directors shall be approved if the votes cast in favor of the action by the shares entitled to vote and be counted collectively upon such matter exceed the votes cast against such action by the shares entitled to vote and be counted collectively thereon, unless the Restated Articles of Incorporation or the Washington Business Corporation Act requires a greater number of affirmative votes.

     2.12  PROXIES

     A shareholder may vote by proxy executed in writing by the shareholder or by his or her attorney-in-fact or agent. Such proxy shall be effective when received by the Secretary or other officer or agent authorized to tabulate votes. A proxy shall become invalid 11 months after the date of its execution, unless otherwise provided in the proxy. A proxy with respect to a specified meeting shall entitle the holder thereof to vote at any reconvened meeting following adjournment of such meeting but shall not be valid after the final adjournment thereof.

     2.13  VOTING OF SHARES

     Except as provided in the Restated Articles of Incorporation or in Section
2.14 hereof, each outstanding share entitled to vote with respect to a matter submitted to a meeting of shareholders shall be entitled to one vote upon such matter.

     2.14  VOTING FOR DIRECTORS

     Each shareholder entitled to vote at an election of Directors may vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are Directors to be elected and for whose election such shareholder has a right to vote. Unless otherwise provided in the Restated Articles of Incorporation, the candidates elected shall be those receiving the largest number of votes cast, up to the number of Directors to be elected.

     2.15  ACTION BY SHAREHOLDERS WITHOUT A MEETING

     Any action which could be taken at a meeting of the shareholders may be taken without a meeting if one or more written consents setting forth the action so taken are signed by all shareholders entitled to vote on the action and are delivered to the corporation. If not otherwise fixed by the Board, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs the consent. A shareholder may withdraw a consent only by delivering a written notice of withdrawal to the corporation prior to the time that all consents are in the possession of the corporation. Action taken by written consent of shareholders without a meeting is effective when all consents are in the possession of the corporation, unless the consent specifies a later effective date. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of the shareholders.

                                   SECTION 3

                               BOARD OF DIRECTORS

     3.1  GENERAL POWERS

     All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board, except as may be otherwise provided in these Bylaws, the Restated Articles of Incorporation or the Washington Business Corporation Act.

     3.2  NUMBER AND TENURE

     The Board shall be composed of not less than three nor more than nine Directors, the specific number to be set by resolution of the Board. The number of Directors may be changed from time to time by amendment to these Bylaws, but no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. Directors need not be shareholders of the corporation or residents of the State of Washington and need not meet any other qualifications.

     Unless a Director dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of shareholders; provided, however,that a Director shall serve until his or her successor is elected and qualified or until there is a decrease in the authorized number of Directors.

     3.3  [INTENTIONALLY OMITTED]

     3.4  ANNUAL AND REGULAR MEETINGS

     An annual Board meeting shall be held without notice immediately after and at the same place as the annual meeting of shareholders. By resolution the Board, or any, committee thereof, may specify the time and place either within or without the State of Washington for holding regular meetings thereof without notice other than such resolution.

     3.5  SPECIAL MEETINGS

     Special meetings of the Board or any committee designated by the Board may be called by or at the request of the Chairman of the Board, the President, the Secretary or, in the case of special Board meetings, any Director and, in the case of any special meeting of any committee designated by the Board, by any Director who is a member of such committee. The person or persons authorized to call special meetings may fix any place either within or without the State of Washington as the place for holding any special Board or committee meeting called by them.

     3.6  MEETINGS BY COMMUNICATIONS EQUIPMENT

     Members of the Board or any committee designated by the Board may participate in a meeting of such Board or committee by, or conduct the meeting through the use of, any means of communication by which all Directors participating in the meeting can hear each other during the meeting. Participation by such means shall constitute presence in person at a meeting.

     3.7  NOTICE OF SPECIAL MEETINGS

     Notice of a special Board or committee meeting stating the place, day and hour of the meeting shall be given to a Director in writing or orally. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice of such meeting.

           3.7.1  PERSONAL DELIVERY

     If notice is given by personal delivery, the notice shall be effective if delivered to a Director at least two days before the meeting.

           3.7.2  DELIVERY BY MAIL

     If notice is delivered by mail, the notice shall be deemed effective if deposited in the official government mail at least five days before the meeting, properly addressed to a Director at his or her address shown on the records of the corporation, with postage thereon prepaid.

           3.7.3  DELIVERY BY PRIVATE CARRIER

     If notice is given by private carrier, the notice shall be deemed effective when dispatched to a Director at his or her address shown on the records of the corporation at least three days before the meeting.

           3.7.4  FACSIMILE NOTICE

     If notice is delivered by wire or wireless equipment which transmits a facsimile of the notice, the notice shall be deemed effective when dispatched at least two days before the meeting to a Director at his or her telephone number or other number appearing on the records of the corporation.

           3.7.5  DELIVERY BY TELEGRAPH

     If notice is delivered by telegraph, the notice shall be deemed effective if the content thereof is delivered to the telegraph company for delivery to a Director at his or her address shown on the records of the corporation at least three days before the meeting.

           3.7.6  ORAL NOTICE

     If notice is delivered orally, by telephone or in person, the notice shall be deemed effective if personally given to the Director at least two days before the meeting.

     3.8  WAIVER OF NOTICE

           3.8.1  IN WRITING

     Whenever any notice is required to be given to any Director under the provisions of these Bylaws, the Restated Articles of Incorporation or the Washington Business Corporation Act, a waiver thereof in writing, signed by the person or persons entitled to such notice and delivered to the corporation, whether before or after the date and time of the meeting, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of. any regular or special meeting of the Board or any committee designated by the Board need be specified in the waiver of notice of such meeting.

           3.8.2  BY ATTENDANCE

     A Director's attendance at or participation in a Board or committee meeting shall constitute a waiver of notice of such meeting, unless the Director at the beginning of the meeting, or promptly upon his or her arrival, objects to holding the meeting or transacting business thereat and does not thereafter vote for or assent to action token at the meeting.

     3.9  QUORUM

     A majority of the number of Directors fixed by or in the manner provided in these Bylaws shall constitute a quorum for the transaction of business at any Board meeting but, if less than a majority are present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.

     3.10  MANNER OF ACTING

     If a quorum is present when the vote is taken, the act of the majority of the Directors present at a Board meeting shall be the act of the Board, unless the vote of a greater number is required by these Bylaws, the Restated Articles of Incorporation or the Washington Business Corporation Act.

     3.11  PRESUMPTION OF ASSENT

     A Director of the corporation who is present at a Board or committee meeting at which any action is taken shall be deemed to have assented to the action taken unless (a) the Director objects at the beginning of the meeting, or promptly upon the Director's arrival, to holding the meeting or transacting any business thereat, (b) the Director's dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the Director delivers written notice of the Director's dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a Director who votes in favor of the action taken.

     3.12  ACTION BY BOARD OR COMMITTEES WITHOUT A MEETING

     Any action which could be taken at a meeting of the Board or of any committee created by the Board may be taken without a meeting if one or more written consents setting forth the action so taken are signed by each of the Directors or by each committee member either before or after the action is taken and delivered to the corporation. Action taken by written consent of Directors without a meeting is effective when the last Director signs the consent, unless the consent specifies a later effective date. Any such written consent shall be inserted in the minute book as if it were the minutes of a Board or a committee meeting.

     3.13  RESIGNATION

     Any Director may resign at any time by delivering written notice to the Chairman of the Board, the President, the Secretary or the Board. Any such resignation is effective upon delivery thereof unless the notice of resignation specifies a later effective date and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     3.14  REMOVAL

     At any meeting of shareholders called expressly for that purpose, one or more members of the Board, including the entire Board, may be removed with or without cause (unless the Restated Articles of Incorporation permit removal for cause only) by the holders of the shares entitled to elect the Director or Directors whose removal is sought if the number of votes cast to remove the Director exceeds the number of votes cast not to remove the Director.

     3.15  VACANCIES

     Unless the Restated Articles of Incorporation provide otherwise, any vacancy occurring on the Board may be filled by the shareholders, the Board or, if the Directors in office constitute fewer than a quorum, by the affirmative vote of a majority of the remaining Directors. A Director elected to fill a vacancy shall serve only until the next election of Directors by the shareholders.

     3.16  EXECUTIVE AND OTHER COMMITTEES

             3.16.1  CREATION OF COMMITTEES

     The Board, by resolution adopted by the greater of (i) a majority of the Directors then in office and (ii) the number of Directors required to take action in accordance with these Bylaws, may create standing or temporary committees, including an Executive Committee, and appoint members thereto from its own number and invest such committees with such powers as it may see fit, subject to such conditions as may be prescribed by the Board, these Bylaws and applicable law. Each committee must have two or more members, who shall serve at the pleasure of the Board.

             3.16.2  AUTHORITY OF COMMITTEES

     Each committee shall have and may exercise all of the authority of the Board to the extent provided in the resolution of the Board creating the committee and any subsequent resolutions pertaining thereto and adopted in like manner, except that no such committee shall have the authority to: (a) authorize or approve a distribution except according to a general formula or method prescribed by the Board, (b) approve or propose to shareholders actions or proposals required by the Washington Business Corporation Act to be approved by shareholders, (c) fill vacancies on the Board or any committee thereof, (d) adopt, amend or repeal Bylaws, (e) amend the Restated Articles of Incorporation pursuant to Section 23B.10.020 of the Washington Business Corporation Act, (f) approve a plan of merger not requiring shareholder approval, or (g) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board may authorize a committee or a senior executive officer of the corporation to do so within limits specifically prescribed by the Board.

             3.16.3  AUDIT COMMITTEE

     In addition to any committees appointed pursuant to this Section 3.16, there shall be an Audit Committee, appointed annually by the Board, consisting of at least two Directors who are not members of management of the corporation. It shall be the responsibility of the Audit Committee to review the scope and results of the annual independent audit of books and records of the corporation, to review compliance with all corporate policies which have been approved by the Board and to discharge such other responsibilities as may from time to time be assigned to it by the Board. The Audit Committee shall meet at such times and places as the members deem advisable, and shall make such recommendations to the Board as they consider appropriate.

             3.16.4  QUORUM AND MANNER OF ACTING

     A majority of the number of Directors comprising any committee of the Board, as established and fixed by resolution of the Board, shall constitute a quorum for the transaction of business at any meeting of such committee but, if less than a majority are present at a meeting, a majority of such Directors present may adjourn the meeting from time to time without further notice. Except as may be otherwise provided in the Washington Business Corporation Act, if a quorum is present when the vote is taken the act of a majority of the members present shall be the act of the committee.

             3.16.5  MINUTES OF MEETINGS

     All committees shall keep regular minutes of their meetings and shall cause them to be recorded in books kept for that purpose.

             3.16.6  RESIGNATION

     Any member of any committee may resign at any time by delivering written notice thereof to the Chairman of the Board, the President, the Secretary or the Board. Any such resignation is effective upon delivery thereof, unless the notice of resignation specifies a later effective date, and the acceptance of such resignation shall not be necessary to make it effective.

             3.16.7  REMOVAL

     The Board may remove any member of any committee elected or appointed by it but only by the affirmative vote of the greater of a majority of the Directors then in office and the number of Directors required to take action in accordance with these Bylaws.

             3.16.8  COMPENSATION COMMITTEE

     The Board may, in its discretion, designate a Compensation Committee consisting of not less than two Directors as it may from time to time determine. The duties of the Compensation Committee shall consist of the following: (a) to establish and review periodically, but not less than annually, the compensation of the officers of the corporation and to make recommendations concerning such compensation to the Board; (b) to consider incentive compensation plans for the employees of the corporation; (c) to carry out the duties assigned to the Compensation Committee under any stock option plan or other plan approved by the corporation; (d) to consult with the President concerning any compensation matters deemed appropriate by the President or the Compensation Committee; and
(e) such other duties as shall be assigned to the Compensation Committee by the Board.

     3.17  COMPENSATION

     By Board resolution, Directors and committee members may be paid their expenses, if any, of attendance at each Board or committee meeting, or a fixed sum for attendance at each Board or committee meeting, or a stated salary as Director or a committee member, or a combination of the foregoing. No such payment shall preclude any Director or committee member from serving the corporation in any other capacity and receiving compensation therefor.

                                   SECTION 4

                                    OFFICERS

     4.1  APPOINTMENT AND TERM

     The officers of the corporation shall be those officers appointed from time to time by the Board or by any other officer empowered to do so. The Board shall have sole power and authority to appoint executive officers. As used herein, the term "executive officer" shall mean the Chairman of the Board, the President, any Vice President in charge of a principal business unit, division or function or any other officer who performs a policy-making function. The Board or the President may appoint such other officers and assistant officers to hold office for such period, have such authority and perform such duties as may be prescribed. The Board may delegate to any other officer the power to appoint any subordinate officers and to prescribe their respective terms of office, authority and duties. Any two or more offices may be held by the same person. Unless an officer dies, resigns or is removed from office, he or she shall hold office until his or her successor is appointed.

     4.2  RESIGNATION

     Any officer may resign at any time by delivering written notice thereof to the corporation. Any such resignation is effective upon delivery thereof, unless the notice of resignation specifies a later effective date, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     4.3  REMOVAL

     Any officer may be removed by the Board at any time, with or without cause. An officer or assistant officer, if appointed by another officer, may be removed by any officer authorized to appoint officers or assistant officers.

     4.4  CONTRACT RIGHTS OF OFFICERS

     The appointment of an officer does not itself create contract rights.

     4.5  CHAIRMAN OF THE BOARD

     If appointed, the Chairman of the Board shall perform such duties as shall be assigned to him or her by the Board from time to time and shall preside over meetings of the Board and shareholders unless another officer is appointed or designated by the Board as Chairman of such meetings.

     4.6  PRESIDENT

     If appointed, the President shall be the chief executive officer of the corporation unless some other officer is so designated by the Board, shall preside over meetings of the Board and shareholders in the absence of a Chairman of the Board, and, subject to the Board's control, shall supervise and control all of the assets, business and affairs of the corporation. In general, the President shall perform all duties incident to the office of President and such other duties as are prescribed by the Board from time to time. If no Secretary has been appointed, the President shall have responsibility for the preparation of minutes of meetings of the Board and shareholders and for authentication of the records of the corporation.

     4.7  VICE PRESIDENT

     In the event of the death of the President or his or her inability to act, the Vice President (or if there is more than one Vice President, the Vice President who was designated by the Board as the successor to the President, or if no Vice President is so designated, the Vice President first elected to such office) shall perform the duties of the President, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions upon the President. Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President or by or at the direction of the Board.

     4.8  SECRETARY

     If appointed, the Secretary shall be responsible for preparation of minutes of the meetings of the Board and shareholders, maintenance of the corporation records and stock registers, and authentication of the corporation's records and shall in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by or at the direction of the Board. In the absence of the Secretary, an Assistant Secretary may perform the duties of the Secretary.

     4.9  TREASURER

     If appointed, the Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in banks, trust companies or other depositories selected in accordance with the provisions of these Bylaws, and in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by or at the direction of the Board. In the absence of the Treasurer, an Assistant Treasurer may perform the duties of the Treasurer. If required by the Board, the Treasurer or any Assistant Treasurer shall give a bond for the faithful discharge of his or her duties in such amount and with such surety or sureties as the Board shall determine.

     4.10  SALARIES

     The salaries of the officers shall be fixed from time to time by the Board or by any person or persons to whom the Board has delegated such authority. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the corporation.

                                   SECTION 5

                     CONTRACTS, LOANS, CHECKS AND DEPOSITS

     5.1  CONTRACTS

     The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances.

     5.2  LOANS TO THE CORPORATION

     No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board. Such authority may be general or confined to specific instances.

     5.3  CHECKS, DRAFTS, ETC.

     All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, or agent or agents, of the corporation and in such manner as is from time to time determined by resolution of the Board.

     5.4  DEPOSITS

     All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board may select.

                                   SECTION 6

                   CERTIFICATES FOR SHARES AND THEIR TRANSFER

     6.1  ISSUANCE OF SHARES

     No shares of the corporation shall be issued unless authorized by the Board or by a committee designated by the Board to the extent such committee is empowered to do so.

     6.2  CERTIFICATES FOR SHARES

     Certificates representing shares of the corporation shall be signed, either manually or in facsimile, by the Chairman of the Board, the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary and shall include on their face written notice of any restrictions which may be imposed on the transferability of such shares. All certificates shall be consecutively numbered or otherwise identified.

     6.3  STOCK RECORDS

     The stock transfer books shall be kept at the principal office of the corporation or at the office of the corporation's transfer agent or registrar. The name and address of each person to whom certificates for shares are issued, together with the class and number of shares represented by each such certificate and the date of issue thereof, shall be entered on the stock transfer books of the corporation. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.

     6.4  RESTRICTION ON TRANSFER

     Except to the extent that the corporation has obtained an opinion of counsel acceptable to the corporation that transfer restrictions are not required under applicable securities laws, or has otherwise satisfied itself that such transfer restrictions are not required, all certificates representing shares of the corporation shall bear a legend on the face of the certificate, or on the reverse of the certificate if a reference to the legend is contained on the face, which reads substantially as follows:

          "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving said securities or (b) this corporation receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for this corporation) stating that such transaction is exempt from registration or this corporation otherwise satisfies itself that such transaction is exempt from registration. Neither the offering of the securities nor any offering materials have been reviewed by any administrator under the Securities Act of 1933, as amended, or any applicable state law."

     6.5  TRANSFER OF SHARES

     The transfer of shares of the corporation shall be made only on the stock transfer books of the corporation pursuant to authorization or document of transfer made by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificates for a like number of shares shall have been surrendered and cancelled.

     6.6  LOST OR DESTROYED CERTIFICATES

     In the case of a lost, destroyed or mutilated certificate, a new certificate may be issued therefor upon such terms and indemnity to the corporation as the Board may prescribe.

                                   SECTION 7

                               BOOKS AND RECORDS

     The corporation shall:

     (a) Keep as permanent records minutes of all meetings of its shareholders and the Board, a record of all actions taken by the shareholders or the Board without a meeting, and a record of all actions taken by a committee of the Board exercising the authority of the Board on behalf of the corporation;

     (b) Maintain appropriate accounting records;

     (c) Maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each; provided, however, such record may be maintained by an agent of the corporation;

     (d) Maintain its records in written form or in another form capable of conversion into written form within a reasonable time; and

     (e) Keep a copy of the following records at its principal office:

          (1) the Restated Articles of Incorporation and all amendments thereto as currently in effect;

          (2) the Bylaws and all amendments thereto as currently in effect;

          (3) the minutes of all meetings of shareholders and records of all action taken by shareholders without a meeting, for the past three years;

          (4) the financial statements described in Section 23B. 16.200(1) of the Washington Business Corporation Act, for the past three years;

          (5) all written communications to shareholders generally within the past three years;

          (6) a list of the names and business addresses of the current Directors and officers; and

          (7) the most recent annual report delivered to the Washington Secretary of State.

                                   SECTION 8

                                ACCOUNTING YEAR

     The accounting year of the corporation shall be the twelve months ending June 30 each year, provided that if a different accounting year is at any time selected by the Board for purposes of federal income taxes, or any other purpose, the accounting year shall be the year so selected.

                                   SECTION 9

                                      SEAL

     The Board may provide for a corporate seal which shall consist of the name of the corporation, the state of its incorporation and the year of its incorporation.

                                   SECTION 10

                                INDEMNIFICATION

     10.1  RIGHT TO INDEMNIFICATION

     Each person who was, is or is threatened to be made a named party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or officer of the corporation or, that being or having been such a Director or officer or an employee of the corporation, he or she is or was serving at the request of the corporation as a Director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an "indemnitee"), whether the basis or a proceeding is alleged action in an official capacity as such a Director, officer, partner, trustee, employee or agent or in any other capacity while serving as such a Director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the corporation against all expense, liability and loss (including counsel fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, partner, trustee, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Except as provided in Section 10.2 hereof with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or pan thereof) initiated by such indemnitee only if a proceeding (or pan thereof) was authorized or ratified by the Board. The right to indemnification conferred in this Section 10 shall be a contract right.

     10.2  RESTRICTIONS ON INDEMNIFICATION

     No indemnification shall be provided to any such indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act, for any transaction with respect to which it was finally adjudged that such indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the corporation is otherwise prohibited by applicable law from paying such indemnification, except that if
Section 23B.08.560 or any successor provision of the Washington Business Corporation Act is hereafter amended, the restrictions on indemnification set forth in this Section 10.2 shall be as set forth in such amended statutory provision.

     10.3  ADVANCEMENT OF EXPENSES

     The right to indemnification conferred in this Section I0 shall include the right to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). An advancement of expenses shall be made upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 10.3.

     10.4  RIGHT OF INDEMNITEE TO BRING SUIT

     If a claim under Section 10.1 or 10.3 hereof this Section is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, If successful in whole or in part, in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Section 10 upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the corporation) and thereafter the corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.

     10.5  PROCEDURES EXCLUSIVE

     Pursuant to Section 23B.08.560(2) or any successor provision of the Washington Business Corporation Act, the procedures for indemnification and advancement of expenses set forth in this Section 10 are in lieu of the procedures required by Section 23B.08.550 or any successor provision of the Washington Business Corporation Act.

     10.6  NONEXCLUSIVITY OF RIGHTS

     The right to indemnification and the advancement of expenses conferred in this Section 10 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Articles of Incorporation or Bylaws of the corporation, general or specific action of the Board, contract or otherwise.

     10.7  INSURANCE, CONTRACTS AND FUNDING

     The corporation may maintain insurance, at its expense, to protect itself and any Director, officer, partner, trustee, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may enter into contracts with any Director, officer, partner, trustee, employee or agent of the corporation in furtherance of the provisions of this Section 10 and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this
Section 10.

     10.8  INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION

     The corporation may, by action of the Board, grant rights to indemnification and advancement of expenses to employees and agents or any class or group of employees and agents of the corporation (i) with the same scope and effect as the provisions of this Section 10 with respect to the indemnification and advancement of expenses of Directors and officers of the corporation; (ii) pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act; or (iii) as are otherwise consistent with law.

     10.9  PERSONS SERVING OTHER ENTITIES

     Any person who, while a Director, officer or employee of the corporation, is or was serving as a Director or officer of another foreign or domestic corporation of which a majority of the shares entitled to vote in the election of its Directors is held by the corporation shall be deemed to be so serving at the request of the corporation and entitled to indemnification and advancement of expenses under Sections 10.1 and 10.3 hereof.

                                   SECTION 11

                                   AMENDMENTS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation subject to approval by a majority of the Board of Directors and by the affirmative vote of the holders of not less than a majority of the outstanding shares; provided, however, the Board of Directors may not repeal or amend any bylaw that the shareholders have expressly provided may not be amended or repealed by the Board of Directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation by the affirmative vote of the holders of not less than a majority of the outstanding shares and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of not less than a majority of the outstanding shares of such class or series, voting as a separate voting group.

                                                                      APPENDIX F

           CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT
                              (DISSENTERS' RIGHTS)

23B.13.010 DEFINITIONS

     As used in this chapter:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

          (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 RIGHT TO DISSENT

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (1) A record shareholder may assert dissenters' rights as to fewer than all shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 NOTICE OF DISSENTERS' RIGHTS

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 DISSENTERS' NOTICE

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter.

23B.13.230 DUTY TO DEMAND PAYMENT

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 SHARE RESTRICTIONS

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 PAYMENT

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter.

23B.13.260 FAILURE TO TAKE ACTION

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 AFTER-ACQUIRED SHARES

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B. 13.300 COURT ACTION

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 COURT COSTS AND COUNSEL FEES

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Section 10 of the registrant's bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law.

     Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving acts or omissions, intentional misconduct by a director or knowing violations of law by a director or distributions illegal under Washington law, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Article 8 of the registrant's articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     The above discussion of Washington law and the registrant's bylaws and articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the bylaws and articles of incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


    EXHIBIT
    NUMBER                      DESCRIPTION OF DOCUMENT
    -------                     -----------------------
     2.1      Agreement and Plan of Merger, dated December 29, 1998,
              between INTERLINQ Software Corporation and Terlin, Inc.
              (attached as Appendix A to the proxy statement/prospectus).
     3.1      Articles of Incorporation of INTERLINQ Software Corporation
              (incorporated by reference to Exhibit 3.1 to the
              registrant's registration statement on Form S-1, as amended
              (Registration No. 33-59502), filed with the SEC on March 15,
              1993)
     3.2      Reverse Stock Split Amendment to Articles of Incorporation
              (attached as Appendix C to the proxy statement/prospectus)
     3.3      Post-Merger Articles of Incorporation (attached as Appendix
              D to the proxy statement/prospectus)
     3.4      Bylaws of INTERLINQ Software Corporation (incorporated by
              reference to Exhibit 3.2 to the registrant's registration
              statement on Form S-1, as amended (Registration No.
              33-59502), filed with the SEC on March 15, 1993)
     3.5      Post-Merger Bylaws (attached as Appendix E to the proxy
              statement/ prospectus)
     5.1      Opinion of Perkins Coie LLP as to legality of securities
              being registered*

    EXHIBIT
    NUMBER                      DESCRIPTION OF DOCUMENT
    -------                     -----------------------
     8.1      Opinion of Perkins Coie LLP regarding tax matters*
    10.1      Form of Voting Agreement*
    10.2      Letter Agreement, dated December 29, 1998, by and among W.R.
              Hambrecht + Co., LLC, Terlin, Inc. and INTERLINQ Software
              Corporation*
    10.3      Commitment Letter dated March 23, 1999, by and among Silicon
              Valley Bank, U.S. Bank and W.R. Hambrecht + Co.*
    23.1      Consent of Perkins Coie LLP (contained in opinions filed as
              Exhibits 5.1 and 8.1)*
    23.2      Consent of KPMG LLP
    23.3      Consent of KPMG LLP
    24.1      Power of Attorney (contained on signature page to the
              registrant's registration statement on Form S-4
              (Registration No. 333-71173) filed with the SEC on January
              26, 1999)
    99.1      Form of Proxy
    99.2      Form of Election*
    99.3      Consent of J.D. Delafield*
    99.4      Opinion of Broadview International LLC (attached as Appendix
              B to the proxy statement/prospectus)
    99.5      Board book prepared by Broadview International LLC
    99.6      Purchase price allocation for the acquisition of Logical
              Software Solutions Corporation report prepared by KPMG LLP, dated March 10, 1999.
    99.7      Operating Agreement of W.R. Hambrecht/INLQ, LLC dated as of
              April   , 1999.
    99.8      Operating Agreement of W.R. Hambrecht/INLQ Guarantors, LLC
              dated as of April   , 1999.
    99.9      Operating Agreement of W.R. Hambrecht/INLQ Management, LLC
              dated as of April   , 1999.


-------------------------
* Previously filed.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have either been incorporated by reference or have been omitted as not applicable or not required under the rules of Regulation S-X.

     (c) REPORTS, OPINIONS AND APPRAISALS OF OUTSIDE PARTIES


     The opinion of Broadview International, LLC is included as Appendix B to the proxy statement/prospectus. The report prepared by Broadview International LLC for Interlinq's board of directors is included as Exhibit 99.5.


ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 23rd day of April, 1999.


                                          INTERLINQ SOFTWARE CORPORATION


                                          By      /s/ JIRI M. NECHLEBA

                                            ------------------------------------
                                             Jiri M. Nechleba
                                             President, Chief Executive Officer
                                             and Chairman


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registrant's Registration Statement has been signed by the following persons in the capacities indicated below on the 23rd day of April, 1999.



              SIGNATURE                                 TITLE
              ---------                                 -----
         /s/ JIRI M. NECHLEBA           President, Chief Executive Officer and
--------------------------------------  Chairman of the Board (Principal
           Jiri M. Nechleba             Executive Officer)

        /s/ STEPHEN A. YOUNT*           Chief Financial Officer and Executive
--------------------------------------  Vice President, Enterprise Technology
           Stephen A. Yount             Division (Principal Financial Officer
                                        and Principal Accounting Officer)

       /s/ ROBERT J. GALLAGHER*         Director
--------------------------------------
         Robert J. Gallagher

        /s/ ROBERT W. O'REAR*           Director
--------------------------------------
           Robert W. O'Rear

        /s/ THEODORE M. WIGHT*          Director
--------------------------------------
          Theodore M. Wight


*By:     /s/ JIRI M. NECHLEBA
     -------------------------------
     Jiri M. Nechleba
     Attorney-in-fact

                               INDEX TO EXHIBITS


    EXHIBIT
    NUMBER                      DESCRIPTION OF DOCUMENT
    -------                     -----------------------
     2.1      Agreement and Plan of Merger, dated December 29, 1998,
              between INTERLINQ Software Corporation and Terlin, Inc.
              (attached as Appendix A to the proxy statement/prospectus).
     3.1      Articles of Incorporation of INTERLINQ Software Corporation
              (incorporated by reference to Exhibit 3.1 to the
              registrant's registration statement on Form S-1, as amended
              (Registration No. 33-59502), filed with the SEC on March 15,
              1993)
     3.2      Reverse Stock Split Amendment to Articles of Incorporation
              (attached as Appendix C to the proxy statement/prospectus)
     3.3      Post-Merger Articles of Incorporation (attached as Appendix
              D to the proxy statement/prospectus)
     3.4      Bylaws of INTERLINQ Software Corporation (incorporated by
              reference to Exhibit 3.2 to the registrant's registration
              statement on Form S-1, as amended (Registration No.
              33-59502), filed with the SEC on March 15, 1993)
     3.5      Post-Merger Bylaws (attached as Appendix E to the proxy
              statement/ prospectus)
     5.1      Opinion of Perkins Coie LLP as to legality of securities
              being registered
     8.1      Opinion of Perkins Coie LLP regarding tax matters
    10.1      Form of Voting Agreement*
    10.2      Letter Agreement, dated December 29, 1998, by and among W.R.
              Hambrecht + Co., LLC, Terlin, Inc. and INTERLINQ Software
              Corporation*
    10.3      Commitment Letter dated March 23, 1999, by and among Silicon
              Valley Bank, U.S. Bank and W.R. Hambrecht + Co.*
    23.1      Consent of Perkins Coie LLP (contained in opinions filed as
              Exhibits 5.1 and 8.1)*
    23.2      Consent of KPMG LLP
    23.3      Consent of KPMG LLP
    24.1      Power of Attorney (contained on signature page to the
              registrant's registration statement on Form S-4
              (Registration No. 333-71173) filed with the SEC on January
              26, 1999)
    99.1      Form of Proxy
    99.2      Form of Election*
    99.3      Consent of J.D. Delafield*
    99.4      Opinion of Broadview International LLC (attached as Appendix
              B to the proxy statement/prospectus)
    99.5      Board book prepared by Broadview International LLC
    99.6      Purchase price allocation for the acquisition of Logical
              Software Solutions Corporation report prepared by KPMG LLP, dated March 10, 1999.
    99.7      Operating Agreement of W.R. Hambrecht/INLQ, LLC dated as of
              April   , 1999.
    99.8      Operating Agreement of W.R. Hambrecht/INLQ Guarantors, LLC
              dated as of April   , 1999.
    99.9      Operating Agreement of W.R. Hambrecht/INLQ Management, LLC
              dated as of April   , 1999.


-------------------------

* Previously filed.